    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 31, 1997


                                                      REGISTRATION NO. 333-14207
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                            ------------------------

                                AMENDMENT NO. 3

                                       TO

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            ------------------------
                        HEFTEL BROADCASTING CORPORATION

             (Exact name of Registrant as specified in its charter)

                     6767 WEST TROPICANA AVENUE, SUITE 102
                            LAS VEGAS, NEVADA 89103
                                 (702) 367-3322
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                            ------------------------

           DELAWARE                          4832                         99-0113417
 (State or other jurisdiction    (Primary Standard Industrial          (I.R.S. Employer
      of incorporation or         Classification Code Number)         Identification No.)
          organization)

                            ------------------------
                                 L. LOWRY MAYS
                        HEFTEL BROADCASTING CORPORATION
                          200 CONCORD PLAZA, SUITE 600
                            SAN ANTONIO, TEXAS 78216
                                 (210) 822-2828
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                                 Copies to:
                                                                  RICHARD C. TILGHMAN, JR., ESQ.
               STEPHEN C. MOUNT, ESQ.                                STEPHEN A. RIDDICK, ESQ.
      AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.                       PIPER & MARBURY L.L.P.
               1500 NATIONSBANK PLAZA                                  CHARLES CENTER SOUTH
                 300 CONVENT STREET                                   36 SOUTH CHARLES STREET
              SAN ANTONIO, TEXAS 78205                               BALTIMORE, MARYLAND 21202

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
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     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES
     MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO
     BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                                           SUBJECT TO COMPLETION


                                                                JANUARY 31, 1997

                                3,850,000 SHARES

                        HEFTEL BROADCASTING CORPORATION

                                   [HBC LOGO]
                              CLASS A COMMON STOCK

                               ------------------

     Of the 3,850,000 shares of Class A Common Stock offered hereby, 3,500,000 are being sold by Heftel Broadcasting Corporation (the "Company") and 350,000 shares are being sold by Clear Channel Communications, Inc. ("Clear Channel"). See "Selling Shareholder." The Company will not receive any of the proceeds from the sale of shares by Clear Channel. The Class A Common Stock of the Company is traded on the Nasdaq National Market under the symbol "HBCCA." On January 30, 1997, the last reported sale price of the Class A Common Stock was $40.5625 per share. See "Price Range of Class A Common Stock."


     The Company's authorized capital stock currently includes Class A Common Stock, Class B Common Stock and Preferred Stock. The rights of holders of Class A Common Stock and Class B Common Stock are identical, except currently each share of Class B Common Stock generally entitles its holder to ten votes and each share of Class A Common Stock entitles its holder to one vote. There are no shares of Class B Common Stock outstanding. Upon consummation of the merger of the Company and Tichenor Media System, Inc., the rights of the Class B Common Stock will be amended to provide, among other things, that such shares will have no voting rights except in certain circumstances when such shares will be entitled to a class vote. See "Description of Capital Stock."

                               ------------------

      SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                               ------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------
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                                 PRICE               UNDERWRITING             PROCEEDS             PROCEEDS TO
                                   TO               DISCOUNTS AND                TO                  SELLING
                                 PUBLIC              COMMISSIONS             COMPANY(1)           SHAREHOLDER(1)
------------------------------------------------------------------------------------------------------------------
Per Share...............           $                      $                      $
------------------------------------------------------------------------------------------------------------------
Total(2)................           $                      $                      $
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

(1) Before deducting expenses payable by the Company and Clear Channel estimated
    at $          .
(2) The Company has granted to the Underwriters a 30-day option to purchase up to 525,000 additional shares of Class A Common Stock solely to cover over-allotments, if any. To the extent such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds
    to Company will be $          , $          and $          , respectively.
    See "Underwriting."
                               ------------------

     The shares of Class A Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the Class A Common Stock will be made at the offices of Alex. Brown & Sons Incorporated, Baltimore, Maryland, on or about
            , 1997.

ALEX. BROWN & SONS
       INCORPORATED
                CREDIT SUISSE FIRST BOSTON
                                LEHMAN BROTHERS
                                             MONTGOMERY SECURITIES
                                                        SMITH BARNEY INC.
               THE DATE OF THIS PROSPECTUS IS             , 1997

                             ---------------------

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE CLASS A COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS (AND SELLING GROUP MEMBERS), IF ANY, OR THEIR RESPECTIVE AFFILIATES MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE CLASS A COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

     DURING THIS OFFERING, CERTAIN PERSONS AFFILIATED WITH PERSONS PARTICIPATING IN THE DISTRIBUTION MAY ENGAGE IN TRANSACTIONS FOR THEIR OWN ACCOUNTS OR FOR THE ACCOUNTS OF OTHERS IN THE CLASS A COMMON STOCK PURSUANT TO EXEMPTIONS FROM RULES 10B-6, 10B-7, AND 10B-8 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by (i) the more detailed information appearing elsewhere in this Prospectus and in documents incorporated by reference in this Prospectus and (ii) the financial statements, including notes thereto, appearing in this Prospectus or the documents incorporated by reference into this Prospectus. Unless otherwise indicated, the information in this Prospectus assumes the Underwriters' over-allotment option is not exercised. References herein to the "Company" are to Heftel Broadcasting Corporation, a Delaware corporation, and its consolidated subsidiaries unless the context otherwise requires. References to "Clear Channel" are to Clear Channel Communications, Inc., a Texas corporation, and its consolidated subsidiaries and references to "Tichenor" are to Tichenor Media System, Inc., a Texas corporation, and its consolidated subsidiaries.

                                  THE COMPANY

     The Company is the largest Spanish language radio broadcasting company in the United States and currently owns and programs 17 radio stations, 16 of which serve five of the ten largest Hispanic markets in the United States, including Los Angeles, New York, Miami, Chicago and Dallas/Fort Worth. The Company has agreed to acquire Tichenor, the third largest Spanish language radio broadcasting company in the United States (the "Tichenor Merger"). Tichenor owns or programs 20 radio stations which serve six of the ten largest Hispanic markets in the United States, including San Francisco/San Jose, Chicago, Houston, San Antonio, McAllen/Brownsville/Harlingen and El Paso. Following the Tichenor Merger, the Company will own or program 37 radio stations in 11 markets, including stations in each of the top ten Hispanic markets in the United States.

     The Company's strategy is to own and program top performing radio stations, principally in the largest Spanish language radio markets in the United States. The top ten Hispanic markets account for approximately 17.2 million Hispanics, representing approximately 63% of the total Hispanic population in the United States. Upon completion of the Tichenor Merger, the Company will have the largest Spanish language radio station combination, as measured by audience and revenue share, in eight of the top ten Hispanic markets. Additionally, the Company will have the highest rated radio station in any format in four of the top ten Hispanic markets. The Company intends to acquire or develop additional Spanish language stations in the leading Hispanic markets.

     The following table sets forth certain information regarding the Company's radio stations owned or programmed, assuming completion of the Tichenor Merger:

 RANKING OF                                                                    NO. OF
  MARKET BY                                                                   STATIONS
  HISPANIC                                                                   -----------
POPULATION(1)                             MARKET                             AM      FM
-------------     -------------------------------------------------------    ---     ---
       1          Los Angeles............................................     1       1
       2          New York(2)............................................     3       0
       3          Miami..................................................     2       2
       4          San Francisco/San Jose.................................     0       2
       5          Chicago................................................     2       1
       6          Houston................................................     2       4
       7          San Antonio............................................     2       2
       8          McAllen/Brownsville/Harlingen..........................     1       2
       9          Dallas/Fort Worth......................................     3       3
      10          El Paso................................................     2       1
      33          Las Vegas..............................................     1       0
                                                                             ---     ---
                  Total..................................................    19      18

     --------------------

     (1) Ranking of the principal radio market served by the Company's station(s) among all U.S. radio markets by Hispanic population as reported by Strategy Research Corporation -- 1996 U.S. Hispanic Market Study.

     (2) Includes WZZU-AM serving New York which is currently not broadcasting.

     The Company believes Spanish language radio broadcasting has significant growth potential for the following reasons:

     - The Hispanic population is the fastest growing population segment in the United States and is expected to grow from an estimated 27.2 million (approximately 10.3% of the total United States population) at the end of 1995 to an estimated 30.7 million (approximately 11.3% of the total United States population) by the year 2000. These estimates imply a growth rate of approximately five times the expected growth rate for the total U.S. population during the same period.

     - Advertisers have substantially increased their use of Spanish language media in recent years. Total advertising revenues from advertising in Spanish language media rose from $166 million in 1983 to $1.06 billion in 1995. This represents a compound annual growth rate of 16.7%, which is more than double the growth rate of total advertising over the same period. Although Hispanic consumers will spend an estimated $340 billion in 1997, or 6.5% of the total consumer spending in the United States, Spanish language advertising currently represents less than 0.7% of the total advertising expenditures.

     - Advertisers have begun to target Hispanic households because they are younger and spend a greater percentage of their household income on consumer products than non-Hispanic households.

     - Hispanics have maintained strong social and cultural ties to their countries of origin, particularly in their continued use of the Spanish language. An estimated 78% of Hispanics speak at least some Spanish and approximately 40% speak it exclusively. Spanish is expected to continue to be the language of preference for Hispanics.

     - The number of Spanish language media outlets is disproportionately lower than the number of similar English language outlets. In the radio segment, there are currently approximately 465 Spanish language commercial stations, which constitute only 4% of all commercial radio stations in the United States, although the Hispanic population comprises approximately 10.3% of the United States population.

     The Company's principal executive offices are located at 6767 West Tropicana Avenue, Suite 102, Las Vegas, Nevada 89103 and the telephone number is
(702) 367-3322.

                              RECENT DEVELOPMENTS

     Clear Channel Tender Offer. Clear Channel is a diversified broadcasting company that currently owns or programs 103 radio stations and 18 television stations in 33 markets. On August 5, 1996, Clear Channel completed a tender offer and a related private purchase of stock from existing stockholders of the Company (collectively, the "Tender Offer"). As a result of the Tender Offer, Clear Channel currently owns approximately 63% of the Class A Common Stock of the Company. See "Risk Factors -- Relationship Between the Company and Clear Channel."

     The Tichenor Merger. On July 9, 1996, Clear Channel and Tichenor entered into an Agreement and Plan of Merger (the "Tichenor Merger Agreement") which, subject to the terms and conditions thereof, provides for the acquisition of Tichenor by the Company. Tichenor is a national radio broadcasting company engaged in the business of acquiring, developing and programming Spanish language radio stations in major Hispanic markets located in the United States. Currently, Tichenor owns or programs 20 radio stations serving six of the top ten Hispanic markets in the United States, including San Francisco/San Jose, Chicago, Houston, San Antonio, McAllen/Brownsville/Harlingen and El Paso.

     Pursuant to the Tichenor Merger Agreement, a newly-formed wholly owned subsidiary of the Company will merge with and into Tichenor, and Tichenor shall continue as the surviving corporation as a wholly owned subsidiary of the Company. At the time the Tichenor Merger

Agreement was executed, Clear Channel had commenced but not completed the Tender Offer. The then existing management and the Board of Directors of the Company were not involved in the negotiations concerning the acquisition of Tichenor. On August 14, 1996, after the consummation of the Tender Offer, Clear Channel offered to assign the Tichenor Merger Agreement to the Company in accordance with the Tichenor Merger Agreement, and on October 10, 1996, the current Board of Directors of the Company approved the Tichenor Merger and the assignment to the Company of the Tichenor Merger Agreement. In approving the Tichenor Merger, the Company considered, among other things, the strength of the combined management of the Company and Tichenor; the marketing and operating benefits of the expansion of the Company's presence into each of the top ten Hispanic markets; and the benefits of diversifying the Company's operations thereby reducing its reliance on any individual market.

     Pursuant to the Tichenor Merger Agreement, the shareholders and warrant holders of Tichenor, including Clear Channel, will receive an aggregate of 5,689,878 shares of Common Stock and approximately $3.4 million in cash. Upon consummation of the Tichenor Merger, the former shareholders and warrant holders of Tichenor, other than Clear Channel, will own 5,559,464 shares of the Class A Common Stock of the Company, representing approximately 42% of the total outstanding Class A Common Stock of the Company on a fully diluted basis, assuming completion of this offering. The Company will also assume Tichenor's outstanding debt, which was approximately $71.3 million on September 30, 1996. In addition, pursuant to the Tichenor Merger Agreement, Clear Channel will convert all of its shares of Class A Common Stock and shares of common stock of Tichenor into 7,078,235 shares of Class B Common Stock that will be amended to, among other things, not have any voting rights except as specifically provided for in the charter or as otherwise required by law ("Nonvoting Common Stock"). As used herein, the term "Common Stock" prior to the consummation of the Tichenor Merger shall mean the Company's Class A Common Stock and the existing Class B Common Stock (none of which is currently outstanding) and, upon consummation of the Tichenor Merger, shall mean the Company's Class A Common Stock and the Nonvoting Common Stock.

     The Tichenor Merger requires the approval of the Federal Communications Commission ("FCC"), which was obtained on January 7, 1997. In order to comply with the FCC's cross-interest policy, the FCC's approval was conditioned upon Clear Channel owning no more than 33 1/3% of the total outstanding Common Stock within six months following consummation of the Tichenor Merger (the "FCC Approval Condition"). The FCC's cross-interest policy bars a party which holds an attributable interest in one or more radio stations in a market from having a "meaningful relationship" with another radio station in that market. A "meaningful relationship" is construed by the FCC to include a non-voting equity position in excess of 33 1/3% of the total outstanding Common Stock. After consummation of the Tichenor Merger and this offering, Clear Channel will own approximately 34% of the Common Stock (approximately 33% if the Underwriters' over-allotment option is exercised in full). See "Risk Factors -- Shares Eligible for Future Sale" and "Shares Eligible for Future Sale." The FCC's approval is also subject to the outcome of a broadcast attribution rulemaking in which the FCC is considering the circumstances under which it might attribute otherwise nonattributable equity interests in a licensee.

     A party wishing to contest the FCC's approval may do so during a thirty day period commencing on the date public notice is given of the approval. The FCC may reconsider its approval on its own motion for an additional ten days thereafter. Public notice is expected shortly. The Tichenor Merger may be consummated during these periods unless the FCC stays the effectiveness of its approval. A formal petition to deny the Tichenor Merger was denied by the FCC on January 7, 1997.

     The consummation of the Tichenor Merger is also subject to the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). The Antitrust Division of the Department of Justice (the "Antitrust Division") commenced an investigation of the Tichenor Merger but declined to pursue any enforcement action. By letter dated December 4, 1996, the Federal Trade Commission ("FTC") informed the Company that the Company had been granted early termination of the applicable waiting period under the HSR Act.

     Upon consummation of the Tichenor Merger, McHenry T. Tichenor, Jr. will enter into an employment agreement to serve as Chairman, President and Chief Executive Officer of the Company for a five year term. Mr. Tichenor is currently the President and Chief Executive Officer of Tichenor. The Tichenor Merger Agreement also provides that following the consummation of the Tichenor Merger, five designees of Tichenor shall constitute the entire Board of Directors of the Company. Subsequent to the Tichenor Merger, Clear Channel will have no overlapping officers or directors with the Company. See
"Management -- Management of the Company Following the Tichenor Merger."

     The Tichenor Merger will be accounted for using the purchase method of accounting.

     The Tichenor Merger is subject to a number of conditions, including regulatory approval, and the approval of the Company's existing holders of Class A Common Stock with respect to certain matters relating to the Tichenor Merger, and will not be consummated prior to the closing of this offering (the "Offering"). It is not anticipated that purchasers of the Company's Class A Common Stock in the Offering will be entitled to vote on matters relating to the Tichenor Merger. See "Risk Factors -- Tichenor Merger" and "The Tichenor Merger."


     KSCA Option. Clear Channel and Golden West Broadcasters, a California corporation ("Golden West"), have entered into an Option Agreement, dated as of December 23, 1996 (the "Option Agreement"), pursuant to which Golden West granted to the Company (as assignee of Clear Channel) the option to purchase all of the assets used or held for use in connection with the operation of KSCA
(FM), Glendale, California ("KSCA"), including, without limitation, all FCC licenses for such station (the "KSCA Assets"), on the terms and conditions of an Asset Purchase Agreement attached as an exhibit to the Option Agreement (the "Purchase Agreement"). Clear Channel assigned its rights under the Option Agreement to the Company pursuant to an Assignment and Assumption Agreement, dated as of January 2, 1997, among the Company, Clear Channel and Tichenor (the "KSCA Assignment Agreement"). The option is exercisable upon the death of Gene Autry, the indirect principal stockholder of Golden West. The Option Agreement has an initial term which expires on December 30, 1997. However, the Option Agreement terminates if the Company fails to pay to Golden West $10.0 million within five business days after termination or expiration of the waiting period under the HSR Act, which was received on January 28, 1997. The Company currently intends to make the $10.0 million payment under the Option Agreement on or before February 4, 1997. The Option Agreement is renewable for additional one-year terms provided the Company pays to Golden West an additional $3.0 million on or before the expiration date for the one-year option period then in effect. Once the option under the Option Agreement is exercised, the Option Agreement remains in effect without the need to make any further $3.0 million payments. The $10.0 million payment and any additional $3.0 million payments (the "Option Payments") will be applied against the purchase price for the KSCA Assets, if the sale of the KSCA Assets is consummated. If the sale of the KSCA Assets is not consummated, Golden West is obligated to refund to the Company a portion of the Option Payments only under certain circumstances.


     Under the Purchase Agreement, the purchase price for the KSCA Assets is the greater of (a) $112.5 million, or (b) the sum of (i) $105.0 million, plus (ii) an amount equal to $13,698.63 per day during the term of the KSCA Time Brokerage Agreement (as hereinafter defined), which daily amount is subject to reduction if the Company is unable to broadcast its programming on KSCA under the KSCA Time Brokerage Agreement. Consummation of the sale of the KSCA Assets under the Purchase Agreement will be subject to a number of conditions, including the FCC's approval of the transfer of the FCC licenses for KSCA to the Company.

     Concurrent with the execution of the Option Agreement, Clear Channel and Golden West entered into a Time Brokerage Agreement, dated as of December 23, 1996, for KSCA (the "KSCA Time Brokerage Agreement"). Clear Channel assigned its rights under the KSCA Time Brokerage

Agreement to the Company pursuant to the KSCA Assignment Agreement. The Company will begin providing programming under the KSCA Time Brokerage Agreement no later than February 18, 1997.



     Pursuant to the requirements of the HSR Act, on January 6, 1997, the ultimate parent entity of each of Golden West and the Company filed a Notification and Report Form with respect to the Option Agreement, the purchase of the KSCA Assets under the Purchase Agreement and the KSCA Time Brokerage Agreement with the Antitrust Division and the FTC. Early termination of the waiting period under the HSR Act was received on January 28, 1997.


     Financial Matters. As a result of and in connection with the completion of the Tender Offer and certain other events and transactions, the Company incurred certain one-time restructuring charges and recognized other losses during the quarter ended September 30, 1996 totaling approximately $44.6 million, before tax benefits, including $16.2 million of non-cash charges. Such charges consist of approximately $25.1 million relating to the Tender Offer (including $18.8 million incurred in connection with employment contract settlements with former senior executives of the Company), $7.5 million relating to the Company refinancing its credit agreement and $8.1 million relating to the discontinued operations of the radio network owned by Spanish Coast-to-Coast, Ltd., a wholly owned subsidiary of the Company doing business as Cadena Radio Centro ("CRC"). The remainder of the charges relate to the cost to close and dispose of duplicate facilities and severance payments.

                                  THE OFFERING

Class A Common Stock offered by the
  Company...........................      3,500,000 shares

Class A Common Stock offered by
Clear Channel.......................       350,000 shares

Common Stock to be outstanding after
the Offering........................     15,047,731 shares of Class A Common
                                           Stock

                                                    0 shares of Class B Common
                                           Stock

Common Stock to be outstanding after
the Offering and after the
  consummation of the Tichenor
  Merger............................     13,659,374 shares of Class A Common
                                           Stock

                                         7,078,235 shares of Nonvoting Common
                                           Stock(1)

                                         20,737,609 shares of Common Stock

Use of proceeds.....................     To reduce borrowing under the Credit
                                         Agreement (as defined herein). Such
                                         funds may be subsequently re-borrowed
                                         for general corporate purposes,
                                         including working capital and possible
                                         acquisitions of radio stations. See
                                         "Use of Proceeds."

Nasdaq National Market symbol.......     HBCCA
---------------

(1) Pursuant to a Second Amended and Restated Articles of Incorporation to be filed by the Company immediately prior to the completion of the Tichenor Merger, the Class B Common Stock authorized at the time of the Offering will be amended to become Nonvoting Common Stock. See "Description of Capital Stock."

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                 (Dollars in thousands, except per share data)


                                                                                                      COMPANY PRO
                                                                                                         FORMA
                                                                                                          AS
                                                                                                      ADJUSTED(1)
                                                                                                     -------------
                                                                    YEARS ENDED SEPTEMBER 30,         YEAR ENDED
                                                               -----------------------------------   SEPTEMBER 30,
                                                                1994(2)     1995(3)      1996(3)         1996
                                                               ---------   ----------   ----------   -------------
STATEMENT OF OPERATIONS DATA:
  Net broadcasting revenues.................................   $  27,433   $   64,160   $   71,732    $  119,747
  Station operating expenses................................      15,345       43,643       48,896        85,479
  Corporate expenses........................................       3,454        4,720        5,072         6,495
  Depreciation and amortization.............................       1,906        3,344        5,140        16,393
                                                               ---------   ----------   ----------    ----------
    Total operating expenses................................      20,705       51,707       59,108       108,367
                                                               ---------   ----------   ----------    ----------
  Operating income..........................................       6,728       12,453       12,624        11,380
  Other income (expense):
    Interest expense, net...................................      (2,997)      (6,389)     (11,034)       (7,368)
    Income in equity of joint venture(4)....................         616           --           --            --
    Loss on retirement of debt..............................      (1,738)          --       (7,461)       (7,461)
    Restructuring charges...................................          --           --      (29,011)      (29,011)
    Other expenses, net.....................................      (1,407)        (428)      (1,671)       (1,875)
                                                               ---------   ----------   ----------    ----------
    Total other income (expense)............................      (5,526)      (6,817)     (49,177)      (45,715)
                                                               ---------   ----------   ----------    ----------
  Income (loss) before minority interest and provision for
    income taxes............................................       1,202        5,636      (36,553)      (34,335)
  Minority interest in Viva Media(4)........................        (351)      (1,167)          --            --
  Provision for income taxes................................        (100)        (150)         (65)        3,690
                                                               ---------   ----------   ----------    ----------
  Income (loss) from continuing operations..................         751        4,319      (36,618)   $  (30,645)
                                                                                                      ==========
  Loss from discontinued operations(5)......................        (285)        (626)      (9,988)
                                                               ---------   ----------   ----------
  Net income (loss).........................................   $     466   $    3,693   $  (46,606)
                                                               =========   ==========   ==========
  Income (loss) from continuing operations per common and
    common equivalent share.................................   $     .14   $      .40   $    (3.56)   $    (1.57)
                                                               =========   ==========   ==========    ==========
  Net income (loss) per common and common equivalent
    share...................................................   $     .05   $      .34   $    (4.53)
                                                               =========   ==========   ==========
  Weighted average common shares and common share
    equivalents outstanding.................................   5,384,678   10,805,346   10,294,967    19,484,845
                                                               =========   ==========   ==========    ==========
OTHER OPERATING DATA:
  Broadcast cash flow(6)....................................   $  12,088   $   20,517   $   22,836    $   34,268



                                                                                          SEPTEMBER 30, 1996
                                                                                       -------------------------
                                                                                                         PRO
                                                              SEPTEMBER 30,                             FORMA
                                                      ------------------------------       AS            AS
                                                        1994       1995       1996     ADJUSTED(7)   ADJUSTED(8)
                                                      --------   --------   --------   -----------   -----------
BALANCE SHEET DATA:
  Cash and cash equivalents........................   $ 10,219   $  5,404   $  5,132    $  5,451      $  6,529
  Working capital..................................     18,366     14,967      7,168       7,487        12,405
  Net intangible assets............................     70,528    109,253    121,742     121,742       418,722
  Total assets.....................................    113,353    151,637    165,751     166,070       485,789
  Long-term debt, less current portion(9)..........     58,472     95,937    136,126       1,126        72,377
  Stockholders' equity.............................     44,436     43,581     12,101     147,420       335,593

---------------

(1) The unaudited pro forma condensed consolidated statements of operations for the year ended September 30, 1996 assume the Transactions (as defined herein) and the Tender Offer occurred on October 1, 1995. The pro forma information does not purport to present the actual financial position or results of operations of the Company had the Transactions and the Tender Offer actually occurred on the date specified, nor is it necessarily indicative of the results of operations that may be achieved in the future. See "The Tichenor Merger," "Notes to Unaudited Pro Forma Condensed Consolidated Financial Information" and the Financial Statements and the Notes thereto for each of the Company, Tichenor and the Tichenor Acquisitions included elsewhere in this Prospectus or incorporated herein by reference.

(2) During August 1994, the Company completed three separate business acquisitions and began consolidating its previously unconsolidated investment in Viva America Media Group, a Florida general partnership ("Viva Media"). Total net revenues and net income (loss), adjusted for interest expense on retired debt, relating to these acquisitions and transactions from the respective dates of these transactions to September 30, 1994 were approximately $5,488,000 and $(80,000), respectively.

(3) During fiscal 1995, the Company completed several radio station acquisitions. Due to the financial effects of these transactions, the results of operations for 1996 reflect a full fiscal year of operations for these radio stations compared to a partial fiscal year in 1995. Consequently, the results of operations for the years ended September 30, 1995 and 1996 are not entirely comparable.

(4) Effective August 20, 1994, the Company began accounting for its 49% interest in Viva Media on a consolidated basis. Accordingly, Viva Media's results of operations are included in the consolidated financial statements for the period from August 20, 1994 through September 30, 1994, and for each of the fiscal years ended September 30, 1995 and 1996. Prior to August 20, 1994, the accounts and results of operations of Viva Media were accounted for using the equity method of accounting.

(5) The Company's Board of Directors approved a plan to discontinue the operations of the radio network owned by CRC, effective August 5, 1996. The total loss relating to the discontinued operations of CRC for fiscal 1996 was approximately $10 million, and has been accounted for as discontinued operations. Accordingly, the results of operations for CRC for prior years have been reclassified to conform to the current year presentation. CRC intends to fulfill its contractual program obligations and is expected to cease operating by early 1997.

(6) Data on station operating income excluding corporate expenses, depreciation and amortization (commonly referred to as "broadcast cash flow"), although not calculated in accordance with generally accepted accounting principles, is widely used in the broadcast industry as a measure of a broadcasting company's operating performance. Nevertheless, this measure should not be considered in isolation or as a substitute for operating income, cash flows from operating activities or any other measures for determining the Company's operating performance or liquidity, which are calculated in accordance with generally accepted accounting principles.


(7) As adjusted to give effect to the Offering (at an assumed offering price of $40.5625 per share) and the application of the estimated net proceeds therefrom as if the Offering had been consummated on September 30, 1996.



(8) Pro forma as adjusted to give effect to the Transactions, including the Offering (at an assumed offering price of $40.5625 per share) and the application of the estimated net proceeds therefrom, as if they had been consummated on September 30, 1996. The effect of the Tichenor Merger is based on preliminary purchase price allocations. The pro forma information does not purport to present the actual financial position of the Company had the Transactions actually occurred on the date specified. See "The Tichenor Merger," "Use of Proceeds," "Capitalization" and the Financial Statements and Notes thereto for each of the Company, Tichenor and the Tichenor Acquisitions included elsewhere in this Prospectus or incorporated herein by reference.


(9) Long-term debt, less current portion, excludes other non-current obligations of the Company ($1,533,000 at September 30, 1996.)

                                  RISK FACTORS

     In addition to the other information contained or incorporated herein by reference in this Prospectus, the following risk factors should be considered carefully in evaluating an investment in the Class A Common Stock offered by this Prospectus.

     Recent Change of Control. On August 5, 1996, Clear Channel acquired a controlling interest in the Company and replaced the previous Board of Directors with its own slate of directors. The new management team of the Company may have different operating and strategic philosophies than its predecessor which may take time to integrate into the existing business. There can be no assurance that such integration will not adversely affect the operations of the Company.

     Tichenor Merger. Consummation of the Tichenor Merger is subject to numerous conditions, including without limitation, the approval by the existing holders of the Company's Class A Common Stock with respect to certain matters related to the Tichenor Merger and the non-occurrence of any material adverse event with respect to the Company or Tichenor. See "The Tichenor Merger." Therefore, there can be no assurance that the Tichenor Merger will be consummated in a timely manner or on the terms described herein, if at all.

     Antitrust Matters. An important element of the Company's growth strategy involves the acquisition of additional radio stations, most of which are likely to require preacquisition antitrust review by the FTC and the Antitrust Division. Following passage of the Telecommunications Act of 1996 (the "1996 Act"), the Antitrust Division has become more aggressive in reviewing proposed acquisitions of radio stations and radio station networks, particularly in instances where the proposed acquiror already owns one or more radio stations in a particular market and the acquisition involves another radio station in the same market. Recently, the Antitrust Division has obtained consent decrees requiring an acquiror to dispose of at least one radio station in a particular market where the acquisition otherwise would have resulted in a concentration of market share by the acquiror. Although the Antitrust Division reviewed the antitrust implications of the Tichenor Merger and decided not to undertake any enforcement action, there can be no assurance that the Antitrust Division or the FTC will not seek to bar the Company from acquiring additional radio stations in a market where the Company's existing stations already have a significant market share.

     Concentration of Cash Flow from Los Angeles Stations. Broadcast cash flow generated by the Company's Los Angeles stations accounted for approximately 68% of the Company's broadcast cash flow for the year ended September 30, 1996. On a pro forma basis, assuming the Tichenor Merger had occurred on October 1, 1995, the Company's Los Angeles stations would have accounted for 46% of the Company's broadcast cash flow for the year ended September 30, 1996. Increased competition for advertising dollars with other radio stations and communications media in the Los Angeles metropolitan area, both generally and relative to the broadcasting industry, increased competition from a new format competitor and other competitive and economic factors could cause a decline in revenue from the Company's Los Angeles stations. A significant decline in the revenue of the Los Angeles stations could have a material adverse effect on the Company's overall results of operations and broadcast cash flow.


     Financial Leverage; Pledge of Assets. After giving effect to the Offering (at an assumed offering price of $40.5625 per share) and application of the net proceeds therefrom as set forth in "Use of Proceeds" and the consummation of the Tichenor Merger, the Company's total long-term debt, excluding other non-current obligations, would have been approximately $72.4 million at September 30, 1996. There can be no assurance that the Company will have sufficient cash flow to satisfy its future debt service requirements, particularly if there is a downturn in the operating performance of its radio stations or in economic conditions.


     Stock and partnership interests of the Company's subsidiaries are pledged to secure the Company's obligations under the Credit Agreement dated August 5, 1996, among the Company, the lenders signatory thereto and NationsBank of Texas, N.A., as agent (the "Credit Agreement"). The

Credit Agreement contains various financial and operational covenants and other restrictions with which the Company must comply, including limitations on capital expenditures and the incurrence of additional indebtedness, prohibitions on the payment of cash dividends and the redemption or repurchase of capital stock of the Company and restrictions on the use of borrowings. The Credit Agreement may adversely affect the Company's ability to pursue its strategy of further growth through acquisitions. After giving effect to the application of the proceeds from the Offering and the consummation of the Tichenor Merger, the Company will have approximately $82.6 million available under the Credit Agreement for future borrowings.


     Integration of the Business of the Company and Tichenor. The Tichenor Merger involves the integration of two companies that have previously operated independently. As soon as practicable following the Tichenor Merger, the Company intends to integrate certain aspects of the operations of Tichenor. However, there can be no assurance that the Company will successfully integrate the operations of Tichenor with those of the Company or that all of the benefits expected from such integration will be realized. Any delays or unexpected costs incurred in connection with such integration could have an adverse effect on the Company's business, operating results or financial position. Additionally, there can be no assurance that the operations, management and personnel of the two companies will be compatible or that the Company or Tichenor will not experience the loss of key personnel. Furthermore, upon consummation of the Tichenor Merger, a new management team will be formed. The new management team of the Company may have different operating and strategic philosophies which may take time to integrate into the existing business. There can be no assurance that such integration will not adversely affect the operations of the Company. See "Management -- Management of the Company Following the Tichenor Merger."

     Control by the Tichenor Family. Following the completion of the Offering and the consummation of the Tichenor Merger, the Tichenor Family (as hereinafter defined) will have voting control over approximately 33% of the shares of Class A Common Stock. See "The Tichenor Merger." This will enable the Tichenor Family to exert significant influence in electing the Board of Directors and over other management decisions. In any event, pursuant to the Tichenor Merger Agreement, upon consummation of the Tichenor Merger, designees of Tichenor will constitute the entire Board of Directors of the Company. See "The Tichenor
Merger -- Tichenor Family Ownership" and "Management -- Management of the Company Following the Tichenor Merger."

     Growth Through Future Acquisitions; Capital Requirements. One of the Company's growth strategies is to acquire additional radio stations. There can be no assurance that the Company will be able to complete any further acquisitions or, if completed, that such acquired radio stations can be operated profitably or assimilated into the Company's business structure in the manner desired by the Company's management. Entities acquired by the Company may have liabilities for which the Company may become responsible. Additional debt or equity financing may be required in order to complete future acquisitions, and there can be no assurance that the Company will be able to obtain such financing. The Company may acquire stations which have not previously broadcast Spanish language programming. In converting these stations to a Spanish language format, revenue and cash flow from station operations generated prior to the conversion may not be indicative of future financial performance. Furthermore, such conversions may result in significant operating losses for an undetermined period of time.

     Government Regulation of Broadcasting Industry. The domestic broadcasting industry is subject to extensive federal regulation which, among other things, requires approval by the FCC for the issuance, renewal, transfer and assignment of broadcasting station operating licenses and limits the number of broadcasting properties the Company may acquire. The 1996 Act, which became law on February 8, 1996, creates significant new opportunities for broadcasting companies but also creates uncertainties as to how the FCC and the courts will enforce and interpret the 1996 Act.

     The Company's business will continue to be dependent upon acquiring and maintaining broadcasting licenses issued by the FCC, which are currently issued for a term of seven years (the

1996 Act authorizes the FCC to extend the license term to eight years, but this provision has not yet been implemented). There can be no assurance that pending or future renewal applications will be approved, or that renewals will not include conditions or qualifications that could adversely affect the Company's operations. Moreover, governmental regulations and policies may change over time and there can be no assurance that such changes would not have a material adverse impact upon the Company's business, financial position and results of operations.

     In addition, the FTC and the Antitrust Division have been reviewing media acquisitions, including radio station acquisitions, to determine whether they are in compliance with antitrust laws, even in situations in which the acquisition conforms with the ownership restrictions of the 1996 Act. See
"-- Antitrust Matters."

     Competition. Broadcasting is a highly competitive business. The Company's radio stations compete for audiences and advertising revenues with other radio stations of all formats, as well as with other media, such as newspapers, magazines, television, cable television, outdoor advertising and direct mail, within their respective markets. Audience ratings and market shares are subject to change and any adverse change in a particular market could have a material adverse effect on the revenue of stations located in that market. Future operations are further subject to many variables which could have an adverse effect upon the Company's financial performance. These variables include economic conditions, both general and relative to the broadcasting industry; shifts in population and other demographics; the level of competition for advertising dollars with other radio stations and other entertainment and communications media; fluctuations in operating costs; technological changes and innovations; changes in labor conditions; and changes in governmental regulations and policies and actions of federal regulatory bodies, including the FCC. Although the Company believes that each of its stations is able to compete effectively in its respective market, there can be no assurance that any such station will be able to maintain or increase its current audience ratings and advertising revenues. Radio stations can quickly change formats. Any radio station currently broadcasting in either English or Spanish could shift its format to duplicate the format of any of the Company's stations. If a station converted its programming to a format similar to that of a station owned by the Company, the ratings and broadcast cash flow of the Company's station could be adversely affected.

     New Technologies. The FCC is considering ways to introduce new technologies to the radio broadcast industry, including satellite and terrestrial delivery of digital audio broadcasting and the standardization of available technologies which significantly enhance the sound quality of AM broadcasts. The Company is unable to predict the effect any such new technology will have on the Company's financial condition or results of operations. In addition, cable television operators are introducing a new service commonly referred to as "cable radio" which provides cable television subscribers with several high-quality channels of music, news and other information, and direct satellite broadcast television companies are supplying subscribers with several high quality music channels.

     Uncertainty as to Market Price of the Class A Common Stock. Because the market price of the Class A Common Stock is subject to fluctuation, the market value of the shares of the Class A Common Stock may increase or decrease prior to and following the consummation of the Offering. There can be no assurance that at or after the consummation of the Offering the shares of the Class A Common Stock will trade at the prices at which such shares have traded in the past. The prices at which the Class A Common Stock trades after the consummation of the Offering may be influenced by many factors, including the liquidity of the Class A Common Stock, investor perceptions of the Company and the radio broadcasting industry, the operating results of the Company, the Company's dividend policy, possible future changes in regulation of the radio broadcasting industry and general economic and market conditions.

     Relationship Between the Company and Clear Channel.

          Control by Clear Channel. Following the completion of the Offering, Clear Channel will have voting control over approximately 46.2% of the shares of Class A Common Stock. This will enable Clear Channel to exert significant influence in electing the Board of Directors and over other management decisions.

          Future Sales of Common Stock. Upon consummation of the Tichenor Merger and the Offering, Clear Channel will own approximately 34% of the outstanding Common Stock of the Company on a fully diluted basis (approximately 33% if the Underwriters' over-allotment option is exercised in full). If the Underwriters' over-allotment option is not exercised in full, Clear Channel would be required to sell up to 165,699 shares of Common Stock within six months of the consummation of the Tichenor Merger. Any sale of shares of Common Stock owned by Clear Channel could adversely affect the market price for the Common Stock and could impair the ability of the Company to raise money in the equity markets. Clear Channel has indicated to the Company that it does not currently intend to sell any of its shares of the Company's Common Stock (except as may be necessary to meet the FCC Approval Condition). In addition, pursuant to a Stockholders Agreement to be entered into in connection with the consummation of the Tichenor Merger and an agreement with the Underwriters in connection with the Offering, Clear Channel has agreed not to sell any shares of the Company's Common Stock for 180 days from the effective date of the Tichenor Merger, except as may be necessary to meet the FCC Approval Condition, and for 90 days from the closing of the Offering, respectively. However, there can be no assurances that Clear Channel will not sell any of such shares in the future or that any such contractual restrictions will not be waived.

          Ownership of Nonvoting Common Stock. Following the consummation of the Tichenor Merger, Clear Channel will own no shares of Class A Common Stock and thus will not be entitled to vote in the election of the Company's directors, although Clear Channel will own all of the outstanding shares of the Company's Nonvoting Common Stock, which will have a class vote on certain matters, including the sale of all or substantially all of the assets of the Company, any merger or consolidation involving the Company where the stockholders of the Company immediately prior to the transaction would not own at least 50% of the capital stock of the surviving entity, any reclassification, capitalization, dissolution, liquidation or winding up of the Company, the issuance of any shares of Preferred Stock by the Company, the amendment of the Company's Certificate of Incorporation in a manner that adversely affects the rights of the holders of Nonvoting Common Stock, the declaration or payment of any non-cash dividends on the Company's Common Stock or any amendment to the Company's Certificate of Incorporation concerning the Company's capital stock. Furthermore, shares of Nonvoting Common Stock will be readily convertible into shares of Class A Common Stock, subject to any necessary FCC consents. These provisions relating to the Nonvoting Common Stock could have the effect of delaying or preventing a change in control of the Company, thereby possibly having the effect of depriving stockholders of the opportunity to receive a premium for their shares. Such provisions could also have the effect of making the Company less attractive to a potential acquirer and could result in holders of Class A Common Stock receiving less consideration upon a sale of their shares than might otherwise be available in the event of a takeover attempt. See "Description of Capital Stock."

          Potential Conflicts of Interest. The nature of the respective businesses of the Company and Clear Channel gives rise to potential conflicts of interest between the two companies. The Company and Clear Channel are each engaged in the radio broadcasting business in Miami, and as a result, they are competing with each other for advertising revenues. Upon consummation of the Tichenor Merger, the Company and Clear Channel will begin competing with each other in additional markets. In addition, conflicts could arise with respect to transactions involving the purchase or sale of radio broadcasting companies, particularly Spanish language radio broad-casting companies, the issuance of additional shares of Common Stock, or the payment of dividends by the Company.

          Clear Channel has advised the Company that it does not currently intend to engage in the Spanish language radio broadcasting business, other than through its ownership of shares in the Company. However, circumstances could arise that would cause Clear Channel to engage in the Spanish language broadcasting business. For example, opportunities could arise which would require greater financial resources than those available to the Company or which are located in areas in which the Company does not intend to operate. Thus, although Clear Channel has no current intention to do so, there can be no assurance that it will not engage in the Spanish language broadcasting business. In addition, as part of Clear Channel's overall acquisition strategy, Clear Channel may from time to time acquire Spanish language radio broadcasting companies individually or as part of a larger group and thereafter engage in the Spanish language radio broadcasting business. Such activities could directly or indirectly compete with the Company's business.

          Tichenor Loan Agreement. Concurrent with the execution of the Tichenor Merger Agreement, Clear Channel and a subsidiary of Tichenor entered into a Loan Agreement (the "Tichenor Loan Agreement"), pursuant to which Clear Channel loaned a Tichenor subsidiary $40.0 million to finance the acquisition of two radio stations and related assets in the San Francisco/San Jose market. The loan is secured by all of the outstanding stock of a subsidiary of the borrower which holds the radio licenses for the two radio stations in San Francisco. The loan is guaranteed by Tichenor, and the guaranty is secured by all of the outstanding stock of the borrower. The loan and the guaranty will remain an obligation of the Tichenor subsidiary and Tichenor, respectively, following the acquisition of Tichenor by the Company pursuant to the Tichenor Merger. Although the Company will not assume or otherwise have any obligations with respect to the loan or the guaranty, potential conflicts of interest could arise between the Company, as the indirect sole stockholder of the Tichenor subsidiary, and Clear Channel, as a creditor. Following the Tichenor Merger, the Company may refinance all or a part of its consolidated indebtedness, including the loan to the Tichenor subsidiary. There can be no assurance, however, that any such refinancing will be consummated, or if consummated, that the terms thereof will be as favorable as those of the Clear Channel loan.

     Shares Eligible for Future Sale. The 3,850,000 shares of Class A Common Stock sold in the Offering will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), unless acquired by "affiliates" (as defined in Rule 144 promulgated by the Securities and Exchange Commission under the Securities Act ("Rule 144")). 3,679,952 of the currently outstanding shares of Class A Common Stock are freely tradeable without restriction or further registration under the Securities Act, unless acquired by "affiliates." Beginning 90 days after the date of this Prospectus, approximately 2,566,108 of the currently outstanding shares of Class A Common Stock owned by Clear Channel will be eligible for sale in the public market, although they will remain subject to the volume and other limitations (other than the two year holding period) of Rule 144; provided, however, as long as the Registration Statement on Form S-3 declared effective on February 26, 1996 remains in effect, subject to any contractual limitations, Clear Channel may sell 2,156,799 of such shares without regard to any limitations contained in Rule 144. Clear Channel has indicated to the Company that it does not currently intend to sell any shares of the Company's Common Stock except as may be necessary to meet the FCC Approval Condition. See "Shares Eligible for Future Sale."

     Dilution. Persons purchasing shares of Class A Common Stock at the offering price will incur immediate dilution in net tangible book value per share of the common stock. As of September 30, 1996, the deficit in net tangible book value of the common stock was approximately $109.6 million, or $9.49 per share. The deficit in net tangible book value per share represents the amount of total tangible assets of the Company less total liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the sale of the 3,500,000 shares of Class A Common Stock offered hereby by the Company (at an assumed offering price of $40.5625 per share) and the application of the estimated net proceeds thereof as described in "Use of Proceeds" (after deducting underwriting discounts and commissions and estimated offering expenses), the as adjusted net tangible book value of the common stock at September 30, 1996 would have been approximately $1.71 per share. This represents an immediate increase in net tangible book value per share of $11.20 to existing stockholders and an immediate net tangible book value dilution per share of $38.86 to investors purchasing shares in the Offering. Net tangible book value dilution per share represents the difference between the amount per share paid by new investors in the Offering and the as adjusted deficit in net tangible book value per share after the Offering.


     Forward-Looking Statements. This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act. Discussions containing such forward-looking statements may be found in the material set forth under "Summary," "The Tichenor Merger" and "The Company," as well as within the Prospectus generally. In addition, when used in this Prospectus, the words "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially from those described in the forward-looking statements as a result of the risk factors set forth herein and the matters set forth in the Prospectus generally. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances. The Company cautions the reader, however, that this list of risk factors may not be exhaustive.

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of 3,500,000 shares of Class A Common Stock offered hereby by the Company at an assumed public offering price of $40.5625 per share (after deducting underwriting discounts and commissions and estimated offering expenses) are estimated to be approximately $135.3 million ($155.6 million if the Underwriters' over-allotment option is exercised in full). The Company will use substantially all of the net proceeds to repay borrowings outstanding under the Credit Agreement. Upon repayment of such borrowings, the amount repaid will become available to the Company for reborrowing under the Credit Agreement for general corporate purposes, including working capital and possible acquisitions of additional broadcast properties, including the Tichenor Merger. Borrowings under the Credit Agreement bear interest at a floating rate based on either (i) the London Interbank Offered Rate ("LIBOR") for deposits in United States dollars, or (ii) the higher of the agent bank's prime rate plus an incremental rate or the federal funds rate plus an incremental rate. The average interest rate for borrowings under the Credit Agreement as of September 30, 1996, was 7.315%. Principal outstanding under the Credit Agreement is due in January 1998. The Company regularly reviews potential acquisitions of radio stations. The Company will not receive any of the proceeds from the sale of shares by Clear Channel.

                      PRICE RANGE OF CLASS A COMMON STOCK

     The Class A Common Stock is traded on the Nasdaq National Market under the symbol "HBCCA." The following table sets forth for each of the quarters in the fiscal years ended September 30, 1995 and 1996 and the first and second quarter of fiscal 1997 the high and low closing sale prices per share as reported by the Nasdaq National Market.


                                                               HIGH     LOW
                                                              ------   ------
FISCAL YEAR 1995
  First Quarter.............................................  $16.00   $ 9.50
  Second Quarter............................................   13.88    10.00
  Third Quarter.............................................   15.75    10.13
  Fourth Quarter............................................   21.75    15.25
FISCAL YEAR 1996
  First Quarter.............................................  $19.50   $14.75
  Second Quarter............................................   21.00    15.25
  Third Quarter.............................................   29.88    19.50
  Fourth Quarter............................................   43.63    28.25
FISCAL YEAR 1997
  First Quarter.............................................  $47.75   $30.75
  Second Quarter (through January 30, 1997).................  $46.50   $31.75


                                DIVIDEND POLICY

     The Company has never paid a cash dividend on its Common Stock and does not anticipate paying cash dividends in the foreseeable future. The Company intends to retain any earnings for use in the growth of its business. The Company currently is prohibited from paying any cash dividends on its capital stock under the Credit Agreement.

                                 CAPITALIZATION


     The following table sets forth, as of September 30, 1996, (a) the actual capitalization of the Company, (b) the capitalization of the Company as adjusted to reflect the sale of the 3,500,000 shares of Class A Common Stock offered hereby by the Company at an assumed offering price of $40.5625 per share (after deducting the underwriting discounts and commissions and estimated offering expenses) and the application of the estimated net proceeds therefrom as set forth in "Use of Proceeds" and (c) the pro forma capitalization of the Company to reflect the Transactions (as defined herein), as if they had occurred on September 30, 1996.



                                                                   SEPTEMBER 30, 1996
                                                           -----------------------------------
                                                                          AS        PRO FORMA
                                                            ACTUAL     ADJUSTED    AS ADJUSTED
                                                           --------    --------    -----------
                                                                 (DOLLARS IN THOUSANDS)
Cash and cash equivalents................................  $  5,132    $  5,451     $  6,529
                                                           ========    ========     ========

Current portion of long-term debt........................  $  1,859    $  1,859     $  1,901
Long-term debt:
  Notes payable and credit agreements....................   135,000          --       71,248
  Other long-term debt(1)................................     1,126       1,126        1,129
                                                           --------    --------     --------
          Total long-term debt...........................   136,126       1,126       72,377
Stockholders' equity:
  Preferred Stock, $0.001 par value, 5,000,000 shares
     authorized; none issued and outstanding actual, as
     adjusted, and pro forma as adjusted.................        --          --           --
  Class A Common Stock, $0.001 par value; 30,000,000
     shares authorized actual and as adjusted; 11,547,731
     shares issued and outstanding actual; 15,047,731
     shares issued and outstanding as adjusted;
     50,000,000 shares authorized pro forma as adjusted
     and 13,659,374 shares issued and outstanding pro
     forma as adjusted...................................        11          15           13
  Class B Common Stock, $0.001 par value; 7,000,000
     shares authorized actual; none issued and
     outstanding actual and as adjusted; 50,000,000
     shares authorized pro forma as adjusted and
     7,078,235 shares issued and outstanding pro forma as
     adjusted(2).........................................        --          --            8
  Additional paid-in capital.............................   102,578     237,893      426,060
  Accumulated deficit....................................   (90,488)    (90,488)     (90,488)
                                                           --------    --------     --------
          Total stockholders' equity.....................    12,101     147,420      335,593
                                                           --------    --------     --------
               Total capitalization......................  $150,086    $150,405     $409,871
                                                           ========    ========     ========


---------------
(1) Long-term debt, less current portion, excludes other non-current obligations of the Company ($1,533,000 at September 30, 1996).

(2) Upon consummation of the Tichenor Merger, the authorized Class B Common Stock will be amended to become Nonvoting Common Stock.

                              THE TICHENOR MERGER

GENERAL

     Tichenor is a national radio broadcasting company engaged in the business of acquiring, developing and programming Spanish language radio stations in major Hispanic markets located in the United States. Currently, Tichenor owns or programs 20 radio stations serving six of the top ten Hispanic markets in the United States, including San Francisco/San Jose, Chicago, Houston, San Antonio, McAllen/Brownsville/Harlingen and El Paso. Individually or through AM-FM station combinations, Tichenor operates the top-rated radio station in any format in three of the top ten Hispanic markets (San Antonio, McAllen/Brownsville/Harlingen and El Paso), as measured by the Arbitron four book average adults 25-54 demographic. Tichenor operates the top-rated Spanish language radio station in five of its six markets as measured by the same audience share statistics. Tichenor recently entered the San Francisco/San Jose market, the fourth largest Hispanic market, by purchasing KSOL-FM and KZOL-FM (formerly KYLZ-FM) for approximately $40 million. These two stations, previously programmed in English, were converted to a Spanish format in August 1996. These two stations will be simulcast under one Spanish format, representing the first full-signal Spanish FM stations to cover the San Francisco/San Jose market.

THE TICHENOR MERGER AGREEMENT

     On July 9, 1996, Clear Channel and Tichenor entered into the Tichenor Merger Agreement which, subject to the terms and conditions thereof, provides for the acquisition of Tichenor by the Company. The then existing management and Board of Directors of the Company were not involved in the negotiations concerning the acquisition of Tichenor. On August 14, 1996, after the consummation of the Tender Offer, Clear Channel offered to assign the Tichenor Merger Agreement to the Company in accordance with the Tichenor Merger Agreement, and on October 10, 1996, the Board of Directors of the Company approved the Tichenor Merger and the assignment to the Company of the Tichenor Merger Agreement. In approving the Tichenor Merger, the Company considered, among other things, the strength of the combined management of the Company and Tichenor; the marketing and operating benefits of the expansion of the Company's presence into each of the top ten Hispanic markets; and the benefits of diversifying the Company's operations thereby reducing its reliance on any individual market.


     Pursuant to the Tichenor Merger Agreement, a newly-formed wholly owned subsidiary of the Company will be merged with and into Tichenor and the shares of Tichenor capital stock (other than certain preferred stock) will be converted into shares of the Company's Class A Common Stock. Pursuant to the Tichenor Merger Agreement, (i) 684,168.93 shares of outstanding Tichenor common stock will be converted into an aggregate of approximately 5,354,350 shares of the Company's Class A Common Stock, (ii) 35,772.48 shares of Tichenor's outstanding Junior Preferred Stock will be converted into an aggregate of approximately 155,528 shares of the Company's Class A Common Stock, (iii) 3,000 shares of Tichenor's outstanding 14% Senior Redeemable Cumulative Preferred Stock will be converted into the right to receive an aggregate of $3,000,000, plus approximately $379,000 of accrued and unpaid dividends, and (iv) an existing warrant for Tichenor capital stock, or the shares received upon exercise thereof if the warrant is exercised prior to the effective time of the Tichenor Merger, shall be converted into 180,000 shares of the Company's Class A Common Stock. The ratios at which the Company's Class A Common Stock will be exchanged for shares of Tichenor's common and preferred stock were determined in July 1996 in arms-length negotiations between Clear Channel and Tichenor. The aggregate market value of the Company's Common Stock to be received by Tichenor shareholders (including Clear Channel) was $230.8 million, based on a closing price per share of $40.5625 on January 30, 1997 and assuming that the market value per share of the Company's Nonvoting Common Stock is the same as that of the Company's Class A Common Stock. As a result of the Tichenor Merger, Tichenor will become a wholly owned subsidiary of the Company. The Company will also indirectly assume Tichenor's outstanding debt, which was approximately $71.3 million at September 30, 1996.

     Prior to consummation of the Tichenor Merger, Clear Channel will purchase 16,664 shares of Tichenor common stock from certain shareholders of Tichenor for approximately $3,000,000. At the effective time of the Tichenor Merger, each share of Tichenor common stock owned by Clear Channel will be converted into
7.8261 shares of Nonvoting Common Stock and each share of the Company's Class A Common Stock owned by Clear Channel will be converted into one share of Nonvoting Common Stock.

FUTURE MANAGEMENT TEAM

     The Tichenor Merger Agreement provides that the Company will take such actions necessary so that immediately after the effective time of the Tichenor Merger five designees of Tichenor shall constitute the entire Board of Directors of the Company. The Tichenor Merger Agreement also provides that at or prior to the effective time of the Tichenor Merger, the Company will enter into an employment agreement with McHenry T. Tichenor, Jr. pursuant to which Mr. Tichenor will serve as Chairman, President and Chief Executive Officer of the Company for a five year term. See "Management -- Management of the Company Following the Tichenor Merger"

REGISTRATION RIGHTS; STOCKHOLDERS AGREEMENT

     The Tichenor Merger Agreement also provides that the Company will grant certain demand and "piggyback" registration rights to certain former Tichenor shareholders (including Mr. Tichenor) who will own an aggregate of 5,180,827 shares of Class A Common Stock following the Tichenor Merger (collectively, the "Major Tichenor Shareholders"), and will grant certain demand and piggyback registration rights to Clear Channel with respect to any shares of Class A Common Stock that may be held from time to time by Clear Channel following the Tichenor Merger. It is also contemplated that Clear Channel and the Major Tichenor Shareholders will enter into a Stockholders Agreement with the Company whereby such stockholders will agree to certain restrictions on the transfer of their shares of Common Stock of the Company and will grant certain rights of first refusal and "tag-along" rights with respect to certain sales of such shares.

CONDITIONS TO THE TICHENOR MERGER

     Consummation of the Tichenor Merger is subject to a number of conditions, including, among others, approval of the Tichenor Merger Agreement or matters relating to the Tichenor Merger by the stockholders of Tichenor and the Company; the receipt by the Company of an opinion from a nationally recognized investment banking firm or financial advisor that the consideration to be paid by the Company in the Tichenor Merger is fair to the stockholders of the Company from a financial point of view; expiration or termination of the applicable waiting period under the HSR Act; effectiveness under the Securities Act of a registration statement relating to the securities of the Company to be issued in the Tichenor Merger; no material adverse effect occurring with respect to Tichenor or the Company; and the receipt of all required FCC approvals. In addition, the consummation of the Tichenor Merger may not occur prior to February 6, 1997. There can be no assurance that all of these conditions will be satisfied or waived or that the Tichenor Merger will be consummated. Clear Channel, which will own a majority of the outstanding shares of the Company's Class A Common Stock on the record date for the vote for the Tichenor Merger, intends to vote all such shares in favor of matters presented to the Company's stockholders related to the Tichenor Merger. It is not anticipated that purchasers of shares of the Company's Class A Common Stock in the Offering will be entitled to vote on such matters related to the Tichenor Merger. See "Risk Factors -- Tichenor Merger."

TICHENOR FAMILY OWNERSHIP

     Upon consummation of the Tichenor Merger and after giving effect to the Offering, Mr. Tichenor and certain members of his family (collectively, the "Tichenor Family") will own an aggregate of approximately 4,556,486 shares of Class A Common Stock (representing approximately 33% of the then outstanding Class A Common Stock) and may have the ability, if they act together as a group, to control the Company. The members of the Tichenor Family have entered into a Voting Agreement pursuant to which the majority of the shares of Tichenor common stock and Junior Preferred Stock currently held by them, as well as the approximately 4,345,718 shares of the Company's Class A Common Stock to be received in exchange therefor in the Tichenor Merger, shall be voted in accordance with the instructions of the holders of a majority of such shares.

CLEAR CHANNEL OWNERSHIP

     Upon consummation of the Tichenor Merger, Clear Channel will own only Nonvoting Common Stock and thus will not have the right to vote for the election of directors of the Company, although Clear Channel will have certain class voting rights discussed in more detail below.

     The Nonvoting Common Stock that Clear Channel will receive in the Tichenor Merger will convert into Class A Common Stock automatically upon sale or transfer to a person or entity other than Clear Channel. Each share of the Nonvoting Common Stock will also be convertible into Class A Common Stock at the option of its holder, subject to any necessary FCC consent. In addition, Clear Channel may convert shares of Class A Common Stock held by it into shares of Nonvoting Common Stock at its option.

     Holders of the Nonvoting Common Stock will in certain circumstances have certain voting rights. Specifically, so long as Clear Channel owns at least 20% of the Company's Common Stock then outstanding, the Company will not be able to, and will not be able to permit any subsidiary to, without the vote or consent by the holders of a majority of the Nonvoting Common Stock voting as a single class, take any of the following actions: (i) effect the sale, lease or other transfer of all or substantially all of the assets of the Company, or any merger or consolidation involving the Company where the stockholders of the Company immediately prior to such transaction would not own at least 50% of the capital stock of the surviving entity, or any reclassification, recapitalization, dissolution, liquidation or winding up of the Company; (ii) authorize, issue or obligate itself to issue any shares of Preferred Stock; (iii) make or permit any amendment to the Company's certificate of incorporation that adversely affects the rights of the holders of Nonvoting Common Stock; (iv) declare or pay any non-cash dividends on or make any other non-cash distribution on its common stock; or (v) make or permit any amendment or modification to the Company's certificate of incorporation concerning the Company's Common Stock. See "Description of Capital Stock."

LOAN TO TICHENOR

     Concurrent with the execution of the Tichenor Merger Agreement, Clear Channel and a subsidiary of Tichenor entered into the Tichenor Loan Agreement, pursuant to which Clear Channel loaned $40 million to a Tichenor subsidiary to finance the subsidiary's acquisition of two FM radio stations and related assets serving the San Francisco/San Jose market. The loan is secured by all of the outstanding stock of a subsidiary of the borrower which holds the radio licenses for the acquired stations. The loan is guaranteed by Tichenor, and the guaranty is secured by all of the outstanding stock of the borrower. The loan becomes due on January 1, 1998, and must be repaid in full at that time. The loan has no penalty for early repayment and carries a market rate of interest. See "Risk Factors -- Relationship Between the Company and Clear Channel -- Tichenor Loan Agreement."

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION


     The following unaudited pro forma condensed consolidated financial information presents the Company's balance sheet at September 30, 1996 as if at such date, the following transactions (collectively, the "Transactions") had been completed: (i) the Offering (at an assumed offering price of $40.5625 per share) and application of the estimated net proceeds therefrom as set forth in "Use of Proceeds;" (ii) the Tichenor Acquisitions (as defined herein); and (iii) the Tichenor Merger. The following unaudited pro forma condensed consolidated statement of operations presents the Company's results of operations for the year ended September 30, 1996 and Tichenor's results of operations for the twelve months ended September 30, 1996, as if the Transactions and the Tender Offer had been completed at October 1, 1995. The pro forma condensed consolidated financial statements also give effect to various acquisitions completed by Tichenor (the "Tichenor Acquisitions") during the periods presented, as more fully described in the Notes hereto.


     The purchase price of the Tichenor Merger approximates $256.1 million, assuming the issuance of 5,689,878 shares of the Company's Common Stock (with a per share value equal to $31.75, which was the closing price for the Class A Common Stock on July 9, 1996, the day the Tichenor Merger was announced), the Company's assumption of Tichenor's outstanding debt, which was approximately $71.3 million at September 30, 1996 (on a pro forma basis), plus the redemption of 3,000 shares of Tichenor's outstanding 14% Senior Redeemable Cumulative Preferred Stock for $3,000,000, plus approximately $379,000 of accrued and unpaid dividends. Such purchase price will change based on the actual debt of Tichenor on the closing date for the Tichenor Merger. The Tichenor Merger will be accounted for using the purchase method of accounting. The purchase price will be allocated primarily to FCC licenses and other intangible assets and amortized over 40 years. The pro forma condensed consolidated financial information does not purport to present the actual financial position or results of operations of the Company had the Transactions and the Tender Offer actually occurred on the dates specified, nor is it necessarily indicative of the results of operations that may be achieved in the future. See "The Tichenor Merger," "Use of Proceeds," "Capitalization" and the Financial Statements included elsewhere in this Prospectus or incorporated herein by reference.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                       YEAR ENDED SEPTEMBER 30, 1996 (1)
                 (Dollars in thousands, except per share data)


                                                                                                                        TICHENOR
                                      COMPANY     TENDER        THE         COMPANY     TICHENOR(3)      TICHENOR       PRO FORMA
                                    AS REPORTED    OFFER    OFFERING(2)   AS ADJUSTED   AS REPORTED   ACQUISITIONS(4)  ADJUSTMENTS
                                    -----------   -------   -----------   -----------   -----------   ---------------  -----------
Net broadcasting revenues.........  $   71,732    $    --     $    --     $   71,732      $44,467         $ 3,548        $    --
Station operating expenses........      48,896         --          --         48,896       32,417           4,166             --
Corporate expenses................       5,072     (2,500)(5)        --        2,572        3,578             345             --
Depreciation and amortization.....       5,140      1,400(6)        --         6,540        3,018             496            784(8)
                                    ----------    -------     -------     ----------      -------         -------        -------
 Total operating expenses.........      59,108     (1,100)         --         58,008       39,013           5,007            784
                                    ----------    -------     -------     ----------      -------         -------        -------
Operating income (loss)...........      12,624      1,100          --         13,724        5,454          (1,459)          (784)
Interest expense, net.............     (11,034)        --      10,826           (208)      (3,063)         (2,331)        (1,766)(9)
Loss on retirement of debt........      (7,461)        --          --         (7,461)          --              --             --
Restructuring charges.............     (29,011)        --          --        (29,011)          --              --             --
Other income (expense), net.......      (1,671)        --          --         (1,671)        (197)             (7)            --
                                    ----------    -------     -------     ----------      -------         -------        -------
Income (loss) before provision for
 income taxes.....................     (36,553)     1,100      10,826        (24,627)       2,194          (3,797)        (2,550)
Income tax (expense) benefit......         (65)        --          --            (65)      (2,457)             --          2,412(10)
                                    ----------    -------     -------     ----------      -------         -------        -------
Income (loss) from continuing
 operations.......................  $  (36,618)   $ 1,100     $10,826     $  (24,692)     $  (263)        $(3,797)       $  (138)
                                    ==========    =======     =======     ==========      =======         =======        =======
Income (loss) from continuing
 operations per common and common
 equivalent share.................      $(3.56)                               $(1.79)       $(.98)(7)
                                    ==========                            ==========      =======
Weighted average shares
 outstanding......................  10,294,967                            13,794,967      683,857
                                    ==========                            ==========      =======
OTHER OPERATING DATA:
Broadcast cash flow...............     $22,836                               $22,836      $12,050

                                                 TICHENOR       COMPANY
                                                  MERGER       PRO FORMA
                                    TICHENOR     PRO FORMA     CONDENSED
                                    PRO FORMA   ADJUSTMENTS   CONSOLIDATED
                                    ---------   -----------   ------------
Net broadcasting revenues.........   $48,015      $    --      $  119,747
Station operating expenses........    36,583           --          85,479
Corporate expenses................     3,923                        6,495
Depreciation and amortization.....     4,298        5,555(11)      16,393
                                     -------      -------      ----------
 Total operating expenses.........    44,804        5,555         108,367
                                     -------      -------      ----------
Operating income (loss)...........     3,211       (5,555)         11,380
Interest expense, net.............    (7,160)          --          (7,368)
Loss on retirement of debt........        --           --          (7,461)
Restructuring charges.............        --           --         (29,011)
Other income (expense), net.......      (204)          --          (1,875)
                                     -------      -------      ----------
Income (loss) before provision for
 income taxes.....................    (4,153)      (5,555)        (34,335)
Income tax (expense) benefit......       (45)       3,800(12)       3,690
                                     -------      -------      ----------
Income (loss) from continuing
 operations.......................   $(4,198)     $(1,755)     $  (30,645)
                                     =======      =======      ==========
Income (loss) from continuing
 operations per common and common
 equivalent share.................    $(6.73)(7)               $    (1.57)
                                     =======                   ==========
Weighted average shares
 outstanding......................   683,857                   19,484,845
                                     =======                   ==========
OTHER OPERATING DATA:
Broadcast cash flow...............   $11,432                      $34,268

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS
                          AS OF SEPTEMBER 30, 1996 (1)
                             (Dollars in thousands)


                                                                                                     TICHENOR          COMPANY
                                                                                                      MERGER          PRO FORMA
                                           COMPANY          THE        COMPANY AS    TICHENOR        PRO FORMA        CONDENSED
                                         AS REPORTED    OFFERING(2)     ADJUSTED    AS REPORTED   ADJUSTMENTS(13)   CONSOLIDATED
                                         ------------   ------------   ----------   -----------   ---------------   -------------
ASSETS:
 Cash and cash equivalents.............    $  5,132      $     319      $  5,451     $  5,066        $ (3,988)(14)    $  6,529
 Accounts receivable, net..............      17,015             --        17,015        9,851              --           26,866
 Other current assets..................       1,012             --         1,012          868              --            1,880
                                           --------      ---------      --------     --------        --------         --------
   Total current assets................      23,159            319        23,478       15,785          (3,988)          35,275
 Property and equipment, net...........      19,836             --        19,836        9,436              --           29,272
 Intangible assets, net................     121,742             --       121,742       74,786         222,194(15)      418,722
 Other assets..........................       1,014             --         1,014        1,506              --            2,520
                                           --------      ---------      --------     --------        --------         --------
   Total assets........................    $165,751      $     319      $166,070     $101,513        $218,206         $485,789
                                           ========      =========      ========     ========        ========         ========
LIABILITIES AND STOCKHOLDERS' EQUITY:
 Current liabilities...................    $ 14,132      $      --      $ 14,132     $  6,837        $     --         $ 20,969
 Current portion of long-term debt.....       1,859             --         1,859           42              --            1,901
 Long-term debt, net of current
   portion:
   Notes payable and credit
     agreements........................     135,000       (135,000)           --       71,248              --           71,248
   Other long-term debt................       2,659             --         2,659            3              --            2,662
                                           --------      ---------      --------     --------        --------         --------
   Total long-term debt, net of current
     portion...........................     137,659       (135,000)        2,659       71,251              --           73,910

 Deferred income taxes.................          --             --            --        3,818          49,598(16)       53,416
 Senior preferred stock................          --             --            --        3,379          (3,379)(17)          --
 Common stock purchase warrant.........          --             --            --        4,140          (4,140)(18)          --
                                           --------      ---------      --------     --------        --------         --------
   Total liabilities...................     153,650       (135,000)       18,650       89,467          42,079          150,196
 Junior preferred stock................          --             --            --          368            (368)(18)          --
 Class A common stock..................          11              4            15           --              (2)(18)          13
 Class B common stock*.................          --             --            --           --               8(18)            8
 Common stock (Tichenor)...............          --             --            --          744            (744)(18)          --
 Additional paid-in capital............     102,578        135,315       237,893        4,357         183,810(18)      426,660
 Notes receivable from stockholders....          --             --            --         (158)            158(18)           --
 (Accumulated deficit) Retained
   earnings............................     (90,488)            --       (90,488)       8,130          (8,130)(19)     (90,488)
 Less treasury stock, at cost..........          --             --            --       (1,395)          1,395(18)           --
                                           --------      ---------      --------     --------        --------         --------
   Total stockholders' equity..........      12,101        135,319       147,420       12,046         176,127          335,593
                                           --------      ---------      --------     --------        --------         --------
   Total liabilities and stockholders'
     equity............................    $165,751      $     319      $166,070     $101,513        $218,206         $485,789
                                           ========      =========      ========     ========        ========         ========


* Includes Class B referred to in this Prospectus as Nonvoting Common Stock.

   NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     (1) The Company is the acquiring entity for accounting purposes in the Tichenor Merger because of: (i) the Company's relative size as compared to Tichenor, (ii) Clear Channel's relationship with the Company and Tichenor both before and after the consummation of the Tichenor Merger, and (iii) Clear Channel's ability in the future to convert its Nonvoting Common Stock into Class A Common Stock and comply with the FCC's cross-interest policy without substantial economic hardship.


     (2) Reflects the application of the estimated net proceeds from the Offering, assuming an offering price of $40.5625 per share, toward the paydown of debt outstanding under the Credit Agreement and the related effects on interest expense and the effect of the Offering on the Company's Common Stock and additional paid-in capital.


     (3) Represents the historical operating results of Tichenor for the twelve months ended September 30, 1996 obtained by adding Tichenor operating results for the three months ended December 31, 1995 to operating results for the nine months ended September 30, 1996. Net revenues and net loss for the three months ended December 31, 1995 were $11,354,882 and ($622,892), respectively.

     (4) Represents the historical operating results of the Tichenor Acquisitions for the period of October 1, 1995 to the respective dates on which Tichenor began operating the acquired stations as a result of the purchase of station assets or entering into time brokerage agreements as follows:

                                                                   KSOL-FM KYLZ-FM
                                                -----------------------------------------------------
                                                   THREE           SIX         PERIOD
                                   KQXX-FM         MONTHS        MONTHS       JULY 1,
                                 YEAR ENDED        ENDED          ENDED       1996 TO
                                SEPTEMBER 30,   DECEMBER 31,    JUNE 30,     AUGUST 15,
                                    1996            1995          1996          1996       SUBTOTAL        TOTAL
                                -------------   ------------   -----------   ----------   -----------   -----------
Revenues......................    $133,804      $   979,412    $ 1,946,686   $ 487,683    $ 3,413,781   $ 3,547,585
Station operating expenses
  excluding depreciation and
  amortization................     129,100        1,091,720      2,368,525     576,708      4,036,953     4,166,053
Corporate expense.............          --           88,497        206,986      49,247        344,730       344,730
Depreciation and
  amortization................       5,600          132,610        287,805      70,069        490,484       496,084
Interest expense..............          --          701,528      1,296,502     333,005      2,331,035     2,331,035
Other expense.................          --           14,630         (8,787)        974          6,817         6,817
                                  --------      -----------    -----------   ----------   -----------   -----------
        Total expense.........     134,700        2,028,985      4,151,031   1,030,003      7,210,019     7,344,719
                                  --------      -----------    -----------   ----------   -----------   -----------
        Net loss..............    $   (896)     $(1,049,573)   $(2,204,345)  $(542,320)   $(3,796,238)  $(3,797,134)
                                  ========      ===========    ===========   ==========   ===========   ===========

     (5) Reflects the elimination of executive compensation and related benefits of approximately $2,500,000 for the year ended September 30, 1996, relating to the termination of contractual employment agreements with two former officers of the Company terminated in connection with the consummation of the Tender Offer. The two former officers will be replaced by existing executive officers of Tichenor. The historical compensation of such officers is included in corporate expense in Tichenor's financial statements under the column"Tichenor as reported."

     (6) Reflects the amortization over five years of two non-compete agreements totaling $7,000,000 paid to two former officers of the Company in connection with the termination of their employment.

     (7) Net income (loss) per common and common equivalent share for Tichenor is calculated by deducting from net income (loss) senior preferred stock dividends and accretion of stock warrant totaling $404,304 for the twelve months ended September 30, 1996 and dividing such result by the weighted average shares outstanding for the respective period. As a result of the Tichenor Merger, the senior preferred stock and stock warrant will be retired and the related dividend and accretion requirements will be eliminated.

     (8) Represents incremental depreciation and amortization expense for the twelve months ended September 30, 1996 resulting from the Tichenor Acquisitions for the period of October 1, 1995 through the respective dates of purchase as follows:

                                                                   KSOL-FM/
                                    KRTX-FM   KQXX-FM    KLTP-FM    KYLZ-FM      TOTAL
                                    -------   --------   -------   ---------   ----------
Depreciation......................  $   --    $33,085    $18,589   $206,877    $  258,551
Amortization......................  36,458    156,282    14,551     814,460     1,021,751
Less historical...................      --     (5,600)       --    (490,484)     (496,084)
                                    -------   --------   -------   --------    ----------
          Total...................  $36,458   $183,767   $33,140   $530,853    $  784,218
                                    =======   ========   =======   ========    ==========

     The estimated weighted average useful lives of fixed assets, FCC licenses, going concern and other intangibles are assumed to be five, forty, fifteen and five years, respectively.

     (9) Represents incremental interest expense for the twelve months ended September 30, 1996 associated with borrowings in connection with the Tichenor Acquisitions as if such borrowings were outstanding for the entire periods presented. The purchases of KRTX-FM, KQXX-FM and KLTP-FM were funded with cash from operations and borrowings under Tichenor's credit facility. The purchase of KSOL-FM/KYLZ-FM was funded with a note payable issued to Clear Channel with a weighted average interest rate of 11%. The weighted average interest rate under Tichenor's credit facility during the respective periods is 8% based on historical borrowing costs.

                                                                          LESS
                                                           KSOL-FM/    HISTORICAL
                          KRTX-FM    KQXX-FM    KLTP-FM    KYLZ-FM      BALANCES       TOTAL
                          --------   --------   -------   ----------   -----------   ----------
Interest expense........  $120,000   $ 86,667   $40,000   $3,850,000   $(2,331,035)  $1,765,632
                          ========   ========   ========  ==========   ===========   ==========

     (10) Represents the incremental income tax effect of the pro forma adjustments at an estimated effective income tax rate of 38%.

     (11) Reflects incremental amortization expense of approximately $5,555,000 for the year ended September 30, 1996, consisting of the amortization over forty years of additional intangible assets allocated and recorded as a result of the Tichenor Merger.

     (12) Reflects the tax benefit assuming the utilization of the Company's net operating losses to offset Tichenor's deferred tax liability.

     (13) Summary of purchase price components and allocation to assets and liabilities acquired:

Purchase price:
  Number of shares of Class A Common Stock to be issued....................       5,689,878
  Per share price..........................................................    $      31.75
                                                                                -----------
  Purchase price paid in stock.............................................    $180,653,627
  Amount payable for Tichenor Senior Preferred Stock and related
     dividends.............................................................       3,379,000
  Estimated legal and other transaction costs..............................         767,373
                                                                                -----------
  Total cash to be paid....................................................       4,146,373
                                                                                -----------
  Purchase price excluding assumed Tichenor debt...........................     184,800,000
  Assumption of Tichenor debt..............................................      71,293,000
                                                                                -----------
          Total purchase price.............................................    $256,093,000
                                                                                ===========
Allocation of purchase price:
  Tangible net assets, excluding intangible assets.........................    $ 12,204,000
  FCC licenses and other intangible assets.................................     222,194,000
  Deferred income tax liability............................................     (49,598,000)
  Assumption of Tichenor debt..............................................      71,293,000
                                                                                -----------
          Total purchase price.............................................    $256,093,000
                                                                                ===========

     (14) Reflects adjustments to cash as follows:

    Payment of Tichenor Senior Preferred Stock and related dividends......  $(3,379,000)
    Payment of estimated legal and other transaction costs................     (767,000)
    Cash received in collection of notes receivable from Tichenor
      stockholders........................................................      158,000
                                                                            -----------
              Net cash paid...............................................  $(3,988,000)
                                                                            ===========

     (15) Represents the allocation of the purchase price to intangible assets acquired in connection with the Tichenor Merger. For purposes of the preliminary allocation of the purchase price, the carrying amounts of net working capital, tangible assets and long-term liabilities (excluding deferred tax liabilities) are assumed to approximate their fair value.

     (16) Represents the deferred tax liability resulting from the Tichenor Merger. The deferred tax liability is calculated by applying an assumed effective tax rate of 38% to the difference between the pro forma book and tax bases of the combined entities. Deferred tax assets are recognized to the extent that such assets are expected to be utilized in the carryforward period.

     (17) Represents the retirement of Tichenor's Senior Preferred Stock at its carrying value with cash of approximately $3,379,000.

     (18) Represents the conversion of the Tichenor stock warrant and junior preferred stock to Tichenor common stock, the retirement of Tichenor's notes receivable from stockholders and the exchange of each outstanding share of Tichenor common stock into 7.8261 shares of the Class A Common Stock with a per share value of $31.75 in connection with the Tichenor Merger. Also reflects the conversion of 7,078,235 shares of Class A Common Stock ($.001 par value) held by Clear Channel into an equal number of shares of Nonvoting Common Stock.

     (19) Represents the elimination of the historical retained earnings of Tichenor.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                 (Dollars in thousands, except per share data)

     The selected consolidated balance sheet data as of September 30, 1994, 1995 and 1996, and the consolidated statement of operations data for each of the fiscal years then ended are derived from the Company's consolidated financial statements incorporated by reference into this Prospectus.

                                                                   YEARS ENDED SEPTEMBER 30,
                                                              -----------------------------------
                                                               1994(1)     1995(2)      1996(2)
                                                              ---------   ----------   ----------
STATEMENT OF OPERATIONS DATA:
  Net broadcasting revenues.................................  $  27,433   $   64,160   $   71,732
  Station operating expenses................................     15,345       43,643       48,896
  Corporate expenses........................................      3,454        4,720        5,072
  Depreciation and amortization.............................      1,906        3,344        5,140
                                                              ---------   ----------   ----------
    Total operating expenses................................     20,705       51,707       59,108
                                                              ---------   ----------   ----------
  Operating income..........................................      6,728       12,453       12,624
  Other income (expense):
    Interest expense, net...................................     (2,997)      (6,389)     (11,034)
    Income in equity of joint venture(3)....................        616           --           --
    Loss on retirement of debt..............................     (1,738)          --       (7,461)
    Restructuring charges...................................         --           --      (29,011)
    Other expenses, net.....................................     (1,407)        (428)      (1,671)
                                                              ---------   ----------   ----------
        Total other income (expense)........................     (5,526)      (6,817)     (49,177)
                                                              ---------   ----------   ----------
  Income before minority interest and provision for income
    taxes...................................................      1,202        5,636      (36,553)
  Minority interest in Viva Media(3)........................       (351)      (1,167)          --
  Provision for income taxes................................       (100)        (150)         (65)
                                                              ---------   ----------   ----------
  Income from continuing operations.........................        751        4,319      (36,618)
  Loss from discontinued operations(4)......................       (285)        (626)      (9,988)
                                                              ---------   ----------   ----------
  Net income (loss).........................................  $     466   $    3,693   $  (46,606)
                                                              =========   ==========   ==========
  Income from continuing operations per common and common
    equivalent share........................................  $     .14   $      .40   $    (3.56)
                                                              =========   ==========   ==========
  Net income (loss) per common and common equivalent
    share...................................................  $     .05   $      .34   $    (4.53)
                                                              =========   ==========   ==========
  Weighted average common shares and common share
    equivalents outstanding.................................  5,384,678   10,805,346   10,294,967
                                                              =========   ==========   ==========
OTHER OPERATING DATA:
  Broadcast cash flow(5)....................................  $  12,088   $   20,517   $   22,836


                                                                                                      SEPTEMBER 30, 1996
                                                                      SEPTEMBER 30,              ----------------------------
                                                           -----------------------------------       AS          PRO FORMA,
                                                             1994         1995         1996      ADJUSTED(6)   AS ADJUSTED(7)
                                                           ---------   ----------   ----------   -----------   --------------
BALANCE SHEET DATA:
  Cash and cash equivalents..............................  $  10,219   $    5,404   $    5,132   $     5,451     $    6,529
  Working capital........................................     18,366       14,967        7,168         7,487         12,405
  Net intangible assets..................................     70,528      109,253      121,742       121,742        418,722
  Total assets...........................................    113,353      151,637      165,751       166,070        485,789
  Long-term debt, less current portion(8)................     58,472       95,937      136,126         1,126         72,377
  Stockholders' equity (deficiency)......................     44,436       43,581       12,101       147,420        335,593


---------------
(1) During August 1994, the Company completed three separate business acquisitions and began consolidating its previously unconsolidated investment in Viva Media. Total net revenues and net income (loss), adjusted for interest expense on retired debt, relating to these acquisitions and transaction from the respective dates of these transactions to September 30, 1994 were approximately $5,488,000 and $(80,000), respectively.

(2) During fiscal 1995, the Company completed several radio station acquisitions. Due to the financial effects of these transactions, the results of operations for 1996 reflect a full fiscal year of operations for these radio stations compared to a partial fiscal year in 1995. Consequently, the results of operations for the years ended September 30, 1995 and 1996 are not entirely comparable.

(3) Effective August 20, 1994, the Company began accounting for its 49% interest in Viva Media on a consolidated basis. Accordingly Viva Media's results of operations are included in the consolidated financial statements for the period from August 20, 1994 through September 30, 1994 and for each of the fiscal years ended September 30, 1995 and 1996. Prior to August 20, 1994, the accounts and results of operations of Viva Media were accounted for using the equity method of accounting.

(4) The Company's Board of Directors approved a plan to discontinue the operations of the radio network owned by CRC, effective August 5, 1996. The total loss relating to the discontinued operations of CRC for fiscal 1996 was approximately $10 million, and has been accounted for as discontinued operations. Accordingly, the results of operations for CRC for prior years have been reclassified to conform to the current year presentation. CRC intends to fulfill its contractual program obligations and is expected to cease operating by early 1997.

(5) Data on station operating income excluding corporate expenses, depreciation and amortization (commonly referred to as "broadcast cash flow"), although not calculated in accordance with generally accepted accounting principles, is widely used in the broadcast industry as a measure of a broadcast company's operating performance. Nevertheless, this measure should not be considered in isolation or as a substitute for operating income, cash flows from operating activities or any other measures for determining the Company's operating performance or liquidity which are calculated in accordance with generally accepted accounting principles.


(6) As adjusted to give effect to the Offering (at an assumed offering price of $40.5625 per share) and the application of the estimated net proceeds therefrom as if the Offering had been consummated on September 30, 1996.



(7) Pro forma as adjusted to give effect to the Transactions, including the Offering (at an assumed price of $40.5625 per share) and the application of the estimated net proceeds therefrom, as if they had been consummated on September 30, 1996. The effect of the Tichenor Merger is based on preliminary purchase price allocations. The pro forma information does not purport to present the actual financial position of the Company had the Transactions actually occurred on the date specified. See "The Tichenor Merger," "Use of Proceeds," "Capitalization" and the Financial Statements and Notes thereto for each of the Company, Tichenor and the Tichenor Acquisitions included elsewhere in this Prospectus or incorporated herein by reference.


(8) Long-term debt, less current portion, excludes other non-current obligations of the Company ($1,533,000 at September 30, 1996).

                                  THE COMPANY

GENERAL

     The Company was incorporated under the laws of the State of Delaware in 1992, as the successor to a radio broadcasting company which began operations in 1974. The Company is the largest Spanish language radio broadcasting company in the United States and currently owns and programs 17 radio stations, 16 of which are in five of the ten largest Hispanic markets in the United States, including Los Angeles, New York, Miami, Chicago and Dallas/Fort Worth. The Board of Directors of the Company has approved the Tichenor Merger Agreement to acquire Tichenor, the third largest Spanish language radio broadcasting company in the United States. Tichenor owns or programs 20 stations, which serve six of the ten largest Hispanic markets in the United States, including San Francisco/San Jose, Chicago, Houston, San Antonio, McAllen/Brownsville/Harlingen and El Paso. Following the Tichenor Merger, the Company will own or program 37 radio stations in 11 markets, including stations in each of the top ten Hispanic markets in the United States.

     The Company's strategy is to own and program top performing radio stations, principally in the largest Spanish language radio markets in the United States. The top ten Hispanic markets account for approximately 17.2 million Hispanics, representing approximately 63% of the total Hispanic population in the United States. Upon completion of the Tichenor Merger, the Company will have the largest Spanish language radio station combination, as measured by audience and revenue share, in eight of the top ten Hispanic markets. Additionally, the Company will have the highest rated radio station in any format in four of the top ten Hispanic markets.

     The Company intends to acquire or develop additional Spanish language stations in the leading Hispanic markets. When evaluating a potential acquisition, the Company considers the following factors: (i) the ability to generate satisfactory rates of return on its investment, (ii) the ability to increase operating cash flow at the station, (iii) the strategic importance of the station to the Company's overall business objectives, (iv) the size and projected rates of growth of the market's broadcasting revenues, Hispanic population and consumer spending and (v) the number of competitive stations in the market.

SPANISH LANGUAGE RADIO

     The Company believes Spanish language radio broadcasting has significant growth potential for the following reasons:

     - The Hispanic population is the fastest growing population segment in the United States and is expected to grow from an estimated 27.2 million (approximately 10.3% of the total United States population) at the end of 1995 to an estimated 30.7 million (approximately 11.3% of the total United States population) by the year 2000. These estimates imply a growth rate of approximately five times the expected growth rate for the total U.S. population during the same period. The Company estimates that by the end of 1996 approximately 26% of the overall population of the ten largest Hispanic markets will be of Hispanic origin.

     - Advertisers have substantially increased their use of Spanish language media in recent years. Total advertising revenues from advertising in Spanish language media rose from $166 million in 1983 to $1.06 billion in 1995. This represents a compound annual growth rate of 16.7%, which is more than double the growth rate of total advertising over the same period. Although Hispanic consumers will spend an estimated $340 billion in 1997, or 6.5% of the total consumer spending in the United States, Spanish language advertising currently represents less than 0.7% of total advertising expenditures.

     - Advertisers have begun to target Hispanic households because they are younger and spend a greater percentage of their household income on consumer products than non-Hispanic households. Hispanic households in the United States average 3.5 persons, compared to an average of 2.5 persons for non-Hispanic households. In addition, 82% of Hispanic households in the United States are family units, compared to 71% of all households in the United States. During the 1990's, one in four new households in the United States is expected to be headed by a person of Hispanic origin.

     - Hispanics have maintained strong social and cultural ties to their countries of origin, particularly the continued use of the Spanish language. An estimated 78% of Hispanics speak at least some Spanish and approximately 40% speak it exclusively. Spanish is expected to continue to be the language of preference for Hispanics.

     - The number of Spanish language media outlets is disproportionately lower than the number of similar English language outlets. In the radio segment, there are currently approximately 465 Spanish language commercial stations, which constitute only approximately 4% of all commercial radio stations in the United States, although the Hispanic population comprises approximately 10.3% of the United States population.

PROGRAMMING

     Due to differences in origin, Hispanics are not a homogeneous group. The music, culture, customs and Spanish dialects vary from one radio market to another. Consequently, the Company programs its stations in a manner responsive to the local preferences of a target demographic audience in each of the markets it serves. A well-researched mix of music and on-air programming at an individual station can attract a wide audience targeted by Spanish language advertisers. Programming is consistently monitored to maintain its quality and relevance to the target audience. Most music formats are primarily variations of Regional Mexican, Tropical, Tejano and Contemporary music styles. The local program director will select music from the various music styles that best reflect the music preferences of the local Hispanic audiences. A brief description of each follows:

     Regional Mexican. Regional Mexican consists of various types of music played in different regions of Mexico. Ranchera music, originating in Jalisco, Mexico, is a traditional folkloric sound commonly referred to as Mariachi music. Mariachi music features acoustical instruments and is considered the music indigenous to Mexicans who have lived in the country towns. Nortena means northern, and is representative of Northern Mexico. Featuring an accordion, Nortena has a Polka sound with a distinct Mexican flavor. Banda is a regional format from the state of Sinaloa, Mexico and is popular in California. Banda resembles up-tempo marching band music with synthesizers. Regional Mexican also includes Cumbia music, which originates in Colombia.

     Contemporary. The Contemporary format includes pop, Latin rock, and ballads. This format is similar to English adult contemporary and contemporary hit radio stations.

     Tropical. The Tropical format primarily consists of Salsa, Merengue, and Cumbia music. Salsa is dance music combining Latin Caribbean rhythms with jazz. Salsa symbolizes music from Puerto Rico, Cuba, and the Dominican Republic and is popular with Hispanics living in New York, Miami and Chicago. Merengue music is up-tempo dance music originating in the Dominican Republic.

     Tejano. Tejano music originated in Texas and is based on Mexican themes but is indigenous to Texas. It is a combination of contemporary rock, Ranchera, and country music. The lyrics are primarily sung in Spanish. The on-air talent speak in Spanish and English.

     Full Service. The Full Service format includes all the traditional radio services: music, news, sports, traffic reports, special information programs and weather.

     News/Talk. News includes local, national, international reports and weather, business, traffic and sports. Talk includes commentary, analysis, discussion, interviews, call-ins and information shows.

COMPANY'S STATIONS

     The following table sets forth information regarding the Company's radio stations, assuming completion of the Tichenor Merger:

                                                                      PRIMARY
 MARKET (HISPANIC                    HEFTEL/                        DEMOGRAPHIC      FCC
   MARKET RANK)        STATION(1)    TICHENOR   STATION FORMAT(2)     TARGET      FREQUENCY
-------------------   ------------   --------   -----------------   -----------   ---------
Los Angeles(1)        KLVE-FM         Heftel      Contemporary        A 25-54     107.5 MHZ
                      KTNQ-AM         Heftel        News/Talk         A 25-54     1020 kHz
New York(2)           WADO-AM         Heftel        News/Talk         A 25+       1280 kHz
                      WPAT-AM(3)      Heftel        Brokered            n/a        930 kHz
                      WZZU-AM         Heftel           n/a              n/a          n/a
Miami(3)              WAMR-FM         Heftel      Contemporary        A 25-54     107.5 MHZ
                      WRTO-FM         Heftel        Tropical          A 18-34     98.3 MHZ
                      WAQI-AM         Heftel        News/Talk         A 35+        710 kHz
                      WQBA-AM         Heftel    News/Talk/Sports      A 35+       1140 kHz
San Francisco/
  San Jose(4)         KSOL-FM        Tichenor   Regional Mexican      A 25-54     98.9 MHZ
                      KZOL-FM        Tichenor   Regional Mexican      A 25-54     99.1 MHZ
Chicago(5)            WOJO-FM        Tichenor   Regional Mexican      A 25-54     105.1 MHZ
                      WIND-AM        Tichenor     Full Service        A 35+        560 kHz
                      WLXX-AM         Heftel        Tropical          A 18-49     1200 kHz
Houston(6)            KLTN-FM        Tichenor   Regional Mexican      A 18-49     93.3 MHZ
                      KLTO-FM(4)     Tichenor   Regional Mexican      A 25-54     104.9 MHZ
                      KLTP-FM        Tichenor   Regional Mexican      A 25-54     104.9 MHZ
                      KRTX-FM        Tichenor        Tejano           A 25-54     100.7 MHZ
                      KLAT-AM        Tichenor     Full Service        A 25-54     1010 kHz
                      KMPQ-AM(5)     Tichenor          n/a              n/a        980 kHz
San Antonio(7)        KXTN-FM        Tichenor        Tejano           A 25-54     107.5 MHZ
                      KXTN-AM        Tichenor        Tejano           A 25-54     1310 kHz
                      KROM-FM        Tichenor   Regional Mexican      A 25-54     92.9 MHZ
                      KCOR-AM        Tichenor   Regional Mexican      A 35+       1350 kHz
McAllen/Brownsville/
  Harlingen(8)        KQXX-FM        Tichenor   Regional Mexican      A 25-54     98.5 MHZ
                      KGBT-AM        Tichenor   Regional Mexican      A 25-54     1530 kHz
                      KIWW-FM        Tichenor        Tejano           A 25-54     96.1 MHZ
Dallas/Fort
  Worth(9)            KESS-AM         Heftel      Full Service        A 18+       1270 kHz
                      KHCK-FM         Heftel         Tejano           A 18-49     99.1 MHZ
                      KMRT-FM         Heftel      Contemporary        A 18-49     106.7 MHZ
                      KINF-AM         Heftel      Full Service        A 18-49     1440 kHz
                      KICI-FM         Heftel         Tejano           A 18-49     107.9 MHZ
                      KMRT-AM         Heftel      Contemporary        A 18-49     1480 kHz
El Paso(10)           KBNA-FM        Tichenor   Regional Mexican      A 25-54     97.5 MHZ
                      KBNA-AM        Tichenor   Regional Mexican      A 25-54      920 kHz
                      KAMA-AM        Tichenor        Tejano           A 25-54      750 kHz
Las Vegas(33)         KLSQ-AM         Heftel    Regional Mexican      A 18-49      870 kHz

---------------

(1) Actual city of License may differ from the metropolitan market served.

(2) See "Programming."

(3) The Company sells airtime on this station to third parties for broadcast of specialty programming.

(4) Tichenor programs this station under a local marketing agreement.

(5) Tichenor has entered into a local marketing agreement with Kidstar Interactive Media, Inc., which provides children's programming.

     Statistical information contained herein regarding the radio industry, population, consumer spending and advertising expenditures are taken from the Arbitron Company 1995-1996; radio metro ratings; 1990 U.S. Census; the Hispanic Consumer Market Report (DRI/McGraw Hill, June 1992); SRDS -- Standard Rate & Data Services (August 1996); Advertising Age (September 30, 1996); Sales and Marketing Management's Survey of Buying Power; Strategy Research Corporation -- 1996 U.S. Hispanic Market Study; Duncan's Radio Market Guide (1996 Edition); Hispanic Business (December 1995); Market Segment Research, Inc., and Paul Kagan Associates, Inc.

                                   MANAGEMENT

MANAGEMENT OF COMPANY FOLLOWING THE TICHENOR MERGER

     Upon consummation of the Tichenor Merger, the Company will enter into a five year employment contract with McHenry Tichenor, Jr. to serve as the Company's President and Chief Executive Officer (the "Employment Agreement"). Mr. Tichenor, 41, has been the President and Chief Executive Officer and a director of Tichenor since 1981. The Employment Agreement provides for an annual salary of $260,000 plus incentive compensation as determined by the Compensation Committee of the Company's Board of Directors. Upon termination by the Company without cause or by Mr. Tichenor for good reason, the Company shall be obligated to pay to Mr. Tichenor a lump sum amount equal to the estimated payments of salary and bonus remaining through the end of the term of the agreement. Furthermore, the Employment Agreement provides that Mr. Tichenor agrees not to compete with the Company for a period of one year following the date the Employment Agreement is terminated.

     Tichenor has indicated to the Company that, in addition to McHenry Tichenor, Jr., the following individuals will serve as executive officers of the Company following the consummation of the Tichenor Merger:

     David L. Lykes. Mr. Lykes, 61, is Senior Vice President and a Director of Tichenor. Mr. Lykes began his career at Tichenor in 1958. Mr. Lykes is responsible for the day-to-day operation of Tichenor's stations.

     Jeffrey T. Hinson. Mr. Hinson, 41, joined Tichenor as Chief Financial Officer, Treasurer, and a Director in October 1995. From October 1991 to October 1995, Mr. Hinson was President of Alliance Investors Holdings, Ltd., a privately-held merchant bank located in Houston, Texas. For two years prior to joining Tichenor, Mr. Hinson acted as a consultant for Tichenor.

     Ricardo del Castillo. Mr. Castillo, 50, has been Vice President of Operations of Tichenor since 1988 and became a director of Tichenor in February 1989.

     The Tichenor Merger Agreement also provides that following the consummation of the Tichenor Merger, five designees of Tichenor shall constitute the entire Board of Directors of the Company. Tichenor has informed the Company that its designees are:

     McHenry T. Tichenor, Jr. Mr. Tichenor, 41, has been the President and Chief Executive Officer and a director of Tichenor since 1981.

     McHenry T. Tichenor, Sr. Mr. Tichenor, 64, is the Vice Chairman and a Director of Tichenor and has served as the Vice Chairman and a Director of Tichenor since 1981. McHenry T. Tichenor, Sr. is the father of McHenry T. Tichenor, Jr.

     Robert W. Hughes. Mr. Hughes, 61, is Chairman of the Prime Management Group, Austin, Texas. In that capacity, he also serves as Chairman of Prime Cable, Prime Video, Prime Venture I and Prime New Venture Management. Mr. Hughes serves on the Board of Directors of Atlantic Cellular, Providence, R.I. and Hawaiian Wireless, Honolulu, Hawaii. For the past 28 years, he has primarily been involved in the cable television industry. He served as Chairman of the National Cable Television Association in 1978-79.

     James M. Raines. Mr. Raines became a director of the Company on August 5, 1996. Mr. Raines has been the President of James M. Raines & Company for more than five years. Mr. Raines also serves as a director of 50-OFF Stores, Inc.

     Ernesto Cruz. Mr. Cruz became a director of the Company on August 5, 1996. Mr. Cruz has been a Managing Director of Credit Suisse First Boston Corp. for more than five years.

CURRENT EXECUTIVE OFFICERS AND DIRECTORS

     The current directors and executive officers of the Company are as follows:

                NAME                    AGE                        POSITION
-------------------------------------   ---    ------------------------------------------------
L. Lowry Mays(1).....................   61     President, Chief Executive Officer and Director
John T. Kendrick.....................   44     Senior Vice President and Chief Financial
                                               Officer
Ernesto Cruz(1)......................   42     Director
B. J. McCombs........................   68     Director
James M. Raines(1)(2)................   56     Director
John H. Williams(2)..................   62     Director

---------------
(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

     All directors hold office until the annual meeting of stockholders next following their election, or until their successors are elected and qualified. Officers are elected annually by the Board of Directors and serve at the discretion of the Board.

     The Board has two committees, the Compensation Committee and the Audit Committee. The basic function of the Compensation Committee is to determine stock option grants to executive officers and other key employees, as well as to review salaries, bonuses, and other elements of compensation of executive officers and other key employees and make recommendations on such matters to the full Board of Directors. The basic function of the Audit Committee is to review the financial statements of the Company, to consult with the Company's independent auditors and to consider such other matters with respect to the internal and external audit of the financial affairs of the Company as may be necessary or appropriate in order to facilitate accurate financial reporting.

     Information with respect to the business experience and affiliations of the current directors, other than for Messrs. Raines and Cruz (who will remain directors after completion of the Tichenor Merger), and executive officers of the Company is set forth below.

     Mr. Mays became President, Chief Executive Officer and director of the Company on August 5, 1996. Mr. Mays is also President, Chief Executive Officer and director of Clear Channel and has served as such since 1972.

     Mr. Kendrick joined the Company as Vice President, Finance in September 1993. In December 1993, he was promoted to Senior Vice President and Chief Financial Officer. From October 1992 through September 1993, Mr. Kendrick provided financial consulting to the entertainment and computer software industries. From June 1988 through October 1992, Mr. Kendrick served as Senior Vice President and Chief Financial Officer of Skouras Pictures, Inc.

     Mr. McCombs became a director of the Company on August 5, 1996. Mr. McCombs also serves as a director of Clear Channel. Mr. McCombs is and has been a private investor for more than five years.

     Mr. Williams became a director of the Company on August 5, 1996. Mr. Williams also serves as a director of Clear Channel and of GAINSCO, Inc. Mr. Williams is Senior Vice President of Everon Securities, Inc., and has served in such a position for more than five years.

                              SELLING SHAREHOLDER

     The table below sets forth the beneficial ownership of the Company's Class A Common Stock by Clear Channel as of January 8, 1997, and after giving effect to the sale of the shares of Class A Common Stock offered by the Company and Clear Channel hereby. Clear Channel has sole voting and investment power with respect to the shares of Class A Common Stock it owns.

                                                 CLASS A                               CLASS A
                                              COMMON STOCK                          COMMON STOCK
                                           BENEFICIALLY OWNED       CLASS A         BENEFICIALLY
                                                  PRIOR             COMMON         OWNED AFTER THE
                                             TO THE OFFERING         STOCK           OFFERING(1)
                                           -------------------   TO BE SOLD IN   -------------------
            BENEFICIAL OWNER                SHARES     PERCENT     OFFERING       SHARES     PERCENT
            ----------------               ---------   -------   -------------   ---------   -------
Clear Channel Communications, Inc.......   7,297,821    48.50       350,000      6,947,821    46.17

---------------


(1) Following the consummation of the Tichenor Merger, the shares of Class A Common Stock of the Company held by Clear Channel and Clear Channel's shares of Tichenor common stock will be exchanged into 7,078,235 shares of the Company's Nonvoting Common Stock, which will represent 34.13% of the Company's outstanding Common Stock (33.29% if the Underwriters' over-allotment option is exercised in full). All shares beneficially owned by Clear Channel are held of record by Clear Channel Radio, Inc., a wholly owned subsidiary of Clear Channel.


                        SHARES ELIGIBLE FOR FUTURE SALE

GENERAL

     Upon completion of the Offering, the Company will have 15,047,731 shares of Class A Common Stock outstanding (assuming no exercise of the Underwriters' overallotment option). All of the 3,850,000 shares offered hereby (plus up to 525,000 additional shares in the event the Underwriters exercise their over-allotment option) will be freely transferable without restriction or further registration under the Securities Act, unless purchased by an "affiliate" of the Company (as that term is defined under the Securities Act). The 6,947,821 shares of Class A Common Stock which will be owned by Clear Channel upon completion of the Offering will be "control securities" within the meaning of Rule 144, and are subject to agreements with the Underwriters pursuant to which they may not be offered for sale, sold or otherwise disposed of for 90 days after the date of this Prospectus without the consent of Alex. Brown & Sons Incorporated. Following this 90 day period, 2,566,108 shares of the Class A Common Stock owned by Clear Channel will become eligible for sale, although they will remain subject to the volume and other limitations (other than the two year holding period) of Rule 144; provided, however, as long as the Registration Statement on Form S-3 (declared effective on February 26, 1996) remains in effect, subject to any contractual limitations, Clear Channel may sell 2,156,799 of such shares without regard to any limitations contained in Rule 144. Clear Channel has indicated to the Company that it does not currently intend to sell any shares of the Company's Common Stock except as may be necessary to meet the FCC Approval Condition.

     In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated) who has beneficially owned shares of Class A Common Stock for at least two years is entitled to sell, within any three-month period, a number of such shares which does not exceed the greater of 1% of the then-outstanding shares of Class A Common Stock (15,047,731 shares immediately after the Offering) or the average weekly public trading volume of the Class A Common Stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Any person (or persons whose shares are aggregated) who has not been an affiliate of the Company at any time during the three months preceding a sale and who has owned shares of Class A Common Stock for at least three years is entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information or notice requirements of Rule 144.

     The Company cannot make any predictions as to the effect, if any, sales of shares of Class A Common Stock, or the availability of shares for future sale, will have on the market price of the Class A Common Stock prevailing from time to time.

REGISTRATION RIGHTS; STOCKHOLDERS AGREEMENT

     Upon consummation of the Tichenor Merger, the Company will enter into a registration rights agreement with each of Clear Channel and certain shareholders of Tichenor who receive Class A Common Stock in the Tichenor Merger pursuant to which Clear Channel and such Tichenor shareholders will have certain demand and piggyback registration rights with respect to shares of Class A Common Stock owned by them. In addition, upon consummation of the Tichenor Merger, it is anticipated that Clear Channel and the Major Tichenor Stockholders will enter into the Stockholders Agreement whereby such stockholders will agree to certain restrictions on the transfer of their shares of Common Stock of the Company and will grant certain rights of first refusal and "tag-along" rights with respect to certain sales of such shares. See "The Tichenor
Merger -- Registration Rights; Stockholders Agreement."

                          DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital stock consists of 30,000,000 shares of Class A Common Stock, $.001 par value, 7,000,000 shares of Class B Common Stock, $.001 par value, and 5,000,000 shares of Preferred Stock, $.001 par value. As of September 30, 1996, 11,547,731 shares of Class A Common Stock were outstanding and no shares of Class B Common Stock or Preferred Stock were outstanding. Upon consummation of the Tichenor Merger, the authorized shares of each of Class A Common Stock and Class B Common Stock (to be amended to become Nonvoting Common Stock) will increase to 50,000,000.

COMMON STOCK

     General. All of the outstanding shares of Common Stock are, and the shares of Class A Common Stock offered hereby will be, validly issued, fully paid and nonassessable. The rights of holders of shares of Class A Common Stock and Class B Common Stock are identical except for voting rights. Currently, there are no outstanding shares of Class B Common Stock.

     Voting Rights. Holders of shares of Common Stock vote as a single class on all matters submitted to a vote of the stockholders, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock generally entitled to ten votes. However, each share of Class A Common Stock and Class B Common Stock is entitled to one vote when required by law. Holders of Common Stock are not entitled to cumulate votes in the election of directors. There are no shares of Class B Common Stock currently outstanding. Upon consummation of the Tichenor Merger, the Certificate of Incorporation of the Company will be amended to provide that the rights of the Class B Common Stock will be modified as described herein under "Nonvoting Common Stock."

     Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of any class of Common Stock which is entitled to vote is required to approve any amendment to the Certificate of Incorporation of the Company which would increase or decrease the aggregate number of authorized shares of any class, increase or decrease the par value of the shares of any class, or modify or change the powers, preferences or special rights of the shares of any class so as to affect such class adversely.

     Nonvoting Common Stock. If approved by the Board of Directors and stockholders of the Company, the Company will amend its certificate of incorporation (the "Charter Amendment") to authorize 50,000,000 shares of the Class B Common Stock and amend the rights of the holders thereof, as further described herein. For purposes of this Prospectus, the Class B Common Stock, after giving effect to the amendment to the rights thereof, has been referred to herein as the "Nonvoting Common Stock." The Nonvoting Common Stock will be issued in exchange for shares of Class A Common Stock held by Clear Channel in the Tichenor Merger.

     Holders of the Nonvoting Common Stock will, in certain circumstances, have certain voting rights, with each share of Nonvoting Common Stock being entitled to one vote. Specifically, so long as Clear Channel and its affiliates own at least 20% of the Common Stock then outstanding, the Company will not be able to, and will not be able to permit any subsidiary to, without the vote or consent by the holders of a majority of the Nonvoting Common Stock voting as a single class, take any of the following actions: (i) effect the sale, lease or other transfer of all or substantially all of the assets of the Company, or any merger or consolidation involving the Company where the stockholders of the Company immediately prior to such transaction would not own at least 50% of the capital stock of the surviving entity, or any reclassification, recapitalization, dissolution, liquidation or winding up of the Company; (ii) authorize, issue or obligate itself to issue any shares of Preferred Stock; (iii) make or permit any amendment to the Company's certificate of incorporation that adversely affects the rights of the holders of Nonvoting Common Stock; (iv) declare or pay any non-cash dividends on or make any other non-cash distribution on the Company's Common Stock; or (v) make or permit any amendment or modification to the Company's certificate of incorporation concerning the Company's capital stock.

     Conversion of Nonvoting Common Stock. The Company's Restated Certificate of Incorporation will provide that only Clear Channel and its affiliates may own shares of Nonvoting Common Stock. The Nonvoting Common Stock that Clear Channel and its affiliates will receive in the Tichenor Merger will convert into Class A Common Stock automatically upon sale, gift or other transfer to a person or entity other than Clear Channel or an affiliate of Clear Channel. Each share of the Nonvoting Common Stock will also be convertible into Class A Common Stock at the option of its holder subject to necessary FCC consents. In addition, Clear Channel may convert shares of Class A Common Stock held by it into shares of Nonvoting Common Stock at its option.

     Other Provisions. Subject to the rights of any Preferred Stock, the holders of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors in it discretion from funds legally available therefor, and upon liquidation or dissolution are entitled to receive all assets available for distribution to the stockholders. The holders of the Common Stock have no preemptive or other subscription rights, and there are no redemption or sinking fund provisions with respect to such shares.

PREFERRED STOCK

     The shares of Preferred Stock may be issued in series with such designations, preferences, limitations and relative rights as the Company's Board of Directors may determine.

CERTAIN ANTITAKEOVER EFFECTS OF CHARTER AMENDMENT AND DELAWARE LAW

     Certain provisions of the Charter Amendment and the Delaware General Corporation Law ("DGCL") may have the effect of impeding the acquisition of control of the Company by means of a tender offer, proxy fight, open market purchases or otherwise.

     As provided in the Charter Amendment, holders of Nonvoting Common Stock will have the right to vote separately as a class on certain matters, including a merger of the Company or sale of all or substantially all of its assets. In addition, shares of Nonvoting Common Stock are convertible into shares of Class A Common Stock at the holder's option.

     Section 203 of the DGCL restricts a wide range of transactions ("business combinations") between a corporation and an interested stockholder. An "interested stockholder" is, generally, any person who beneficially owns, directly or indirectly, 15% or more of the corporation's outstanding voting stock. Business combinations are broadly defined to include (i) mergers or consolidations with, (ii) sales or other dispositions of more than 10% of the corporation's assets to, (iii) certain transactions which would result in increasing the proportionate share of stock of the corporation or any subsidiary owned by, or (iv) receipt of the benefit (other than proportionately as a stockholder) or any loans, advances or other financial benefits by, an interested stockholder. Section 203 provides that an interested stockholder may not engage in a business combination with the corporation for a period of three years from the time of becoming an interested stockholder unless (i) the board of directors approved either the business combination or the transaction which resulted in the person becoming an interested stockholder prior to the time such person became an interested stockholder; (ii) upon consummation of the transaction which resulted in the person becoming an interested stockholder, that person owned at least 85% of the corporation's voting stock (excluding shares owned by persons who are officers and also directors and shares owned by certain employee stock plans); or (iii) the business combination is approved by the board of directors and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

ALIEN OWNERSHIP

     The Company's Restated Certificate of Incorporation restricts the ownership and voting of the Company's capital stock, including its Class A Common Stock, in accordance with the Communications Act and the rules of the FCC to prohibit ownership of more than 25% of the Company's outstanding capital stock (or control of more than 25% of the voting power it represents) by or for the account of aliens, foreign governments, or non-U.S. corporations or corporations otherwise subject to control by such persons or entities. The Restated Certificate of Incorporation also prohibits any transfer of the Company's capital stock which would cause the Company to violate this prohibition. In addition, the Restated Certificate of Incorporation authorizes the Company's Board of Directors to adopt such provisions as it deems necessary to enforce these prohibitions.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Class A Common Stock is Harris Trust Company of California.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below (the "Underwriters") have severally agreed to purchase from the Company and Clear Channel the following respective number of shares of Class A Common Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus:

                                                                                   NUMBER OF
                                  UNDERWRITER                                       SHARES
--------------------------------------------------------------------------------   ---------
Alex. Brown & Sons Incorporated.................................................
Credit Suisse First Boston Corp. ...............................................
Lehman Brothers Inc.............................................................
Montgomery Securities...........................................................
Smith Barney Inc................................................................
                                                                                   ---------
Total...........................................................................   3,850,000
                                                                                   =========

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all shares of Class A Common Stock offered hereby if any of such shares are purchased.

     The Company and Clear Channel have been advised by the Underwriters that the Underwriters propose to offer the shares of Class A Common Stock to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess
of $          per share. The Underwriters may allow, and such dealers may
reallow, a concession not in excess of $          per share to certain other
dealers.

     The Company has granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to 525,000 additional shares of Class A Common Stock at the public offering price less the underwriting discounts and commission set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Class A Common Stock to be purchased by it shown in the above table bears to 3,850,000, and the Company will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of Class A Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares on the same terms as those in which the 3,850,000 shares are being offered.

     The Underwriting Agreement contains covenants of indemnity and contribution among the Company, Clear Channel and the Underwriters with respect to certain liabilities, including liabilities under the Securities Act.

     The Company, its directors and executive officers and Clear Channel have agreed that they will not, directly or indirectly, offer, sell or otherwise dispose of any equity securities of the Company or any securities convertible into, or exchangeable for, or any rights to purchase or acquire, equity securities of the Company (other than employee stock options granted by the Company in the ordinary course of business) for a period of 90 days after the date of this Prospectus, without the prior written consent of Alex. Brown & Sons Incorporated.

     One or more of the Underwriters currently act as market makers for the Class A Common Stock and may engage in "passive market making" in such securities on the Nasdaq National Market in accordance with Rule 10b-6A under the Exchange Act. Rule 10b-6A permits, upon the satisfaction of certain condition, underwriters participating in a distribution that are also Nasdaq market makers in the security being distributed to engage in limited market making transactions during the period when Rule 10b-6 under the Exchange Act would otherwise prohibit such activity. Rule 10b-6 prohibits underwriters engaged in passive market making generally from entering a bid or effecting a purchase at a price that exceeds the highest bid for those securities displayed on the Nasdaq National Market by a market maker that is not participating in the distribution. Under Rule 10b-6A, each underwriter engaged in passive market making is subject to a daily net purchase limitation equal to 30% of such entity's average daily trading volume during the two full consecutive calendar months immediately preceding the date of the filing of the registration statement under the Securities Act pertaining to the security to be distributed.

                                 LEGAL OPINIONS

     Certain legal matters in connection with the shares of Class A Common Stock offered hereby will be passed upon for the Company and Clear Channel by their special counsel, Akin, Gump, Strauss, Hauer & Feld, L.L.P. (a partnership including professional corporations), San Antonio, Texas. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by their counsel, Piper & Marbury L.L.P., Baltimore, Maryland. Alan D. Feld, the sole shareholder of a professional corporation which is a partner of Akin, Gump, Strauss, Hauer & Feld, L.L.P., is a director of Clear Channel, the selling shareholder.

                                    EXPERTS

     The consolidated financial statements of Heftel Broadcasting Corporation appearing in Heftel Broadcasting Corporation's Annual Report (Form 10-K) for the year ended September 30, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Tichenor Media System, Inc. as of December 31, 1994 and 1995 and for each of the years in the three-year period ended December 31, 1995, are included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, included herein, and upon the authority of said firm as experts in accounting and auditing.

     The combined financial statements of KSOL-FM and KYLZ-FM (Divisions of Crescent Communications, L.P.) as of December 31, 1994 and 1995 and for the period April 1, 1994 to December 31, 1994 and for the year ended December 31, 1995 are incorporated herein, in reliance upon the report of Miller, Kaplan, Arase & Co., independent certified public accountants incorporated herein, and upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements filed by the Company with the Commission pursuant to the information requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the
Commission: New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York, 10048, Los Angeles Regional Office, Suite 1100, 5670 Wilshire Boulevard, Los Angeles, California, 90036, and Chicago Regional Office, 500 W. Madison Street, 14th Floor, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates or through the Internet from the SEC's home page on the World Wide Web at http://www.sec.gov. In addition, reports, proxy statements and other information concerning the Company can be inspected and copied at the offices of the Nasdaq National Market, Report Section, 1735 K Street, N.W., Washington, D.C. 20006.

     This Prospectus, which constitutes a part of a Registration Statement filed by the Company with the Commission under the Securities Act, omits certain information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to the Company and the Class A Common Stock offered hereby. Statements contained herein concerning provisions of any document are not necessarily complete, and each statement is qualified in its entirety by reference to the copy of such document filed with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by Company pursuant to the Exchange Act are incorporated by reference in this Prospectus:


          1. The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1996, as amended by Form 10-K/A dated January 31, 1997; and


          2. The description of the Company's Common Stock contained in the section entitled "Description of Capital Stock" contained in the Registration Statement on Form S-1 of the Company, as amended, filed with the Securities and Exchange Commission on April 29, 1994 (No. 33-78370) and incorporated by reference into the Registration Statement on Form 8-A under the Securities Exchange Act of 1934, as amended, of the Company filed with the Commission on July 8, 1994, and the Registration Statement on Form S-3, of the Company, as amended, filed with the Commission on February 26, 1996 (No. 333-1060).

     Any documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. To the extent that any proxy statement is incorporated by reference herein, such incorporation shall not include any information contained in such proxy statement which is not, pursuant to the Commission's rules, deemed to be "filed" with the Commission or subject to the liabilities of Section 18 of the Exchange Act.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document described above (other than exhibits, unless such exhibits are specifically incorporated by reference). Requests for such copies should be directed to John T. Kendrick, Senior Vice President, Chief Financial Officer and Assistant Secretary, Heftel Broadcasting Corporation, 6767 West Tropicana Avenue, Suite 102, Las Vegas, Nevada 89103 (telephone: (702) 367-3322).

                         INDEX TO FINANCIAL STATEMENTS

TICHENOR MEDIA SYSTEM, INC. AND SUBSIDIARIES
  Independent Auditors' Report........................................................   F-2
  Consolidated Balance Sheets as of December 31, 1994 and 1995 and September 30, 1996
     (unaudited)......................................................................   F-3
  Consolidated Statements of Income for the Years Ended December 31, 1993, 1994 and
     1995 and the Nine Months Ended September 30, 1995 and 1996 (unaudited)...........   F-4
  Consolidated Statements of Changes in Stockholders' Equity for the Years Ended
     December 31, 1993, 1994 and 1995 and for the Nine Months Ended September 30, 1996
     (unaudited)......................................................................   F-5
  Consolidated Statements of Cash Flows for the Years Ended December 31, 1993, 1994
     and 1995 and for the Nine Months Ended September 30, 1995 and 1996 (unaudited)...   F-6
  Notes to Consolidated Financial Statements..........................................   F-7
KSOL-FM AND KYLZ-FM (DIVISIONS OF CRESCENT COMMUNICATIONS, L.P.)
  Independent Auditor's Report........................................................  F-16
  Combined Balance Sheets as of December 31, 1994 and 1995 and June 30, 1996
     (unaudited)......................................................................  F-17
  Combined Statements of Operations and Partners' Deficiency for the Nine Months Ended
     December 31, 1994, the Year Ended December 31, 1995 and for the Six Months Ended
     June 30, 1995 and 1996 (unaudited)...............................................  F-18
  Combined Statements of Cash Flows for the Nine Months Ended December 31, 1994, the
     Year Ended December 31, 1995 and for the Six Months Ended June 30, 1995 and 1996
     (unaudited)......................................................................  F-19
  Notes to Combined Financial Statements..............................................  F-20

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Tichenor Media System, Inc.:

     We have audited the accompanying consolidated financial statements of Tichenor Media System, Inc. and subsidiaries as listed in the accompanying index. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tichenor Media System, Inc. and subsidiaries as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995 in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

Dallas, Texas
May 6, 1996

                  TICHENOR MEDIA SYSTEM, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                          DECEMBER 31
                                                                  ---------------------------   SEPTEMBER 30,
                                                                     1994            1995           1996
                                                                  -----------     -----------   -------------
                                                                                                 (UNAUDITED)
Current assets:
  Cash and cash equivalents...................................    $ 2,331,014     $ 3,593,955   $   5,065,872
  Accounts receivable, net of allowance of $228,282 in 1994,
    $756,808 in 1995 and $443,001 in 1996.....................      7,465,380       8,275,427       9,851,274
  Income tax receivable, including accrued interest...........      5,156,081              --              --
  Amounts receivable from officers and stockholders...........         54,930          99,168         121,451
  Prepaid expenses and other current assets...................        241,547         358,640         746,827
                                                                  -----------     -----------    ------------
         Total current assets.................................     15,248,952      12,327,190      15,785,424
                                                                  -----------     -----------    ------------
Investments, at equity........................................        249,892         221,458         206,583
                                                                  -----------     -----------    ------------
Property and equipment, at cost:
  Land........................................................      1,541,152       2,095,690       2,093,190
  Buildings and improvements..................................      2,823,251       2,553,595       2,794,970
  Broadcast and other equipment...............................     10,985,817      12,075,807      14,296,563
  Furniture and fixtures......................................      2,136,571       2,253,794       2,474,034
                                                                  -----------     -----------    ------------
                                                                   17,486,791      18,978,886      21,658,757
  Less accumulated depreciation...............................     11,107,206      11,449,267     (12,222,272)
                                                                  -----------     -----------    ------------
                                                                    6,379,585       7,529,619       9,436,485
                                                                  -----------     -----------    ------------
Intangible assets:
  Broadcast licenses..........................................     26,792,702      31,981,514      76,339,610
  Cost in excess of fair value of net assets acquired.........        363,100         363,100         363,100
  Other intangible assets.....................................      4,667,207       6,098,796       6,615,466
                                                                  -----------     -----------    ------------
                                                                   31,823,009      38,443,410      83,318,176
  Less accumulated amortization...............................      5,417,195       6,975,960       8,532,480
                                                                  -----------     -----------    ------------
                                                                   26,405,814      31,467,450      74,785,696
                                                                  -----------     -----------    ------------
Other noncurrent assets:
  Deferred charges, net.......................................        847,164         853,730         731,938
  Notes receivable from related parties.......................        578,439         571,439         566,439
                                                                  -----------     -----------    ------------
                                                                    1,425,603       1,425,169       1,298,377
                                                                  -----------     -----------    ------------
         Total assets.........................................    $49,709,846     $52,970,886   $ 101,512,565
                                                                  ===========     ===========    ============
                                    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable............................................    $ 1,872,925     $ 1,213,979   $   1,836,280
  Accrued expenses............................................      1,656,247       2,743,274       4,200,855
  Income taxes payable........................................        584,931         565,574         615,081
  Amounts payable to officers and stockholders................        211,152         270,184         184,419
  Current portion of long-term obligations....................      5,608,823          47,611          42,468
                                                                  -----------     -----------    ------------
         Total current liabilities............................      9,934,078       4,840,622       6,879,103
                                                                  -----------     -----------    ------------
Long-term obligations, less current portion...................     18,541,055      25,381,706      71,251,200
                                                                  -----------     -----------    ------------
Deferred income taxes.........................................      3,691,480       3,582,421       3,818,064
                                                                  -----------     -----------    ------------
14% senior redeemable cumulative preferred stock and accrued dividends, $1,000 par value; authorized, issued and
  outstanding 3,000 shares....................................      3,359,680       3,378,749       3,378,749
                                                                  -----------     -----------    ------------
Common stock purchase warrant subject to mandatory redemption,
  at accreted value...........................................      2,394,520       3,828,520       4,140,000
                                                                  -----------     -----------    ------------
Commitments and contingencies
Stockholders' equity:
  10.5% junior noncumulative preferred stock, $10 par value;
    authorized 100,000 shares; issued 42,829 shares;
    outstanding 35,919 shares in 1994 and 35,772 shares in
    1995 and 1996 (liquidation preference of $3,682,950)......        368,295         368,295         368,295
  Common stock, $1 par value; authorized 9,897,000 shares;
    issued 743,704 shares; outstanding 678,897 shares in 1994,
    684,420 shares in 1995 and 684,169 shares in 1996.........        743,704         743,704         743,704
  Additional paid-in capital..................................      4,212,814       4,357,038       4,357,038
  Retained earnings...........................................      8,031,391       8,081,638       8,130,477
  Less treasury stock at cost.................................     (1,470,073)     (1,379,263)     (1,395,535)
  Receivables for stock purchases.............................        (97,098)       (212,544)       (158,530)
                                                                  -----------     -----------    ------------
         Stockholders' equity.................................     11,789,033      11,958,868      12,045,449
                                                                  -----------     -----------    ------------
         Total liabilities and stockholders' equity...........    $49,709,846     $52,970,886   $ 101,512,565
                                                                  ===========     ===========    ============

          See accompanying notes to consolidated financial statements.

                  TICHENOR MEDIA SYSTEM, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                                         NINE MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31                  SEPTEMBER 30
                                           ---------------------------------------   -------------------------
                                              1993          1994          1995          1995          1996
                                           -----------   -----------   -----------   -----------   -----------
                                                                                            (UNAUDITED)
Revenues.................................. $35,349,367   $41,099,785   $46,377,676   $33,745,932   $37,202,302
Agency commissions........................  (3,550,029)   (4,238,805)   (4,776,415)   (3,499,553)   (4,090,677)
                                           -----------   -----------   -----------   -----------   -----------
         Net revenues.....................  31,799,338    36,860,980    41,601,261    30,246,379    33,111,625
                                           -----------   -----------   -----------   -----------   -----------
Operating expenses:
  Selling.................................  10,968,783    13,203,789    13,864,947     9,609,062    10,096,635
  Programming.............................   3,998,801     4,866,974     5,452,060     3,978,874     4,896,413
  Promotion and market research...........   1,143,868     1,701,147     1,730,225     1,286,512     1,793,533
  Engineering.............................     906,199       983,014     1,038,024       760,617       935,986
  General and administrative..............   6,765,544     7,087,274     7,659,303     5,481,595     6,066,585
  Corporate expenses......................   2,238,115     2,484,121     2,685,541     1,852,179     2,744,737
  Depreciation and amortization...........   1,930,783     2,368,113     2,467,056     1,821,191     2,371,824
                                           -----------   -----------   -----------   -----------   -----------
         Total operating expenses.........  27,952,093    32,694,432    34,897,156    24,790,030    28,905,713
                                           -----------   -----------   -----------   -----------   -----------
Operating income..........................   3,847,245     4,166,548     6,704,105     5,456,349     4,205,912
                                           -----------   -----------   -----------   -----------   -----------
Other income (expense):
  Interest income.........................     113,358     2,852,011       190,390       214,747        61,480
  Interest expense........................  (2,145,519)   (2,594,590)   (2,230,009)   (1,641,038)   (2,511,031)
  Costs relating to unconsummated
    acquisitions..........................          --            --      (123,300)      (10,569)         (358)
  Other, net..............................    (199,920)     (429,492)      161,814       190,780       (54,641)
                                           -----------   -----------   -----------   -----------   -----------
                                            (2,232,081)     (172,071)   (2,001,105)   (1,246,080)   (2,504,550)
                                           -----------   -----------   -----------   -----------   -----------
Income before income taxes and
  extraordinary loss......................   1,615,164     3,994,477     4,703,000     4,210,269     1,701,362
Income taxes..............................     125,000     1,292,647     2,779,684     1,664,061     1,341,043
                                           -----------   -----------   -----------   -----------   -----------
         Income before extraordinary
           loss...........................   1,490,164     2,701,830     1,923,316     1,588,046     1,237,312
Extraordinary loss on retirement of debt,
  net of income tax benefit of $224,030...          --      (381,456)           --            --            --
                                           -----------   -----------   -----------   -----------   -----------
         Net income.......................   1,490,164     2,320,374     1,923,316     2,546,208       360,319
Preferred stock dividends.................    (228,667)     (431,013)     (439,069)     (329,245)           --
Accretion of stock warrant to redemption
  value...................................  (1,516,000)     (715,000)   (1,434,000)     (414,000)     (311,480)
                                           -----------   -----------   -----------   -----------   -----------
         Net income (loss) applicable to
           common shareholders............ $  (254,503)  $ 1,174,361   $    50,247   $ 1,802,963   $    48,839
                                           ===========   ===========   ===========   ===========   ===========
Net income (loss) per share:
  Income before extraordinary loss........ $      (.39)  $      2.00   $       .07   $      2.44   $       .07
                                           ===========   ===========   ===========   ===========   ===========
  Net income.............................. $      (.39)  $      1.51   $       .07   $      2.44   $       .07
                                           ===========   ===========   ===========   ===========   ===========
  Weighted average common and common
    equivalent shares outstanding.........     654,651       778,211       740,150       738,431       747,523
                                           ===========   ===========   ===========   ===========   ===========

          See accompanying notes to consolidated financial statements.

                  TICHENOR MEDIA SYSTEM, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                 JUNIOR PREFERRED
                                      STOCK               COMMON STOCK                                  RECEIVABLES
                               --------------------   --------------------   ADDITIONAL                     FOR
                                NUMBER                 NUMBER                 PAID-IN      TREASURY        STOCK       RETAINED
                               OF SHARES    AMOUNT    OF SHARES    AMOUNT     CAPITAL        STOCK       PURCHASES     EARNINGS
                               ---------   --------   ---------   --------   ----------   -----------   -----------   -----------
Balance at December 31,
  1992.......................    42,829    $428,295    726,523    $726,523   $4,447,765   $(1,681,180)   $  (2,052)   $ 7,170,163
Accretion of stock warrant to
  redemption value...........        --          --         --          --          --             --           --     (1,516,000)
Senior redeemable preferred
  stock dividends............        --          --         --          --          --             --           --       (228,667)
Issuance costs of senior
  redeemable preferred
  stock......................        --          --         --          --    (321,836)            --           --             --
Sale of treasury stock.......        --          --         --          --          --        181,129      (91,250)       (58,630)
Collection of stock purchase
  receivables................        --          --         --          --          --             --       30,514             --
Net income...................        --          --         --          --          --             --           --      1,490,164
                                 ------    --------    -------    --------   ----------   -----------    ---------    -----------
Balance at December 31,
  1993.......................    42,829     428,295    726,523     726,523   4,125,929     (1,500,051)     (62,788)     6,857,030
Conversion of junior
  preferred stock to common
  stock......................    (6,000)    (60,000)    17,181      17,181      42,819             --           --             --
Accretion of stock warrant to
  redemption value...........        --          --         --          --          --             --           --       (715,000)
Senior redeemable preferred
  stock dividends............        --          --         --          --          --             --           --       (431,013)
Purchase of treasury stock...        --          --         --          --          --        (36,957)          --             --
Sale of treasury stock.......        --          --         --          --      44,066         66,935      (81,000)            --
Collection of stock purchase
  receivables................        --          --         --          --          --             --       46,690             --
Net income...................        --          --         --          --          --             --           --      2,320,374
                                 ------    --------    -------    --------   ----------   -----------    ---------    -----------
Balance at December 31,
  1994.......................    36,829     368,295    743,704     743,704   4,212,814     (1,470,073)     (97,098)     8,031,391
Accretion of stock warrant to
  redemption value...........        --          --         --          --          --             --           --     (1,434,000)
Senior redeemable preferred
  stock dividends............        --          --         --          --          --             --           --       (439,069)
Purchase of treasury stock...        --          --         --          --          --        (41,467)          --             --
Sale of treasury stock.......        --          --         --          --     144,224        132,277     (219,000)            --
Collection of receivables for
  stock......................        --          --         --          --          --             --      103,554             --
Net income...................        --          --         --          --          --             --           --      1,923,316
                                 ------    --------    -------    --------   ----------   -----------    ---------    -----------
Balance at December 31,
  1995.......................    36,829     368,295    743,704     743,704   4,357,038     (1,379,263)    (212,544)     8,081,638
Accretion of stock warrant to
  redemption value
  (unaudited)................        --          --         --          --          --             --           --       (311,000)
Purchase of treasury stock
  (unaudited)................        --          --         --          --          --        (16,272)       2,376             --
Collection of stock purchase
  receivables (unaudited)....        --          --         --          --          --             --       51,630             --
Net income (unaudited).......        --          --         --          --          --             --           --        360,319
                                 ------    --------    -------    --------   ----------   -----------    ---------    -----------
Balance at September 30, 1996
  (unaudited)................    36,829    $368,295    743,704    $743,704   $4,357,038   $(1,395,535)   $(158,530)   $ 8,130,477
                                 ======    ========    =======    ========   ==========   ===========    =========    ===========

          See accompanying notes to consolidated financial statements.

                  TICHENOR MEDIA SYSTEM, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                              NINE MONTHS ENDED
                                                        YEAR ENDED DECEMBER 31                  SEPTEMBER 30
                                               ----------------------------------------   -------------------------
                                                   1993          1994          1995          1995          1996
                                               ------------   -----------   -----------   -----------   -----------
                                                                                                 (UNAUDITED)
Cash flows from operating activities:
  Adjustments to reconcile net income to net
    cash provided by operating activities:
    Net income................................ $  1,490,164   $ 2,320,374   $ 1,923,316   $ 2,546,208   $   360,319
    Provision for bad debts...................      330,727       491,750       767,614       397,950       344,992
    Depreciation and amortization.............    1,930,783     2,368,113     2,467,056     1,821,191     2,371,824
    Barter transactions, net..................     (214,222)     (312,926)      (34,450)      163,559      (131,514)
    Amortization of debt facility fee included
      in interest expense.....................      201,158       112,565       134,608       101,956       100,956
    Loss (gain) from unconsolidated
      partnership interests...................       55,291      (109,624)       19,834        14,874        14,875
    Loss (gain) from sale of investments......           --            --        (6,081)           --            --
    Valuation adjustments on notes receivable,
      investments and other noncurrent
      assets..................................      691,978        12,600            --            --            --
    Loss (gain) on disposition of assets......     (223,348)      325,676      (260,619)     (270,845)        5,608
    Deferred income taxes.....................           --     3,691,480      (109,059)      (81,794)      235,643
    Loss on retirement of debt................           --       605,486            --            --            --
    Changes in operating assets and
      liabilities:
      Accounts receivable, net................   (1,919,735)   (1,459,841)   (1,543,211)   (2,254,953)   (1,789,325)
      Income tax receivable...................           --    (5,156,081)    5,156,081     5,156,081            --
      Amounts receivable from officers and
         stockholders.........................        6,261       105,120       (44,238)      (25,138)      (22,283)
      Prepaid expenses and other current
         assets...............................      (68,199)      263,534      (117,093)     (239,677)     (388,187)
      Accounts payable........................    1,298,235      (438,554)     (658,946)     (931,037)      622,301
      Accrued expenses........................      714,089      (259,329)    1,087,027     1,722,811     1,457,581
      Income taxes payable....................      125,000       459,931       (19,357)     (192,245)       49,507
      Amounts payable to officers and
         stockholders.........................       43,390       138,898        59,032       (81,964)      (85,765)
                                               ------------   -----------   -----------   -----------   -----------
         Net cash provided by operating
           activities.........................    4,461,572     3,159,172     8,821,514     7,846,977     3,146,532
                                               ------------   -----------   -----------   -----------   -----------
Cash flows from investing activities:
  Investment sales, distributions and
    additions.................................      (31,277)       25,000        14,681         8,526            --
  Acquisitions of radio stations..............  (14,800,000)           --    (6,740,000)   (6,250,000)  (46,500,000)
  Property and equipment acquisitions.........     (600,350)     (899,762)   (1,279,915)     (969,747)   (1,167,019)
  Dispositions of property and equipment......      339,529       652,080       644,737       643,682         2,950
  Increase in intangible assets...............     (437,706)     (303,223)   (1,042,929)     (924,219)       61,525
  Decrease (increase) in other noncurrent
    assets....................................      (65,789)     (150,362)     (134,174)     (146,316)       25,836
                                               ------------   -----------   -----------   -----------   -----------
         Net cash used in investing
           activities.........................  (15,595,593)     (676,267)   (8,537,600)   (7,638,074)  (47,576,708)
                                               ------------   -----------   -----------   -----------   -----------
Cash flows from financing activities:
  Borrowings on long-term obligations.........   26,803,922            --     7,150,000     6,650,000    45,900,000
  Payments on long-term obligations...........  (16,119,907)   (3,014,894)   (5,870,561)   (5,857,941)      (35,649)
  Dividends on senior preferred stock.........           --      (300,000)     (420,000)     (420,000)           --
  Net proceeds from issuance of senior
    preferred stock...........................    2,678,164            --            --            --            --
  Payment of deferred financing costs.........     (717,742)     (897,389)           --            --            --
  Proceeds from issuance of common stock
    purchase warrant..........................      163,520            --            --            --            --
  Sales of treasury stock.....................       31,249        30,001        57,501            --            --
  Note payments from stockholders.............       28,462        46,690       103,554        48,384        51,638
  Purchases of treasury stock.................           --       (36,957)      (41,467)      (41,466)      (13,896)
                                               ------------   -----------   -----------   -----------   -----------
         Net cash provided by (used in)
           financing activities...............   12,867,668    (4,172,549)      979,027       378,977    45,902,093
                                               ------------   -----------   -----------   -----------   -----------
Net increase (decrease) in cash and cash
  equivalents.................................    1,733,647    (1,689,644)    1,262,941       587,880     1,471,917
Cash and cash equivalents at beginning of
  period......................................    2,287,011     4,020,658     2,331,014     2,331,014     3,593,955
                                               ------------   -----------   -----------   -----------   -----------
Cash and cash equivalents at end of period.... $  4,020,658   $ 2,331,014   $ 3,593,955   $ 2,918,894   $ 5,065,872
                                               ============   ===========   ===========   ===========   ===========

          See accompanying notes to consolidated financial statements.

                  TICHENOR MEDIA SYSTEM, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE-MONTH
            PERIODS ENDED SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Tichenor Media System, Inc. was formed on August 17, 1982 for the purpose of owning and operating a group of Spanish language broadcast radio stations. The Company's radio stations are located in San Antonio, McAllen-Brownsville, Houston and El Paso, Texas and Chicago, Illinois.

  Basis of Consolidation

     The accompanying consolidated financial statements include the accounts of Tichenor Media System, Inc. and its wholly-owned subsidiaries, Tichenor License Corporation ("TLC"), WADO Radio, Inc. ("WRI") and TC Television, Inc. ("TCTV") (collectively, the "Company"). The Company consolidates the accounts of subsidiaries when it has a controlling financial interest (over 50%) in the outstanding voting shares of the subsidiary.

     All significant intercompany accounts and transactions have been eliminated in consolidation.

  Accounting Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash Equivalents

     Debt instruments with original maturities of three months or less are considered to be cash equivalents. Cash equivalents at December 31, 1994 and 1995 are comprised of treasury bills, other government securities and money market funds and totalled $1,813,793 and $461,029, respectively.

  Investments

     The Company uses the equity method to account for investments when it does not have a controlling interest but has the ability to exercise significant influence over the operating and/or financial decisions of the investee. Investments where the Company does not exert significant influence are accounted for using the cost method. Investments at December 31, 1994 and 1995 are comprised primarily of a 50% interest in a general partnership which owns a transmission tower that is leased to the Company.

  Property, Equipment and Land

     Property, equipment and land are recorded at cost. Expenditures for significant renewals and betterments are capitalized. Repairs and maintenance are charged to expense as incurred.

     Depreciation is provided in amounts sufficient to relate the asset cost to operations over the estimated useful lives (five to forty years) on a straight-line basis. Leasehold improvements are amortized over the life of the lease or the estimated service life of the asset, whichever is shorter. Gains or losses from disposition of property and equipment is recognized in the statement of operations.

                  TICHENOR MEDIA SYSTEM, INC. AND SUBSIDIARIES

          (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE-MONTH
            PERIODS ENDED SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

  Intangible Assets

     Intangible assets are recorded at cost. Amortization of intangible assets is provided in amounts sufficient to relate the asset cost to operations over the estimated useful lives (two to forty years) on a straight-line basis.

  Advertising Costs

     Advertising costs are charged to operations in the year incurred and totaled $779,582, $894,982 and $1,232,255 for the years ended December 31, 1993,
1994 and 1995, respectively.

  Barter Transactions

     Barter transactions are recorded at the estimated fair value of the goods or services received. Revenues from barter transactions are recognized as income when advertisements are broadcast. Expenses are recognized when goods or services are received or used. Barter amounts are not significant to the Company's financial statements.

  Income Taxes

     The Company follows Statement of Financial Accounting Standards No. 109 ("SFAS No. 109"), "Accounting for Income Taxes." SFAS No. 109 requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

  Earnings Per Share

     Net income or loss per common share is computed by dividing net income or loss applicable to common shareholders by the weighted average number of common and dilutive common equivalent shares (junior preferred stock) outstanding during each year. The stock warrant has been excluded from the computation as its effect would be antidilutive.

  Financial Instruments

     The carrying amounts of financial instruments including cash and cash equivalents, trade receivables and accounts payable approximated fair value as of December 31, 1994 and 1995, because of the relatively short maturity of these instruments. The carrying value of long-term obligations, including the current portion, approximated fair value as of December 31, 1994 and 1995, based upon quoted market prices for the same or similar debt issues.

  Interim Financial Statements

     In the opinion of management, the accompanying unaudited consolidated financial statements as of June 30, 1996 and for the six-month periods ended June 30, 1995 and 1996 reflect all adjustments (none of which were other than normal recurring accruals) necessary to a fair presentation of the Company's financial position and results of operations for such periods. The results of operations for the six-month period ended June 30, 1996 are not necessarily indicative of

                  TICHENOR MEDIA SYSTEM, INC. AND SUBSIDIARIES

          (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE-MONTH
            PERIODS ENDED SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

results to be achieved for the full year. The unaudited interim financial statements do not include all disclosures required by generally accepted accounting principles.

2. ACQUISITIONS OF RADIO STATIONS

     On June 1, 1995, certain tangible and intangible assets of radio station KMPQ-AM in Rosenberg-Richmond (Houston), Texas were acquired for $2,500,000. The intangible assets acquired are amortized using the straight line method over 15 to 40 years. This acquisition, along with a deposit for $500,000 related to the KMIA-FM acquisition, was funded with bank financing.

     On June 16, 1995, the Company purchased certain tangible and intangible assets of KLTN-FM in Port Arthur (Houston), Texas for $3,650,000. The intangible assets acquired are amortized using the straight line method over 15 to 40 years. Bank financing was used to fund this acquisition.

     On June 23, 1995, TCTV purchased certain tangible and intangible assets associated with the television program known as "Tejano Country." The purchase price was $100,000 and was funded from operations.

     The Company acquired certain tangible and intangible assets of radio station KAMA-AM in El Paso, Texas on October 11, 1995. The purchase price was $300,000. In addition, a two-year non-competition agreement was acquired for $190,000. The intangible assets acquired are amortized using the straight line method over 2 to 40 years. These assets together with $10,000 in working capital were funded with bank financing.

     Prior to the acquisitions of KMPQ-AM, KLTN-FM and KAMA-AM, the Company operated the stations under time brokerage agreements. The time brokerage agreements provided that the Company retain all revenues associated with advertising time and pay certain operating expenses. These agreements were effective December 1, 1994, April 27, 1992, and June 23, 1995, for KMPQ-AM, KLTN-FM and KAMA-AM, respectively. Time brokerage agreement fees related to these stations for the years ended December 31, 1994 and 1995 are $579,404 and $91,463, respectively.

     Unaudited consolidated condensed pro forma results of operations as if all acquisitions occurred as of the beginning of the periods presented are as follows:

                                                                1994            1995
                                                             -----------     -----------
    Net revenues...........................................  $34,294,803     $38,229,370
    Operating income.......................................    2,988,834       6,251,306
    Net income.............................................      562,712       1,204,873
    Net loss per common share..............................         (.83)           (.91)

3. ACCRUED EXPENSES

     The following is a summary of accrued expenses:

                                                      DECEMBER 31,
                                                -------------------------     SEPTEMBER 30,
                                                   1994           1995            1996
                                                ----------     ----------     -------------
                                                                               (UNAUDITED)
    Commissions payable.......................  $1,200,128     $1,431,253      $ 2,032,314
    Accrued interest..........................          --        796,933        1,334,184
    Other accrued expenses....................     456,119        515,088          834,357
                                                ----------     ----------     -------------
              Total accrued expenses..........  $1,656,247     $2,743,274      $ 4,200,855
                                                ==========     ==========     ============

                  TICHENOR MEDIA SYSTEM, INC. AND SUBSIDIARIES

          (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE-MONTH
            PERIODS ENDED SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

4. LONG-TERM OBLIGATIONS

     The following is a summary of long-term obligations outstanding as of December 31, 1994 and 1995:

                                                                1994            1995
                                                             -----------     -----------
    Bank loans, aggregate commitment of $50 million,
      interest rate based on LIBOR and prime plus an
      applicable margin as determined by the Company's
      total leverage ratio; interest rates ranging from
      7.44% to 9.25% at December 31, 1995; interest rates
      ranged from 7.32% to 9.75% during 1995; payable
      through 2001; collateralized by all of the Company's
      assets (including the stock of TLC, WRI, and TCTV)
      excluding FCC licenses; the Company is required to
      comply with certain financial and nonfinancial
      covenants............................................  $23,616,033     $25,348,217
    Loans from related parties, interest at 10%, payable on
      demand...............................................      404,263              --
    Various loans, interest ranging from 11.75% to 12.38%,
      payable through 1997.................................       58,203          38,456
    Obligations under capital leases, implicit interest
      rates of 5.8% to 12.2%, payable through 1997.........       71,379          42,644
                                                             -----------     -----------
                                                              24,149,878      25,429,317
    Less current portion...................................   (5,608,823)        (47,611)
                                                             -----------     -----------
                                                             $18,541,055     $25,381,706
                                                             ============    ============

     Maturities of long-term obligations for the five years subsequent to December 31, 1995 and thereafter are as follows:

                                    YEAR                          AMOUNT
                --------------------------------------------    -----------
                1996........................................    $    47,611
                1997........................................         33,490
                1998........................................             --
                1999........................................      4,098,216
                2000........................................     13,750,000
                Thereafter..................................      7,500,000

     After April 30, 1997, the bank loan agreement requires principal reductions in the loan equal to 50% of excess cash flow, as defined.

     On August 9, 1994, the Company refinanced its bank loan. An extraordinary loss of $605,486 has been recognized due to the write-off of the unamortized deferred financing costs of the loan.

     To reduce the impact of changes in interest rates on its floating rate long-term bank loan, the Company entered into an interest rate swap agreement. As of December 31, 1994, $10,370,000 of the notional amount of the agreement was outstanding. The outstanding swap agreement matured in December 1995 and effectively fixed the interest rate on the corresponding amount of the loan at 7.31%, which was based on the 90 day LIBOR plus an incremental rate. Amounts receivable or

                  TICHENOR MEDIA SYSTEM, INC. AND SUBSIDIARIES

          (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE-MONTH
            PERIODS ENDED SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

payable under the agreement were recognized currently in interest expense. Interest expense (income) recognized under the agreement totalled $279,309, $140,767 and ($57,241) for the years ended December 31, 1993, 1994 and 1995, respectively. The bank loan agreement requires the Company to enter into an interest rate swap agreement covering 50% of the outstanding obligation by December 31, 1996.

     Interest paid for the years ended December 31, 1993, 1994 and 1995 amounted to $1,478,879, $2,221,643 and $2,091,919, respectively.

5. STOCKHOLDERS' EQUITY

     The senior preferred stock has a preference as to dividends and assets in the event of a partial or complete liquidation. Dividends are cumulative and accrue at 14% per annum, compounded annually, on the sum of the par value of the stock and all accrued and unpaid dividends. As of December 31, 1994 and 1995, accrued and unpaid dividends were $359,680 and $378,749, respectively. In the event of a partial or complete liquidation, the senior preferred stock is entitled to receive the sum of the par value of the stock and all accrued and unpaid dividends ("Redemption Price") before payment of the preferential amount owed with respect to the junior preferred stock.

     The senior preferred stock has no voting rights; however, the holders of the senior preferred stock are entitled to elect one director of the Company. Each director is entitled to one vote, but if certain covenants to the investment agreement with the preferred shareholders are not met, the senior preferred stock director is entitled to 100 votes, whereas other directors will have one vote. The preferred stock director in this situation will have the power to cause the Company to sell certain assets to satisfy first the bank obligation in full and then redeem the senior preferred stock and repurchase the stock warrant discussed in the following paragraph.

     The senior preferred shareholders were issued a warrant to purchase common stock for $38,000 on or before June 15, 2003. The stock warrant is for the purchase of common stock in an amount up to 4% of the Company's total common stock outstanding at the time of exercise of the warrant, computed on a fully diluted basis. The difference between the carrying value of the warrant and its estimated fair value, as determined by management on an annual basis, is being accreted over the term of the warrant through charges to retained earnings.

     The Company has the option to redeem all the senior preferred stock at the Redemption Price and repurchase the stock warrant after December 31, 1996. The stock warrant would be repurchased at a value which approximates 4% of the sum of the fair market value of the Company's net assets. The mandatory redemption date for the senior preferred stock is June 30, 2001. Both the option to redeem the senior preferred stock and the mandatory redemption provision require the Company to simultaneously repurchase the stock warrant.

     The junior preferred stock has a preference as to dividends and assets in the event of a partial or complete liquidation. The payment of dividends on this class of stock is restricted by the bank credit agreement. In the event of a partial or complete liquidation, holders of the junior preferred stock are entitled to receive $100 per share after full payment of amounts owed to holders of the senior preferred stock and before any distribution on the common stock.

     The holders of the junior preferred stock have the right to convert their shares into common stock. The conversion rate for each share of junior preferred stock is the quotient of $100 divided by the fair market value of one share of common stock on the date of conversion. The number of shares to be converted is multiplied by such quotient.

                  TICHENOR MEDIA SYSTEM, INC. AND SUBSIDIARIES

          (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE-MONTH
            PERIODS ENDED SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

     The holders of the junior preferred stock have voting rights equal in the aggregate to 45% of the voting rights of all outstanding voting shares. The holders of the common stock have voting rights equal to the remaining 55%.

     As of December 31, 1995, treasury stock is comprised of 59,284 shares of common stock at an aggregate cost of $1,273,563 and 1,057 shares of junior preferred stock at an aggregate cost of $105,700. Except for the purchase of 147 shares of junior preferred stock at a cost of $14,700 in 1995, all other treasury stock transactions during the three years ended December 31, 1995 and the six months ended June 30, 1996 represent purchases and sales of common stock.

6. INCOME TAXES

     The provision (benefit) for income taxes on earnings before extraordinary item for the years ended December 31, 1993, 1994, and 1995 consists of the following:

                                                      1993          1994          1995
                                                    --------     -----------   ----------
    Current:
      Federal.....................................  $125,000     $(2,481,971)  $2,532,002
      State.......................................        --          83,138      356,741
                                                    ----------   -----------   ----------
              Total current tax expense
                (benefit).........................   125,000      (2,398,833)   2,888,743
                                                    ----------   -----------   ----------
    Deferred:
      Federal.....................................        --       3,392,171     (219,425)
      State.......................................        --         299,309      110,366
                                                    ----------   -----------   ----------
              Total deferred tax expense
                (benefit).........................        --       3,691,480     (109,059)
                                                    ----------   -----------   ----------
              Total income tax expense............  $125,000     $ 1,292,647   $2,779,684
                                                    ==========   ===========   ==========

     In 1994, an income tax benefit of $224,030 was allocated to the extraordinary charge discussed in note 3.

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1994 and 1995 are as follows:

                                                                1994            1995
                                                             -----------     -----------
    Deferred tax assets:
      Intangible assets....................................  $   280,654     $   444,800
      Allowance for doubtful accounts receivable...........       84,464         290,540
      Other................................................       60,976          68,000
                                                             -----------     -----------
              Total deferred tax assets....................      426,094         803,340
                                                             -----------     -----------
    Deferred tax liabilities:
      Broadcast licenses...................................   (4,107,838)     (4,356,131)
      Other................................................       (9,736)        (29,630)
                                                             -----------     -----------
              Total deferred tax liabilities...............   (4,117,574)     (4,385,761)
                                                             -----------     -----------
              Net deferred tax liabilities.................  $(3,691,480)    $(3,582,421)
                                                             ===========     ===========

                  TICHENOR MEDIA SYSTEM, INC. AND SUBSIDIARIES

          (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE-MONTH
            PERIODS ENDED SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

     The reconciliation of income tax expense computed at the federal statutory tax rate to the Company's actual income tax expense for the years ended December 31, 1993, 1994, and 1995 is as follows:

                                                    1993           1994           1995
                                                  ---------     ----------     ----------
    Federal income tax at statutory rate........  $ 549,156     $1,358,122     $1,599,020
    State income taxes, net of federal
      benefit...................................         --        252,415        308,291
    Nondeductible intangible asset
      amortization..............................         --         33,150        140,927
    Use of net operating loss carryforwards.....   (424,156)      (288,600)            --
    Other.......................................         --        (62,440)       731,446
                                                  ---------     ----------     ----------
                                                  $ 125,000     $1,292,647     $2,779,684
                                                  =========     ==========     ==========

     Income taxes paid for the years ended December 31, 1993, 1994, and 1995 amounted to $0, $21,958, and $2,908,100, respectively.

7. COMMITMENTS AND CONTINGENCIES

     The Company is the lessor of office space, transmitter towers, and parcels of land. Included in buildings and equipment as of December 31, 1994 and 1995 is $2,186,261 and $2,005,433 of assets leased to others under operating leases and the related accumulated depreciation of $617,571 and $623,711. Included in land as of December 31, 1994 and 1995 is $52,396 representing a parcel of land which is leased to another party under an operating lease.

     The Company operates certain radio stations and the corporate offices from leased facilities. Terms of the office space leases vary from three to ten years. None of the leases contain contingent rent clauses; however, certain leases contain five year renewal options. Other leases have terms which vary from a month-to-month term to ten years. Certain leases have contingent rent clauses providing for increases based on the Consumer Price Index. These leases have renewal options of one to ten years.

     Future minimum rental payments under noncancellable operating leases in effect at December 31, 1995 are summarized as follows:

                                      YEAR                          AMOUNT
                ------------------------------------------------  ----------
                1996............................................  $1,103,301
                1997............................................   1,080,089
                1998............................................     998,124
                1999............................................     898,354
                2000............................................     831,457
                Thereafter......................................   3,873,064

     Rent expense for the years ended December 31, 1993, 1994 and 1995 was $933,685, $936,128 and $1,075,400, respectively.

     In December 1994, the Company entered into a time brokerage agreement to provide programming to, and sell advertising time on, radio station KMPQ-FM in Rosenberg-Richmond (Houston), Texas, and acquired an option to purchase the station. The time brokerage agreement provides that the Company will retain all revenues associated with advertising time and pay certain operating expenses effective December 1, 1994. The KMPQ-FM time brokerage agreement provides for

                  TICHENOR MEDIA SYSTEM, INC. AND SUBSIDIARIES

          (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE-MONTH
            PERIODS ENDED SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

payments of $12,500 a month to the licensee until the earlier of November 30, 1997 or the Company exercises its option to purchase the station. If the grantor obtains an upgrade of the station's broadcast authorization status and relocates the transmitter site, the purchase price of the station's assets would be $14,000,000. If this upgrade is not accomplished, the purchase price is the fair market value as defined in the agreement. If the upgrade of KMPQ-FM is not completed at the expiration of the initial term of the time brokerage agreement, the agreement may be extended for two, two-year periods with payments to the licensee of $15,000 per month. If the upgrade becomes final, as defined in the agreement, during the initial term or any extension of the agreement, the fee paid to the licensee can increase to $150,000 per month.

     On December 15, 1995, the Company entered into a time brokerage agreement to provide programming to, and sell advertising time on, radio station KRTX-FM in Galveston (Houston), Texas. Also, on December 15, 1995, the Company entered into an asset purchase agreement related to this station. The time brokerage agreement provides that the Company will retain all revenues associated with advertising time and pay certain operating expenses effective December 15, 1995. The KRTX-FM time brokerage agreement provides for payments of $13,000 per month to the licensee until the earlier of the closing of the transactions contemplated by the asset purchase agreement or the termination of such agreement. The asset purchase agreement for KRTX-FM provides for the purchase of certain tangible and intangible assets. The purchase price is $900,000. As of December 31, 1995, the Company was waiting for approval from the Federal Communications Commission ("FCC") before it could close on the purchase.

     Time brokerage agreement fees for the years ended December 31, 1994 and 1995 were $12,500 (KMPQ-FM) and $155,000 (KMPQ-FM and KRTX-FM), respectively.

     Spanish Radio Network ("SRN"), a partnership in which the Company was previously a partner, was examined by the Internal Revenue Service ("IRS") for the tax years ended December 31, 1992 and 1993. SRN owned and operated radio stations. The IRS disagrees with SRN's radio station purchase price allocations and has allocated a portion of the purchase price of certain amortizable intangible assets to nonamortizable going concern value. The tax effect of these adjustments to the Company, before interest, is approximately $326,000. The Company intends to protest the adjustments through the appeals process of the IRS and believes these adjustments will be reduced.

     The IRS audited the Company's federal income tax returns for the tax years ended February 29, 1984, and February 28, 1985, 1986 and 1987 and the Company petitioned the United States Tax Court related to certain proposed adjustments. The Company reached an agreement with the IRS on June 16, 1994, and all issues were settled. At December 31, 1994, the Company accrued a tax refund receivable of approximately $5,794,000 for the aforementioned tax years which includes net interest income of approximately $2,671,000. The refund was received on April 24, 1995.

     The Company is subject to other legal proceedings and claims which have arisen in the ordinary course of its business and have not been fully adjudicated. These actions, when ultimately concluded, will not, in the opinion of management, have a material adverse effect upon the financial position or results of operations of the Company.

8. SUBSEQUENT EVENTS

     The Company closed on the purchase of the assets of KMIA-FM (subsequently renamed KRTX-FM) in Jasper (Houston), Texas on March 25, 1996. The purchase price was $3,500,000. A $3,000,000 bank loan was used to finance this acquisition of assets.

                  TICHENOR MEDIA SYSTEM, INC. AND SUBSIDIARIES

          (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE-MONTH
            PERIODS ENDED SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

     On March 31, 1996, the Company entered into a time brokerage agreement to provide programming to, and sell advertising time on, radio station KQXX-FM in McAllen, Texas. The Company also entered into an asset purchase agreement related to this radio station. The time brokerage agreement provides that the Company will retain all revenues associated with advertising time and pay certain operating expenses effective April 1, 1996. The Company pays $12,500 monthly to the licensee of KQXX-FM until the earlier of the closing date or termination of the asset purchase agreement.

9. OTHER SUBSEQUENT EVENTS (UNAUDITED)

     The Company closed on the purchase of the assets of KLTP-FM (formerly KRTX-FM) in Galveston (Houston), Texas on July 31, 1996. The purchase price was $900,000. A $600,000 bank loan was used to finance this acquisition.

     The Company closed on the purchase of the assets of KQXX-FM in McAllen, Texas on August 1, 1996. The purchase price of KQXX-FM was $1,300,000. Also, a five year non-competition agreement from the seller was purchased for $800,000. A $1,300,000 bank loan was used to finance this acquisition.

     On August 16, 1996, the Company purchased the assets of KSOL-FM and KYLZ-FM in San Francisco and Santa Cruz (San Jose), California. The purchase price was $40,000,000. The acquisition was financed with a $40,000,000 loan from Clear Channel Communications, Inc. The interest rate on the loan escalates from 9% to 13% over the loan term. The loan matures on January 1, 1998.

     The Company has entered into an Agreement and Plan of Merger whereby it will merge with a wholly owned subsidiary of Heftel Broadcasting Corporation ("Heftel"). In connection with the merger, management of the Company will assume management responsibilities of Heftel. Upon consummation of the merger, the Company's senior preferred stock will be redeemed and the common stock warrant will be repurchased. The senior preferred stock will be redeemed for $3,378,749 and 23,000 shares of common stock will be issued to repurchase the warrant. The merger is expected to become effective in early 1997.

                          INDEPENDENT AUDITOR'S REPORT

KSOL-FM and KYLZ-FM (Divisions of Crescent
  Communications, L.P.)
San Francisco, California

To the Partners:

     We have audited the accompanying combined balance sheets of KSOL-FM and KYLZ-FM (Divisions of Crescent Communications, L.P.) as of December 31, 1994 and 1995 and the related combined statements of operations and partners' deficiency, and cash flows for the nine months ended December 31, 1994 and the year ended December 31, 1995. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of KSOL-FM and KYLZ-FM (Divisions of Crescent Communications, L.P.) as of December 31, 1994 and 1995, and the results of their operations and their cash flows for the nine months ended December 31, 1994 and the year ended December 31, 1995 in accordance with generally accepted accounting principles.

MILLER, KAPLAN, ARASE & CO.

North Hollywood, California

March 1, 1996 (Except for Note 11 as to
which the date is August 16, 1996).

                                                                     EXHIBIT "A"

        KSOL-FM AND KYLZ-FM (DIVISIONS OF CRESCENT COMMUNICATIONS, L.P.)
                            COMBINED BALANCE SHEETS

                                                           DECEMBER 31,
                                                    --------------------------     JUNE 30,
                                                       1994           1995           1996
                                                    -----------    -----------    -----------
                                                                                  (UNAUDITED)
ASSETS:
  Cash............................................. $       500    $       500    $       500
  Accounts receivable (net of allowance for
     doubtful accounts of $65,869, $95,537 and
     $105,411).....................................     443,840        643,752        722,446
  Trade receivable.................................          --          4,156         11,391
  Other receivables................................       1,537          9,759         14,802
  Other prepaid expenses...........................     154,320        410,990         35,903
                                                    -----------    -----------    -----------
          Total current assets.....................     600,197      1,069,157        785,042
Property and equipment, net of accumulated
  depreciation (Note 2)............................      50,840        554,502        496,604
Intangible assets, net of accumulated amortization
  (Note 3).........................................      84,805     15,428,597     15,210,071
                                                    -----------    -----------    -----------
          Total assets............................. $   735,842    $17,052,256    $16,491,717
                                                    ===========    ===========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
  Accounts payable and accrued expenses............ $   109,178    $   199,497    $   121,416
  Accrued wages and commissions....................     108,681         52,300         76,074
  Trade liability..................................      90,931        285,356        285,356
  Deferred income..................................      16,192          6,928          5,272
                                                    -----------    -----------    -----------
          Total current liabilities................     324,982        544,081        488,118
Interdivisional payable (Note 4)...................   2,811,206     22,740,589     24,440,358
                                                    -----------    -----------    -----------
          Total liabilities........................   3,136,188     23,284,670     24,928,476

Commitments and contingencies (Notes 5 and 6)
  Partners' deficiency.............................  (2,400,346)    (6,232,414)    (8,436,759)
                                                    -----------    -----------    -----------
          Total liabilities and partners'
            deficiency............................. $   735,842    $17,052,256    $16,491,717
                                                    ===========    ===========    ===========

            (Attached notes are an integral part of this statement)

                                                                     EXHIBIT "B"

        KSOL-FM AND KYLZ-FM (DIVISIONS OF CRESCENT COMMUNICATIONS, L.P.)
           COMBINED STATEMENTS OF OPERATIONS AND PARTNERS' DEFICIENCY

                                                                         SIX MONTHS ENDED
                                      NINE MONTHS                            JUNE 30,
                                         ENDED       YEAR ENDED             (UNAUDITED)
                                      DECEMBER 31,  DECEMBER 31,    --------------------------
                                         1994           1995           1995           1996
                                      -----------   ------------    -----------    -----------
Net Revenues......................... $ 1,796,162    $ 3,411,596    $ 1,631,085    $ 1,946,686
                                      -----------    -----------    -----------    -----------
Operation Expenses:
  Operating expenses excluding
     Depreciation and amortization,
     General and administrative, and
     Corporate expenses..............   2,249,380      2,886,877      1,342,712      1,729,652
  Depreciation and amortization......       6,942        430,609        146,035        287,805
  General and administrative
     expense.........................     704,309      1,082,252        474,054        638,873
  Corporate expense..................   1,235,877        755,573        543,727        206,986
                                      -----------    -----------    -----------    -----------
          Total operating expenses...   4,196,508      5,155,311      2,506,528      2,863,316
                                      -----------    -----------    -----------    -----------
          Loss from operations.......  (2,400,346)    (1,743,715)      (875,443)      (916,630)
                                      -----------    -----------    -----------    -----------
Other income (expense):
  Interest expense...................          --     (2,104,583)      (547,049)    (1,296,502)
  Other income.......................          --         16,230          9,140          8,787
                                      -----------    -----------    -----------    -----------
          Net other (expense)........          --     (2,088,353)      (537,909)    (1,287,715)
                                      -----------    -----------    -----------    -----------
Net loss.............................  (2,400,346)    (3,832,068)    (1,413,352)    (2,204,345)
Partners' deficiency -- beginning of
  period.............................          --     (2,400,346)    (2,400,346)    (6,232,414)
                                      -----------    -----------    -----------    -----------
Partners' deficiency -- end of
  period............................. $(2,400,346)   $(6,232,414)   $(3,813,698)   $(8,436,759)
                                      ===========    ===========    ===========    ===========

            (Attached notes are an integral part of this statement)

                                                                     EXHIBIT "C"

        KSOL-FM AND KYLZ-FM (DIVISIONS OF CRESCENT COMMUNICATIONS, L.P.)
                       COMBINED STATEMENTS OF CASH FLOWS

                                                                           SIX MONTHS ENDED
                                      NINE MONTHS                              JUNE 30,
                                         ENDED         YEAR ENDED            (UNAUDITED)
                                      DECEMBER 31,    DECEMBER 31,    --------------------------
                                          1994            1995           1995           1996
                                      ------------    ------------    -----------    -----------
Cash Flows From Operating
  Activities:
  Net loss..........................  $ (2,400,346)   $ (3,832,068)   $(1,413,352)   $(2,204,345)
  Adjustments to reconcile net loss
     to net cash provided by
     operating activities:
     Depreciation...................         6,942         102,570         29,275         69,279
     Amortization...................            --         328,039        116,760        218,526
     (Increase) decrease in:
       Accounts receivable..........      (443,840)       (199,912)      (258,457)       (78,695)
       Trade receivable.............            --          (4,156)      (103,133)        (7,235)
       Other receivables............        (1,537)         (8,222)       (18,899)        (5,043)
       Other prepaid expenses.......      (154,320)       (171,865)       206,766        375,087
     Increase (decrease) in:
       Accounts payable and accrued
          expenses..................       109,178          90,319         68,501        (78,081)
       Accrued wages and
          commissions...............       108,681         (56,381)       (55,386)        23,774
       Trade liability..............        90,931         194,425         57,285             --
       Deferred revenue.............        16,192          (9,264)       (16,192)        (1,656)
       Interdivisional payable......     2,811,206       3,929,383      1,726,966      1,699,769
                                       -----------     -----------    -----------    -----------
          Net cash provided by
            operating activities....       143,087         362,868        340,134         11,380
                                       -----------     -----------    -----------    -----------
Cash Flows From Investing
  Activities:
  Purchase of property and
     equipment......................       (57,782)        (59,942)       (37,208)       (11,380)
  Purchase of intangibles...........       (84,805)       (302,926)      (302,926)            --
                                       -----------     -----------    -----------    -----------
          Net cash used by investing
            activities..............      (142,587)       (362,868)      (340,134)       (11,380)
                                       -----------     -----------    -----------    -----------
Net increase (decrease) in cash.....           500              --             --             --
Cash, beginning of period...........            --             500            500            500
                                       -----------     -----------    -----------    -----------
Cash, end of period.................  $        500    $        500    $       500    $       500
                                       ===========     ===========    ===========    ===========

Supplemental Disclosure of Non-Cash Activity:

     The Partnership purchased KSOL-FM and KYLZ-FM on March 22, 1995 by incurring approximately $16,000,000 in additional debt. This transaction was recorded on the station's books through the interdivisional payable account.

            (Attached notes are an integral part of this statement.)

        KSOL-FM AND KYLZ-FM (DIVISIONS OF CRESCENT COMMUNICATIONS, L.P.)

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                 NINE MONTHS ENDED DECEMBER 31, 1994 (AUDITED)
                     YEAR ENDED DECEMBER 31, 1995 (AUDITED)
              SIX MONTHS ENDED JUNE 30, 1995 AND 1996 (UNAUDITED)

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  A. Nature of Business and Basis of Presentation

     Radio stations KSOL-FM and KYLZ-FM ("the stations"), licensed to San Francisco, California and Santa Cruz, California, respectively, are divisions of Crescent Communications, L.P. ("the Partnership"). The Partnership was established as a limited partnership for the purpose of acquiring and operating radio stations and commenced operations on November 19, 1993. The Partnership purchased radio stations KSOL-FM and KYLZ-FM on March 22, 1995 which it had been operating on a contract basis since April 1, 1994. KYLZ-FM was simulcast with another station owned by the Partnership since April 1, 1994. The accompanying combined financial statements present only the accounts of KSOL-FM and KYLZ-FM, after eliminating all significant interdivisional accounts and transactions between the stations.

  B. Unaudited Interim Information

     In the opinion of management, the combined financial statements for the six month periods ended June 30, 1995 and 1996 (unaudited) include all adjustments necessary for a fair presentation in accordance with generally accepted accounting principles consisting solely of normal recurring accruals and adjustments. The results of operations and cash flows for the six months ended June 30, 1995 and 1996 are not necessarily indicative of results which would be expected for a full year.

  C. Revenue Recognition

     Revenue is recognized when commercial spot announcements are aired. Unbilled commercial air time is accrued at year end and included in accounts receivable. Payments received in advance are included in deferred revenue.

  D. Property and Equipment

     Property and equipment are stated at cost. Amounts expended for improvements which increase the useful life or replace major units of property and equipment are capitalized, while expenditures for repairs, maintenance and minor renewals are charged to expense as incurred. The cost and related accumulated depreciation of assets sold or otherwise disposed of are removed from the accounts and any gain or loss is reflected in current year earnings.

  E. Depreciation

     Depreciation of property and equipment is computed using the straight-line method over the estimated economic lives of the assets as follows:

        Broadcasting Equipment.............................................  5 years
        Furniture and Fixtures.............................................  7 years
        Music Library......................................................  5 years
        Vehicles...........................................................  3 years
        Computers..........................................................  3 years

        KSOL-FM AND KYLZ-FM (DIVISIONS OF CRESCENT COMMUNICATIONS, L.P.)

                 NINE MONTHS ENDED DECEMBER 31, 1994 (AUDITED)
                     YEAR ENDED DECEMBER 31, 1995 (AUDITED)
              SIX MONTHS ENDED JUNE 30, 1995 AND 1996 (UNAUDITED)

  F. Amortization

     Amortization of intangible assets is computed using the straight-line method over the estimated lives of the assets as follows:

        FCC License.......................................................  40 years
        Goodwill..........................................................  40 years
        Going Concern Value...............................................  40 years
        Acquisition Costs.................................................  5 years

  G. Trades

     Under trade agreements with certain advertisers, the Partnership provides commercial spot announcements in exchange for goods and services, as is customary in the broadcasting industry. These transactions are recorded at the estimated fair market value of the goods and services received. Trade sales are recognized when commercial spot announcements are broadcast and the value of goods or services is recorded when received or utilized. The value of air time provided and goods or services received are reflected in the balance sheet as a trade receivable and a trade liability until they are paid for and earned, respectively.

  H. Concentration of Risk

     Financial instruments that potentially subject the Partnership to credit risk consist of accounts receivable. Concentration of credit risk with respect to accounts receivable is limited due to the large number of diversified customers and the geographic diversification of KSOL-FM and KYLZ-FM's national customer base.

  I. Allowance for Doubtful Accounts

     The allowance for doubtful accounts is based on management's estimate of the collectability of accounts receivable.

  J. Income Taxes

     As a Limited Partnership, all income and losses of Crescent Communications, L.P. are passed directly to the partners for federal and state income tax purposes. Accordingly, income tax expense is not reflected on the statements of operations and partners' deficiency.

  K. Accounting Estimates

     The preparation of financial statements in accordance with generally accepted accounting principles requires that management use estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from those estimates.

     Corporate and interest expenses were allocated among the individual radio station divisions of Crescent Communications, L.P. on a pro rata basis. Corporate expenses were allocated based on

        KSOL-FM AND KYLZ-FM (DIVISIONS OF CRESCENT COMMUNICATIONS, L.P.)

                 NINE MONTHS ENDED DECEMBER 31, 1994 (AUDITED)
                     YEAR ENDED DECEMBER 31, 1995 (AUDITED)
              SIX MONTHS ENDED JUNE 30, 1995 AND 1996 (UNAUDITED)

revenues and interest expenses were allocated based on station purchase price. The amounts allocated to KSOL-FM and KYLZ-FM have been reflected in these financial statements.

     The accounting records of KYLZ-FM were combined with those of another station also owned by Crescent Communications, L.P. Approximately 12.7% of the combined revenues and expenses were allocated to KYLZ-FM based on a combination of wattage, sales price and spot rate.

NOTE 2 -- PROPERTY AND EQUIPMENT

     Property and Equipment consist of the following at December 31,:

                                                                    1994         1995
                                                                   -------     ---------
    Broadcasting Equipment........................................ $20,671     $ 438,922
    Furniture and Fixtures........................................     618        88,768
    Music Library.................................................      --        47,600
    Vehicles......................................................  22,181        38,881
    Computers.....................................................  14,312        49,842
                                                                   -------     ---------
                                                                    57,782       664,013
    Accumulated Depreciation......................................  (6,942)     (109,511)
                                                                   -------     ---------
                                                                   $50,840     $ 554,502
                                                                   =======     =========

NOTE 3 -- INTANGIBLE ASSETS

     Intangible assets consist of the following at December 31,:

                                                                  1994          1995
                                                                 -------     -----------
    FCC Licenses................................................ $    --     $15,000,000
    Goodwill....................................................      --         409,004
    Going Concern Value.........................................      --         100,000
    Acquisition Costs...........................................  84,805         247,632
                                                                 -------     -----------
                                                                  84,805      15,756,636
    Accumulated Amortization....................................      --        (328,039)
                                                                 -------     -----------
                                                                 $84,805     $15,428,597
                                                                 =======     ===========

     The majority of the intangibles were acquired in the March 22, 1995 purchase of KSOL-FM and KYLZ-FM.

NOTE 4 -- INTERDIVISIONAL PAYABLE

     As discussed in Note 1A, these combined financial statements present only the accounts of KSOL-FM and KYLZ-FM. The interdivisional transactions which would have been eliminated had the financial statements been prepared on a consolidated basis have resulted in an interdivisional payable to those entities which have not been included herein.

     This payable consists primarily of KSOL-FM and KYLZ-FM station acquisition debt recorded on the books of the Partnership, and interdivisional allocations of Corporate and interest expenses.

        KSOL-FM AND KYLZ-FM (DIVISIONS OF CRESCENT COMMUNICATIONS, L.P.)

                 NINE MONTHS ENDED DECEMBER 31, 1994 (AUDITED)
                     YEAR ENDED DECEMBER 31, 1995 (AUDITED)
              SIX MONTHS ENDED JUNE 30, 1995 AND 1996 (UNAUDITED)

Since KSOL-FM and KYLZ-FM do not maintain significant cash balances, all of the receipts and disbursements of the stations are also recorded through this account.

NOTE 5 -- COMMITMENTS

  A. Long-Term Debt

     The secured long-term debt of the Partnership is not reflected in these financial statements although interest expense has been allocated to the stations as discussed in Note 1K. This long-term debt is secured by a lien on all tangible and intangible assets of the Partnership, including KSOL-FM and KYLZ-FM. This secured long-term debt outstanding of the Partnership totaled $8,800,000 and $40,755,000 at December 31, 1994 and 1995, respectively. On
August 16, 1996, immediately subsequent to the sale of KSOL-FM and KYLZ-FM to Tichenor Media System, Inc. (see Note 11) the debt mentioned above was retired and all liens on the Stations were released. At December 31, 1995, loan covenant violations had been waived by certain Partnership lenders concerning outstanding debt totaling $40,755,000.

  B. Lease Commitments

     The Partnership is committed to four KSOL-FM and KYLZ-FM operating lease agreements for office space, transmitter facilities and equipment, which expire in various years through February, 2000. Payments on these leases range from $600 to $10,200 per month. One of the leases includes a renewal option and calls for an annual rental increase ranging from $270 to $2,290 per year as provided in the lease agreement. KSOL-FM and KYLZ-FM rental expense for the nine months ended December 31, 1994 and the year ended December 31, 1995 was $159,103 and $206,359, respectively.

     Future KSOL-FM and KYLZ-FM minimum rental payments under these lease agreements for each of the years ending December 31 are as follows:

                1996.............................................  $204,746
                1997.............................................   116,026
                1998.............................................   108,533
                1999.............................................   104,157
                2000.............................................    14,400

NOTE 6 -- COMMITMENTS -- RELATED PARTY

  A. Management Agreements

     The Partnership entered into a two year management agreement with a series of one year automatic renewals with Crescent Communications Corporation. Two key management members of this corporation are also related party stockholders of S&W LP Corporation (Note 7). During the year ended December 31, 1995, the Partnership paid $520,000 to Crescent Communications Corporation for 1995 management fees which included a bonus of $89,874 based on 1994's operating cash flow. During the nine months ended December 31, 1994 and the year ended December 31, 1995, $386,714 and $476,207 was charged to corporate expenses of which $90,491 and $136,195 has been allocated to KSOL-FM and KYLZ-FM on a pro rata basis.

        KSOL-FM AND KYLZ-FM (DIVISIONS OF CRESCENT COMMUNICATIONS, L.P.)

                 NINE MONTHS ENDED DECEMBER 31, 1994 (AUDITED)
                     YEAR ENDED DECEMBER 31, 1995 (AUDITED)
              SIX MONTHS ENDED JUNE 30, 1995 AND 1996 (UNAUDITED)

     Crescent Communications Corporation incurs certain costs on behalf of the Partnership, which are periodically reimbursed. These reimbursable expenses totalled $113,626 and $132,581 during the nine months ended December 31, 1994 and the year ended December 31, 1995 of which $26,588 and $32,918 have been allocated to KSOL-FM and KYLZ-FM on a pro rata basis, respectively.

  B. Capital Bonus Plan

     During the nine months ended December 31, 1994 and the year ended December 31, 1995, the Partnership implemented a Capital Bonus Plan as an incentive for certain key employees of the Partnership whereby the Board of Directors may award "units" representing the right to receive a percentage of the net equity growth of the stations owned by the Partnership including KSOL-FM and KYLZ-FM. No bonuses were awarded under the plan for the year ended December 31, 1995.

NOTE 7 -- OTHER RELATED PARTY ACTIVITY

     During the nine months ended December 31, 1994 and the year ended December 31, 1995, the Partnership incurred reimbursable expenses to a related party stockholder of S&W LP Corporation (a partner of Crescent Communications, L.P.) for expenses paid on behalf of the Partnership totalling $7,013 and $22,887, of which $1,642 and $6,546 has been allocated to KSOL-FM and KYLZ-FM on a pro rata basis, respectively.

NOTE 8 -- EMPLOYEE BENEFIT PLAN

     The Partnership has adopted a Savings Retirement Program (the "Program") under Section 401(k) of the Internal Revenue Code. The Program allows all employees who are at least 21 years of age and have been employed with the Company for a minimum of three months with a full time status to defer up to 15% of their income on a pretax basis through contributions to the Program, limited to an annual maximum ($9,240 in 1994 and 1995). The Program does not provide for any matching of contributions, but the Partnership pays the annual administration fee which was $1,700 and $2,226 for the nine months ended December 31, 1994 and the year ended December 31, 1995, respectively.

NOTE 9 -- RADIO STATION PURCHASE

     On March 22, 1995, Crescent Communications L.P. purchased substantially all the assets of radio stations KSRY-FM (operating as KSOL-FM under a Program Service and Time Brokerage Agreement since April 1, 1994) licensed to San Francisco, California and KSRI-FM (operating as KYLZ-FM under LMA since April 1,
1994) licensed to Santa Cruz, California for an aggregate price of $16,000,000.

        KSOL-FM AND KYLZ-FM (DIVISIONS OF CRESCENT COMMUNICATIONS, L.P.)

                 NINE MONTHS ENDED DECEMBER 31, 1994 (AUDITED)
                     YEAR ENDED DECEMBER 31, 1995 (AUDITED)
              SIX MONTHS ENDED JUNE 30, 1995 AND 1996 (UNAUDITED)

NOTE 10 -- LOCAL MARKETING AGREEMENTS

     As mentioned in Note 9, the Partnership entered into a Program Service and Time Brokerage Agreement (the "LMA") with the sellers of KSRY-FM and KSRI-FM under which the Partnership operated the Stations until the purchase closed (March 22, 1995). During this time, the Partnership retained all the revenues and paid virtually all the expenses related to the Stations' operations. In addition, the Partnership paid the sellers the following monthly fees while the LMA was in effect:

    April - July, 1994.......................................................  $100,000
    August - November, 1994..................................................   125,000
    December, 1994 - March, 1995.............................................   150,000

     During the nine months ended December 31, 1994 and the year ended December 31, 1995, an aggregate amount of $1,050,000 and $401,613 was paid under the above agreement and is included in corporate expenses.

NOTE 11 -- SUBSEQUENT EVENTS

  Sale of Stations

     On May 3, 1996, the Partnership entered into an Asset Purchase Agreement to sell substantially all the assets of radio stations KSOL-FM and KYLZ-FM for $40,000,000 in cash pending FCC approval. On August 15, 1996, subsequent to the FCC approval the sale closed transferring ownership of KSOL-FM and KYLZ-FM to Tichenor Media System, Inc.

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     NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                        PAGE
                                                        ----
                 Prospectus Summary.....................   3
                 Risk Factors...........................  10
                 Use of Proceeds........................  15
                 Price Range of Class A Common Stock....  16
                 Dividend Policy........................  16
                 Capitalization.........................  17
                 The Tichenor Merger....................  18
                 Unaudited Pro Forma Financial
                   Information..........................  21
                 Selected Consolidated Financial Data...  27
                 The Company............................  28
                 Management.............................  31
                 Selling Shareholder....................  33
                 Shares Eligible For Future Sale........  33
                 Description of Capital Stock...........  34
                 Underwriting...........................  37
                 Legal Opinions.........................  38
                 Experts................................  38
                 Available Information..................  38
                 Incorporation of Certain Documents by
                   Reference............................  39
                 Index to Financial Statements.......... F-1

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                                3,850,000 SHARES

                        HEFTEL BROADCASTING CORPORATION

                              CLASS A COMMON STOCK

                              -------------------

                                   PROSPECTUS

                              -------------------

                               ALEX. BROWN & SONS
                                  INCORPORATED

                           CREDIT SUISSE FIRST BOSTON

                                LEHMAN BROTHERS

                             MONTGOMERY SECURITIES

                               SMITH BARNEY INC.
                                         , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses (other than underwriting discounts and commissions) in connection with the issuance and distribution of the Class A Common Stock registered hereby are as follows:

    SEC registration fee...................................................... $ 50,617
    NASD filing fee...........................................................   17,405
    NASDAQ National Market listing fee........................................   17,500
    Legal fees and expenses...................................................  100,000*
    Accounting fees and expenses..............................................  100,000*
    Blue Sky fees and expenses................................................    1,660*
    Printing and engraving expenses...........................................  100,000*
    Miscellaneous.............................................................  112,818*
                                                                               --------
              Total........................................................... $500,000*
                                                                               =========

---------------

* Estimated.

     The foregoing expenses will be paid by the Registrant.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Pursuant to provisions of the Delaware General Corporation Law, the Restated Certificate of Incorporation of Registrant (the "Company") includes a provision which eliminates the personal liability of its directors to the Company and its stockholders for monetary damage to the fullest extent permissible under Delaware law. This provision does not eliminate liability (a) for any breach of a director's duty of loyalty to the Company or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) in connection with payment of any illegal dividend or an illegal stock repurchase; or (d) for any transaction from which the director derives an improper personal benefit. Further, this provision has no effect on claims arising under federal or state securities laws and does not affect the availability of injunctions and other equitable remedies available to the Company's stockholders for any violation of a director's fiduciary duty to the Company or its stockholders.

     The Company's Restated Certificate of Incorporation authorizes the Company to indemnify its officers, directors and other agents to the fullest extent permitted by Delaware law, exclusive of rights provided through bylaw provisions, agreements, vote of stockholders or disinterested directors or otherwise. The Company's Restated Certificate of Incorporation also authorizes the Company to indemnify its officers, directors and agents for breach of duty to the corporation and its stockholders through bylaw provisions, agreements or both, in excess of the indemnification otherwise permitted under Delaware law, subject to certain limitations. The Company has entered into indemnification agreements with all of its directors and executive officers whereby the Company will indemnify each such person (an "indemnitee") against certain claims arising out of certain past, present or future acts, omissions or breaches of duty committed by an indemnitee while serving in his employment capacity. Such indemnification does not apply to acts or omissions which are knowingly fraudulent, deliberately dishonest or arise from willful misconduct. Indemnification will only be provided to the extent the indemnitee has not already received payments in respect of such claim from the Company or from an insurance company. Under certain circumstances, such indemnification (including reimbursement of expenses incurred) will be allowed for liability arising under the Securities Act of 1933.

     The Bylaws of the Company require the Company to provide indemnification for directors and officers to the fullest extent permitted under Delaware law and the Company's Restated Certificate of Incorporation.

     The Underwriting Agreement provides for indemnification by the Underwriters of the Registrant, its directors and officers, and by the Registrant of the Underwriters, for certain liabilities, including liabilities arising under the Securities Act.

     An insurance policy obtained by the registrant provides for indemnification of officers and directors of the Registrant and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

ITEM 16.  EXHIBITS


                                            DESCRIPTION
     EXHIBITS.                              -----------
      1             Form of Underwriting Agreement(d)
      2.1.1         Amended and Restated Agreement and Plan of Reorganization,
                    dated September 7, 1995, among the Company, Viva Acquisition
                    Corporation, Mambisa Broadcasting Corporation ("Mambisa"),
                    SFS Management Corporation, Amancio Victor Suarez, Charles
                    Fernandez and Amancio Jorge Suarez, Jr., (such three
                    individuals are referred to herein collectively as the
                    ("Stockholders") (the "Purchase Agreement") (Schedules
                    omitted) (incorporated by reference to Exhibit 1.1.1 to
                    Registrant's Form 8-K filed on September 22, 1995)
      2.1.2         Escrow Agreement, dated September 7, 1995, among the
                    Company, Mambisa, the Stockholders and Citibank, N.A.
                    (incorporated by reference to Exhibit 1.1.2 to Registrant's
                    Form 8-K filed on September 22, 1995)
      2.1.3         Mutual Release, dated September 7, 1995, among the parties to the Purchase Agreement and other parties (incorporated by reference to Exhibit 1.1.3 to Company's Form 8-K filed on
                    September 22, 1995)
      2.1.4         Agreement of Purchase and Sale, dated September 7, 1995,
                    among the Company, Mambisa, Amancio Victor Suarez and
                    Amancio Jorge Suarez, Jr. (incorporated by reference to
                    Exhibit 1.1.4 to Registrant's Form 8-K filed on September
                    22, 1995)
      2.1.5         Promissory Note dated January 9, 1996, executed by the
                    Company and HBC Florida, Inc. to the order of Mambisa
                    Broadcasting Corporation (incorporated by reference to the identically numbered exhibit to the Company's Form 10-K
                    filed on December 23, 1996.)
      2.2.1         Tender Offer Agreement, dated June 1, 1996, between the
                    Company and Clear Channel Radio, Inc. ("Clear Channel")
                    (incorporated herein by reference to Exhibit 99(c)(1) of
                    Clear Channel's Schedule 14D-1 filed on June 7, 1996)
      2.2.2         Amendment No. 1 to Tender Offer Agreement, dated June 6,
                    1996 (incorporated herein by reference to Exhibit 99(c)(9)
                    of Clear Channel's Schedule 14D-1 filed on June 7, 1996)
      2.2.3         Amendment No. 2 to Tender Offer Agreement, dated June 20,
                    1996 (incorporated by reference to Exhibit (c)(3) of the
                    Company's Schedule 14D-9 dated June 20, 1996)
      2.2.4         Amendment No. 3 to Tender Offer Agreement, dated July 2,
                    1996 (incorporated by reference to Exhibit 99(c)(15) of
                    Amendment No. 2 to the Schedule 14D-1 of Clear Channel filed on July 9, 1996)
      2.3           Confidentiality Letter Agreement dated May 31, 1996, between the Company and Clear Channel (incorporated herein by
                    reference to Exhibit 99(c)(12) of Clear Channel's Schedule
                    14D-1 filed on June 7, 1996)
      2.4.1         Asset Purchase Agreement, dated November 1, 1995, between
                    HBC New York, Inc. and Park Radio of Greater New York, Inc.
                    (incorporated by reference to Exhibit 2.2 of Company's Form
                    10-K filed on December 29, 1995)

                                            DESCRIPTION
     EXHIBITS.                              -----------
      2.4.2         First Amendment to Asset Purchase Agreement, dated March 25,
                    1996 between HBC New York, Inc. and Park Radio of Greater
                    New York, Inc. (incorporated by reference to Exhibit 1.1.2 of Company's Form 8-K filed on March 28, 1996)
      2.5.1         Agreement and Plan of Merger, dated July 9, 1996, between
                    Clear Channel Communications, Inc. and Tichenor Media
                    System, Inc. with Exhibits (Schedules omitted) (incorporated by reference to Exhibit 99(c)(16) of Amendment No. 2 to
                    Schedule 14D-1 of Clear Channel Communications, Inc., filed on July 9, 1996)
      2.5.2         Stock Purchase Agreement dated as of July 9, 1996, by and
                    among Clear Channel Communications, Inc., and McHenry T.
                    Tichenor, Sr. (incorporated by reference to Exhibit
                    99(c)(17) of Amendment No. 2 to Schedule 14D-1 of Clear
                    Channel Communications, Inc., filed on July 9, 1996)
      2.5.3         Stock Purchase Agreement dated as of July 9, 1996, by and
                    among Clear Channel Communications, Inc., and McHenry T.
                    Tichenor, Jr. (incorporated by reference to Exhibit
                    99(c)(18) of Amendment No. 2 to Schedule 14D-1 of Clear
                    Channel Communications, Inc., filed on July 9, 1996)
      2.5.4         Stock Purchase Agreement dated as of July 9, 1996, by and
                    among Clear Channel Communications, Inc., and Warren
                    Tichenor (incorporated by reference to Exhibit 99(c)(19) of
                    Amendment No. 2 to Schedule 14D-1 of Clear Channel
                    Communications, Inc., filed on July 9, 1996)
      2.5.5         Stock Purchase Agreement dated as of July 9, 1996, by and
                    among Clear Channel Communications, Inc., and William
                    Tichenor (incorporated by reference to Exhibit 99(c)(20) of
                    Amendment No. 2 to Schedule 14D-1 of Clear Channel
                    Communications, Inc., filed on July 9, 1996)
      2.5.6         Stock Purchase Agreement dated as of July 9, 1996, by and
                    among Clear Channel Communications, Inc., and Jean Russell
                    (incorporated by reference to Exhibit 99(c)(21) of Amendment
                    No. 2 to Schedule 14D-1 of Clear Channel Communications,
                    Inc., filed on July 9, 1996)
      2.5.7         Amended and Restated Agreement and Plan of Merger, dated
                    October 10, 1996, between Clear Channel Communications, Inc.
                    and Tichenor Media System, Inc. without Exhibits (Schedules omitted) (incorporated by reference to the identically
                    numbered exhibit to the Company's Form 10-K filed on
                    December 23, 1996.)
      2.5.8         Assignment Agreement, dated October 10, 1996 by Company and
                    Heftel Merger Sub, Inc. (incorporated by reference to the
                    identically numbered exhibit to the Company's Form 10-K
                    filed on December 23, 1996.)
      2.5.9         Form of Registration Rights Agreement by and among the
                    Company, McHenry T. Tichenor, Sr., McHenry T. Tichenor, Jr.,
                    Warren W. Tichenor, William E. Tichenor, Jean T. Russell,
                    McHenry T. Tichenor, Jr., as Custodian for David T.
                    Tichenor, Alta Subordinated Debt Partners III, L.P., Prime
                    II Management, LP, PrimeComm, LP, Ricardo A. del Castillo,
                    Jeffrey T. Hinson and David D. Lykes. (included in Exhibit
                    2.5.1)
      2.5.10        Form of Employment Agreement by and between the Company and
                    McHenry T. Tichenor, Jr. (included in Exhibit 2.5.1)
      2.5.11        Form of Stockholders Agreement by and among the Company and each of the stockholders listed on the signature pages
                    thereto. (included in Exhibit 2.5.1)
      2.5.12        Form of the Company's Indemnification Agreement. (included in Exhibit 2.5.1)
      2.5.13        Form of Registration Rights Agreement by and among the
                    Company and Clear Channel Communications, Inc. (included in
                    Exhibit 2.5.1)
      2.5.14        Option Agreement, dated as of December 23, 1996, among Clear
                    Channel Radio, Inc., Golden West Broadcasters ("GWB"), and
                    Gene Autry and Stanley B. Schneider, as co-trustees of the
                    Autry Survivor's Trust, with Exhibits (Schedules omitted)(d)

                                            DESCRIPTION
     EXHIBITS.                              -----------
      2.5.15        Time Brokerage Agreement, dated as of December 23, 1996,
                    between GWB and Clear Channel Radio, Inc. (exhibits
                    omitted)(d)
      2.5.16        Assignment and Assumption Agreement, dated as of January 2,
                    1997, among the Company, Clear Channel Radio, Inc. and
                    Tichenor Media System, Inc.(d)
      4.1           Specimen certificate for the Class A Common Stock (a)
      4.2           Article 4 of the Restated Certificate of Incorporation (b)
      4.3           Credit Agreement, dated August 5, 1996, among the Company,
                    NationsBank of Texas, N.A. and the other lenders signatory thereto (incorporated by reference to Exhibit 1.0 of
                    Registrant's Form 8-K filed on August 20, 1996.)
      4.4           Form of Second Amended and Restated Certificate of
                    Incorporation of the Company. (included in Exhibit 2.5.7)
      4.5           Loan Agreement, dated July 9, 1996, between Clear Channel
                    Communications, Inc., as the lender, and TMS Assets
                    California, Inc., as the borrower. (incorporated by
                    reference to the identically numbered exhibit to the
                    Company's Form 10-K filed on December 23, 1996.)(c)
      4.6           Guarantee, dated July 9, 1996, by Tichenor Media System,
                    Inc., in favor of Clear Channel Communications, Inc.
                    (incorporated by reference to the identically numbered
                    exhibit to the Company's Form 10-K filed on December 23,
                    1996.)(c)
      5             Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.(d)
     23.1.1         Consent of Ernst & Young LLP
     23.1.5         Consent of KPMG Peat Marwick LLP
     23.1.6         Consent of Miller, Kaplan, Arase & Co.
     23.2.1         Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                    (included in Exhibit 5)(d)
     24             Power of Attorney(d)
     99.1           Consent of McHenry T. Tichenor, Jr.(d)
     99.2           Consent of McHenry T. Tichenor, Sr.(d)
     99.3           Consent of Robert W. Hughes(d)


---------------

(a) Incorporated by reference to the identically numbered exhibit to the Company's Registration Statement on Form S-1, as amended (Reg. No. 33-78370).

(b) Incorporated by reference to Exhibit No. 4.3 to the Company's Registration Statement on Form S-1, as amended (Reg. No. 33-78370).

(c) The Company is not a party to this agreement. Upon consummation of the Tichenor Merger, a subsidiary of the Registrant will be the beneficiary of this agreement.

(d) Previously filed.

     The Company agrees to furnish supplementally a copy of any omitted schedules or exhibits to the Commission upon request.

ITEM 17. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth or described in Item 15 of the Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Exchange Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Exchange Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 3 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on January 31, 1997.


                                            HEFTEL BROADCASTING CORPORATION

                                            By: /s/  L. LOWRY MAYS

                                            ------------------------------------
                                              L. Lowry Mays
                                              President and Chief Executive
                                           Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.



                        NAME                                           TITLE                        DATE
                        ----                                           -----                        ----
                 /s/  L. LOWRY MAYS                      President, Chief Executive Officer   January 31, 1997
-----------------------------------------------------      and Director
                    L. Lowry Mays

                /s/  JOHN T. KENDRICK                    Senior Vice President, Chief         January 31, 1997
-----------------------------------------------------      Financial Officer and Assistant
                  John T. Kendrick                         Secretary (Principal Financial
                                                           and Accounting Officer)

                 /s/  ERNESTO CRUZ*                      Director                             January 31, 1997
-----------------------------------------------------
                    Ernesto Cruz

                 /s/  B.J. MCCOMBS*                      Director                             January 31, 1997
-----------------------------------------------------
                    B.J. McCombs

                /s/  JAMES M. RAINES*                    Director                             January 31, 1997
-----------------------------------------------------
                   James M. Raines

               /s/  JOHN H. WILLIAMS*                    Director                             January 31, 1997
-----------------------------------------------------
                  John H. Williams


*By L. Lowry Mays, attorney-in-fact
pursuant to a Power of Attorney
previously filed

                               INDEX TO EXHIBITS


                                                                                      SEQUENTIALLY
        EXHIBIT                                                                         NUMBERED
         NUMBER                                    EXHIBIT                                PAGE
        -------                                    -------                            ------------
          1              Form of Underwriting Agreement(d)
          2.1.1          Amended and Restated Agreement and Plan of Reorganization,
                         dated September 7, 1995, among the Company, Viva Acquisition
                         Corporation, Mambisa Broadcasting Corporation ("Mambisa"),
                         SFS Management Corporation, Amancio Victor Suarez, Charles
                         Fernandez and Amancio Jorge Suarez, Jr., (such three
                         individuals are referred to herein collectively as the
                         ("Stockholders") (the "Purchase Agreement") (Schedules
                         omitted) (incorporated by reference to Exhibit 1.1.1 to
                         Registrant's Form 8-K filed on September 22, 1995)
          2.1.2          Escrow Agreement, dated September 7, 1995, among the
                         Company, Mambisa, the Stockholders and Citibank, N.A.
                         (incorporated by reference to Exhibit 1.1.2 to Registrant's
                         Form 8-K filed on September 22, 1995)
          2.1.3          Mutual Release, dated September 7, 1995, among the parties to the Purchase Agreement and other parties (incorporated by reference to Exhibit 1.1.3 to Company's Form 8-K filed on
                         September 22, 1995)
          2.1.4          Agreement of Purchase and Sale, dated September 7, 1995,
                         among the Company, Mambisa, Amancio Victor Suarez and
                         Amancio Jorge Suarez, Jr. (incorporated by reference to
                         Exhibit 1.1.4 to Registrant's Form 8-K filed on September
                         22, 1995)
          2.1.5          Promissory Note dated January 9, 1996, executed by the
                         Company and HBC Florida, Inc. to the order of Mambisa
                         Broadcasting Corporation (incorporated by reference to the identically numbered exhibit to the Company's Form 10-K
                         filed on December 23, 1996.)
          2.2.1          Tender Offer Agreement, dated June 1, 1996, between the
                         Company and Clear Channel Radio, Inc. ("Clear Channel")
                         (incorporated herein by reference to Exhibit 99(c)(1) of
                         Clear Channel's Schedule 14D-1 filed on June 7, 1996)
          2.2.2          Amendment No. 1 to Tender Offer Agreement, dated June 6,
                         1996 (incorporated herein by reference to Exhibit 99(c)(9)
                         of Clear Channel's Schedule 14D-1 filed on June 7, 1996)
          2.2.3          Amendment No. 2 to Tender Offer Agreement, dated June 20,
                         1996 (incorporated by reference to Exhibit (c)(3) of the
                         Company's Schedule 14D-9 dated June 20, 1996)
          2.2.4          Amendment No. 3 to Tender Offer Agreement, dated July 2,
                         1996 (incorporated by reference to Exhibit 99(c)(15) of
                         Amendment No. 2 to the Schedule 14D-1 of Clear Channel filed on July 9, 1996)
          2.3            Confidentiality Letter Agreement dated May 31, 1996, between the Company and Clear Channel (incorporated herein by
                         reference to Exhibit 99(c)(12) of Clear Channel's Schedule
                         14D-1 filed on June 7, 1996)
          2.4.1          Asset Purchase Agreement, dated November 1, 1995, between
                         HBC New York, Inc. and Park Radio of Greater New York, Inc.
                         (incorporated by reference to Exhibit 2.2 of Company's Form
                         10-K filed on December 29, 1995)
          2.4.2          First Amendment to Asset Purchase Agreement, dated March 25,
                         1996 between HBC New York, Inc. and Park Radio of Greater
                         New York, Inc. (incorporated by reference to Exhibit 1.1.2 of Company's Form 8-K filed on March 28, 1996)

                                                                                      SEQUENTIALLY
        EXHIBIT                                                                         NUMBERED
         NUMBER                                    EXHIBIT                                PAGE
        -------                                    -------                            ------------
          2.5.1          Agreement and Plan of Merger, dated July 9, 1996, between
                         Clear Channel Communications, Inc. and Tichenor Media
                         System, Inc. with Exhibits (Schedules omitted) (incorporated by reference to Exhibit 99(c)(16) of Amendment No. 2 to
                         Schedule 14D-1 of Clear Channel Communications, Inc., filed on July 9, 1996)
          2.5.2          Stock Purchase Agreement dated as of July 9, 1996, by and
                         among Clear Channel Communications, Inc., and McHenry T.
                         Tichenor, Sr. (incorporated by reference to Exhibit
                         99(c)(17) of Amendment No. 2 to Schedule 14D-1 of Clear
                         Channel Communications, Inc., filed on July 9, 1996)
          2.5.3          Stock Purchase Agreement dated as of July 9, 1996, by and
                         among Clear Channel Communications, Inc., and McHenry T.
                         Tichenor, Jr. (incorporated by reference to Exhibit
                         99(c)(18) of Amendment No. 2 to Schedule 14D-1 of Clear
                         Channel Communications, Inc., filed on July 9, 1996)
          2.5.4          Stock Purchase Agreement dated as of July 9, 1996, by and
                         among Clear Channel Communications, Inc., and Warren
                         Tichenor (incorporated by reference to Exhibit 99(c)(19) of
                         Amendment No. 2 to Schedule 14D-1 of Clear Channel
                         Communications, Inc., filed on July 9, 1996)
          2.5.5          Stock Purchase Agreement dated as of July 9, 1996, by and
                         among Clear Channel Communications, Inc., and William
                         Tichenor (incorporated by reference to Exhibit 99(c)(20) of
                         Amendment No. 2 to Schedule 14D-1 of Clear Channel
                         Communications, Inc., filed on July 9, 1996)
          2.5.6          Stock Purchase Agreement dated as of July 9, 1996, by and
                         among Clear Channel Communications, Inc., and Jean Russell
                         (incorporated by reference to Exhibit 99(c)(21) of Amendment
                         No. 2 to Schedule 14D-1 of Clear Channel Communications,
                         Inc., filed on July 9, 1996)
          2.5.7          Amended and Restated Agreement and Plan of Merger, dated
                         October 10, 1996, between Clear Channel Communications, Inc.
                         and Tichenor Media System, Inc. without Exhibits (Schedules omitted) (incorporated by reference to the identically
                         numbered exhibit to the Company's Form 10-K filed on
                         December 23, 1996.)
          2.5.8          Assignment Agreement, dated October 10, 1996 by Company and
                         Heftel Merger Sub, Inc. (incorporated by reference to the
                         identically numbered exhibit to the Company's Form 10-K
                         filed on December 23, 1996.)
          2.5.9          Form of Registration Rights Agreement by and among the
                         Company, McHenry T. Tichenor, Sr., McHenry T. Tichenor, Jr.,
                         Warren W. Tichenor, William E. Tichenor, Jean T. Russell,
                         McHenry T. Tichenor, Jr., as Custodian for David T.
                         Tichenor, Alta Subordinated Debt Partners III, L.P., Prime
                         II Management, LP, PrimeComm, LP, Ricardo A. del Castillo,
                         Jeffrey T. Hinson and David D. Lykes. (included in Exhibit
                         2.5.1)
          2.5.10         Form of Employment Agreement by and between the Company and
                         McHenry T. Tichenor, Jr. (included in Exhibit 2.5.1)
          2.5.11         Form of Stockholders Agreement by and among the Company and each of the stockholders listed on the signature pages
                         thereto. (included in Exhibit 2.5.1)

                                                                                      SEQUENTIALLY
        EXHIBIT                                                                         NUMBERED
         NUMBER                                    EXHIBIT                                PAGE
        -------                                    -------                            ------------
          2.5.12         Form of the Company's Indemnification Agreement. (included in Exhibit 2.5.1)
          2.5.13         Form of Registration Rights Agreement by and among the
                         Company and Clear Channel Communications, Inc. (included in
                         Exhibit 2.5.1)
          2.5.14         Option Agreement, dated as of December 23, 1996, among Clear
                         Channel Radio, Inc., Golden West Broadcasters ("GWB"), and
                         Gene Autry and Stanley B. Schneider, as co-trustees of the
                         Autry Survivor's Trust, with Exhibits (Schedules omitted)(d)
          2.5.15         Time Brokerage Agreement, dated as of December 23, 1996,
                         between GWB and Clear Channel Radio, Inc. (exhibits
                         omitted)(d)
          2.5.16         Assignment and Assumption Agreement, dated as of January 2,
                         1997, among the Company, Clear Channel Radio, Inc. and
                         Tichenor Media System, Inc.(d)
          4.1            Specimen certificate for the Class A Common Stock (a)
          4.2            Article 4 of the Restated Certificate of Incorporation (b)
          4.3            Credit Agreement, dated August 5, 1996, among the Company,
                         NationsBank of Texas, N.A. and the other lenders signatory thereto (incorporated by reference to Exhibit 1.0 of
                         Registrant's Form 8-K filed on August 20, 1996.)
          4.4            Form of Second Amended and Restated Certificate of
                         Incorporation of the Company. (included in Exhibit 2.5.7)
          4.5            Loan Agreement, dated July 9, 1996, between Clear Channel
                         Communications, Inc., as the lender, and TMS Assets
                         California, Inc., as the borrower. (incorporated by
                         reference to the identically numbered exhibit to the
                         Company's Form 10-K filed on December 23, 1996.)(c)
          4.6            Guarantee, dated July 9, 1996, by Tichenor Media System,
                         Inc., in favor of Clear Channel Communications, Inc.
                         (incorporated by reference to the identically numbered
                         exhibit to the Company's Form 10-K filed on December 23,
                         1996.)(c)
          5              Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.(d)
         23.1.1          Consent of Ernst & Young LLP
         23.1.5          Consent of KPMG Peat Marwick LLP
         23.1.6          Consent of Miller, Kaplan, Arase & Co.
         23.2.1          Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                         (included in Exhibit 5)(d)
         24              Power of Attorney(d)
         99.1            Consent of McHenry T. Tichenor, Jr.(d)
         99.2            Consent of McHenry T. Tichenor, Sr.(d)
         99.3            Consent of Robert W. Hughes(d)


---------------

(a) Incorporated by reference to the identically numbered exhibit to the Company's Registration Statement on Form S-1, as amended (Reg. No. 33-78370).

(b) Incorporated by reference to Exhibit No. 4.3 to the Company's Registration Statement on Form S-1, as amended (Reg. No. 33-78370).

(c) The Company is not a party to this agreement. Upon consummation of the Tichenor Merger, a subsidiary of the Registrant will be the beneficiary of this agreement.

(d) Previously filed.